As filed with the Securities and Exchange Commission on November 3, 2010

Registration No. 333-170055

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2

To

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noah Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6th Floor, Times Finance Center

No. 68 Middle Yincheng Road

Pudong, Shanghai 200120, People’s Republic of China

(86) 21 3860-2301

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq.	Leiming Chen, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Simpson Thacher & Bartlett LLP
c/o 42/F, Edinburgh Tower, The Landmark	35th Floor, ICBC Tower
15 Queen’s Road Central	3 Garden Road
Hong Kong	Central, Hong Kong
(852) 3740-4700	(852) 2514-7600

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Ordinary Shares, par value $0.0005 per share(1)	4,830,000	$22.00	$106,260,000	$7,576.34

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-170167). Two American depositary shares represent one ordinary share.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated October 27, 2010

PROSPECTUS

8,400,000 American Depositary Shares

NOAH HOLDINGS LIMITED

Representing 4,200,000 Ordinary Shares

This is the initial public offering of American depositary shares, or ADSs, of Noah Holdings Limited. We are selling 8,400,000 ADSs. Two ADSs represent one ordinary share, par value $0.0005 per share. We have granted the underwriters an option to purchase up to 1,260,000 additional ADSs to cover over-allotments.

Prior to this offering, there has been no public market for our ADSs or shares. We anticipate the initial public offering price will be between $9.00 and $11.00 per ADS. We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “NOAH.”

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price
Underwriting discounts and commissions
Proceeds to Noah Holdings Limited (before expenses)

The underwriters expect to deliver the ADSs to purchasers on or about                     , 2010.

J.P. Morgan	BofA Merrill Lynch

Oppenheimer & Co.	Roth Capital Partners

The date of this prospectus is                     , 2010.

Bohai Rim
Beijing
Tianjin
Dalian
Qingdao
Yangtze River Delta
Yixing
Jiangyin
Kunshan
Nanjing
Shanghai (HQ)
Hangzhou
Cixi
Ningbo
Xiaoshan
Shaoxing
Yiwu
Taizhou
Wenzhou
Wuhan
Chengdu
Fuzhou
Guangzhou
Nanhai
Foshan
Zhongshan
Shunde
Shenzhen
Pearl River Delta
Headquarters
Branches
Direct access to fast growing high net worth population in china.

NOAH 諾亞財富®
NOAH PRIVATE WEALTH MANAGEMENT

NOAH HOLDINGS LIMITED

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you in connection with this offering. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

Until             , 2010 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs, you should carefully read this entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In this prospectus, the Heading Report refers to a report commissioned by us and prepared by Beijing Heading Century Consulting Co., Ltd., a third party consulting and market research firm, in July 2010. High net worth individuals are generally defined as individuals with investable assets above a certain level; however, there is no universally accepted asset threshold. Depending on the context, we use two different thresholds to define high net worth individuals in this prospectus: (1) RMB3.0 million (US$0.4 million) investable assets, which we use in discussing the market shares of key players in China’s high net worth wealth management industry and our position in this industry, as we believe this threshold is commonly accepted and widely used in the wealth management industry in China; and (2) US$1.0 million investable assets, which we use when discussing the size, growth and other macro statistics of China’s high net worth population as compared with those in other countries and regions in the world, as we believe this threshold is commonly used in the wealth management industry outside of China and therefore provides an appropriate basis for relevant comparison.

Overview

We are the leading independent service provider focusing on distributing wealth management products to the high net worth population in China. According to the Heading Report, we ranked as the largest independent wealth management product distributor in China as measured by the number of registered clients and breadth of coverage network in 2009. According to the Heading Report, the number of our registered clients with over RMB3.0 million investable assets accounted for 2.5% of the total number of such clients served by China’s wealth management services industry in 2009. We believe that we have established our brand among China’s high net worth population as a symbol of independent, personalized and value-added wealth management services and sophisticated product choices.

We provide direct access to China’s high net worth population. With over 300 relationship managers in 28 branch offices, our coverage network encompasses China’s most economically developed regions where high net worth population is concentrated, including the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. Through this extensive coverage network, we serve high net worth individuals, enterprises affiliated with high net worth individuals and wholesale clients, primarily local commercial banks or branches of national commercial banks which distribute wealth management products to their own clients. We refer to the high net worth individuals and enterprises registered with us and the wholesale clients which have entered into cooperation agreements with us as our “registered clients.” Since our inception in 2005, the number of our registered clients has grown to 12,353 as of June 30, 2010. We refer to those registered clients who purchased wealth management products distributed by us during any given period as “active clients” for that period. Neither our registered clients nor active clients pay us for our services. The number of our active clients was 926, 1,065, 1,235 and 779 in 2007, 2008 and 2009 and the six months ended June 30, 2010, respectively.

We believe that our product sophistication, along with our client knowledge has enabled us to consistently cater to the wealth management needs of China’s high net worth population. We distribute over-the-counter, or OTC, wealth management products originated in China. OTC products refer to products that are not traded through exchanges. Our product choices primarily include fixed income products, private equity funds and securities investment funds. Since our inception in 2005, we have distributed over RMB15.5 billion (US$2.3 billion) worth of products. Through our product selection process and rigorous risk management, we choose products from a wide array of third-party wealth management products. To date, we have distributed products of over 50 third-party product providers. We have also begun to develop proprietary wealth management products, starting with a RMB501 million (US$73.9 million) fund of private equity funds in May 2010. We intend to continue to explore new product opportunities.

We generate revenues primarily from one-time commissions and recurring service fees paid by third-party product providers or, for the majority of fixed income products, by the underlying corporate borrowers. Such commissions and service fees paid by third-party product providers or underlying corporate borrowers are calculated based on the value of wealth management products we distribute to our active clients, even though our active clients do not directly pay us any such commissions or fees. We deliver to our clients a continuum of value-added services before, during and after distribution of wealth management products. These services include financial planning, product analysis and recommendation, product and market updates and investor education. We do not charge our clients fees for these services. Our one-time commissions accounted for 78.6% and 78.2% of our net revenues in 2009 and the six months ended June 30, 2010, respectively, and our recurring service fees accounted for 21.4% and 21.8% of our net revenues in 2009 and the six months ended June 30, 2010, respectively.

China’s high net worth population grew at a six-year compound annual growth rate, or CAGR, of 21.5% from 2003 to 2009 (despite a moderate decline in 2008) as a result of rapid economic growth and unprecedented wealth creation, according to the Heading Report. China’s private wealth was the largest in Asia Pacific, excluding Japan, totaling approximately US$5.6 trillion in 2009, according to the Heading Report. The wealth management services industry in China, however, is at an early stage of development and highly fragmented. We intend to capitalize on the market opportunities by further solidifying our leading market position, enhancing our brand recognition, expanding our client base and coverage network, deepening our client penetration and continuing product innovation.

Our business has grown substantially since our inception in 2005. Our coverage network increased from six relationship managers in one city in 2005 to 285 relationship managers in 24 cities as of June 30, 2010, while total registered clients increased from 930 to 12,353 during the same period. In particular, we achieved significant growth amid the financial crisis in 2008, which we believe reflects the quality of our product choices and services and the increasing wealth management needs of China’s high net worth population. The table below sets forth information relating to the level of select market indices as of the last day of each of the periods presented and our certain performance indicators for each of the periods presented:

	Years ended and as of December 31,						Six months ended and as of June 30,
	2007		2008		2009		2010
	Statistics	Year-over- Year Change (%)	Statistics	Year-over- Year Change (%)	Statistics	Year-over- Year Change (%)	Statistics	Period- over-Period Change (%)
Standard & Poor’s 500 Composite Index(1)	1,468	3.5	903	(38.5)	1,115	23.5	1,031	12.2
Shanghai Stock Exchange Composite Index(1)	5,262	96.7	1,821	(65.4)	3,277	80.0	2,398	(19.0)
Our total transaction value (RMB in millions)	1,018	258.8	3,154	209.9	5,574	76.8	5,175	134.3
Number of our registered clients	3,089	70.1	6,606	113.9	9,641	45.9	12,353	48.1
Number of our active clients	926	180.6	1,065	15.0	1,235	16.0	779	26.7

Note:

(1)	Annual close prices of respective composite indices.

We have experienced substantial growth in recent years. For the past three years, our net revenues increased from US$3.2 million in 2007 to US$8.4 million in 2008, and to US$14.6 million in 2009, representing a CAGR of 113.6%. For the six months ended June 30, 2010, our net revenues amounted to US$13.7 million, as compared to US$5.8 million for the six months ended June 30, 2009. We recorded a net income of US$0.3 million in 2007, a net loss of US$0.4 million in 2008, a net income of US$3.6 million in 2009 and a net income of US$4.1 million for the six months ended June 30, 2010. The net income amounts have included the impact of non-cash charges relating to the changes in the fair value of derivative liabilities associated with the conversion and change-in-control put option features of our series A preferred shares and share-based compensation in an aggregate amount of US$0.6 million in 2007, US$2.1 million in 2008, US$1.7 million in 2009 and US$1.2 million in the six months ended June 30, 2010.

Our company is a holding company and we operate our business through our PRC subsidiary, Shanghai Noah Rongyao Investment Consulting Co., Ltd, or Noah Rongyao, our variable interest entity, Shanghai Noah Investment Management Co., Ltd, or Noah Investment, and their respective subsidiaries in China. While Noah Rongyao conducts most of our businesses, we conduct our insurance brokerage business exclusively through Noah Investment and its subsidiaries. We exercise effective control over the operations of Noah Investment pursuant to a series of contractual arrangements, under which we are entitled to receive substantially all of its economic benefits. Noah Rongyao and Noah Investment contributed to 38.8% and 61.2%, respectively, of our total revenues in 2009 and 82.2% and 17.8%, respectively, of our total revenues in the six months ended June 30, 2010.

Our Industry

China ranked fourth in the world in terms of the number of high net worth individuals in 2009 and second only to the United States in terms of the number of billionaires in February 2010, according to the Heading Report, which defines high net worth individuals as those possessing at least US$1.0 million in investable assets including cash, deposits, stocks, bonds, and other financial assets but excluding primary residences. According to the Heading Report, the average investable assets per high net worth individual in China was RMB21.0 million (US$3.1 million) in 2009 and the number of China’s high net worth individuals was estimated to increase from approximately 400,000 in 2009 to 800,000 in 2013. China’s high net worth population tends to be younger in age, reflecting China’s recent and rapid economic development. China’s millionaires were on average 39 years old and billionaires were on average 43 years old, which is 15 years younger than the average age of billionaires in other countries and regions, according to the Heading Report.

China’s private wealth management services industry is at an early stage of development, characterized by low market penetration, increasing client awareness, fragmented market and strong growth potential. According to the Heading Report, approximately 80% of China’s high net worth individuals managed their wealth and made investment decisions on their own. However, we believe there is an increasing trend among high net worth individuals in China to further understand and utilize private wealth management services, especially onshore services.

The main participants in this industry include domestic commercial banks, private banking divisions of foreign banks, trust companies, and independent wealth management service providers. Currently, distribution of OTC wealth management products in China has relatively low entry barriers as it does not require governmental approvals and regulatory licenses in most cases nor does it require intensive capital investment, except for distribution of some specific products, such as insurance products. In addition, there are no restrictions on foreign ownership of businesses engaged in the distribution of OTC wealth management products, except for insurance products. We expect competition to persist and intensify.

Independent wealth management service providers form a small market segment within the overall wealth management services industry in China. This segment is fragmented, with only a handful of prominent wealth management service providers that have gained critical mass and can provide comprehensive and client-oriented services. Independent wealth management service providers are in a better position to provide independent and objective advice to high net worth clients as they are not affiliated with any financial institutions or product providers.

According to the Heading Report, in 2009, the independent wealth management services segment accounted for approximately 8% of the overall wealth management services industry for high net worth individuals in terms of the number of clients. As high net worth individuals in China become more sophisticated in their investment decisions and have more investment choices, they tend to demand tailored services and independent wealth management advice, which independent wealth management service providers are uniquely positioned to provide. China-based independent wealth management service providers with a well recognized brand name, extensive client coverage network, product sophistication and proven track record of product selection and performance are poised to capitalize on the opportunities presented in the private wealth management services market in China.

Our Strengths

We believe that the following strengths contribute to our leading market position and differentiate us from our competitors:

•	Leading market position with strong brand recognition;

•	Extensive and targeted coverage network;

•	Client-centric culture and institutionalized client service structure;

•	Demonstrated value-added product sophistication;

•	Highly efficient operating model creating the best economics for our clients; and

•	Visionary management team with proven execution track record.

Our Strategies

We aspire to become the most trusted wealth management brand among China’s high net worth population. To achieve this goal, we intend to leverage our existing strengths and pursue the following strategies:

•	Further enhance our brand recognition among high net worth population in China;

•	Expand our coverage network and deepen client penetration;

•	Broaden our client base to increase addressable markets;

•	Continue product innovation to enhance our value proposition to clients; and

•	Enhance our IT infrastructure and proprietary database.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including those relating to:

•	Our ability to manage our growth effectively;

•	Further development of the laws and regulations governing the wealth management services industry in China;

•	The ability of trust companies to engage non-financial institutions to promote trust products under PRC laws and regulations;

•	Our failure to identify or fully appreciate various risks involved in the wealth management products we distribute;

•	Our ability to protect our reputation and enhance our brand recognition; and

•	Our ability to detect and prevent misconduct of our relationship managers.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these other risks.

Recent Developments

For the three months ended September 30, 2010, we had US$10.2 million in net revenues, which represents a 209.1% increase from US$3.3 million in net revenues for the same period in 2009. This increase is primarily due to an increase of US$5.0 million in one-time commissions and an increase of US$1.9 million in recurring service fees. For the three months ended September 30, 2010, we had US$4.3 million in income from operations and US$3.1 million in net income attributable to our shareholders, which increased substantially from US$0.6 million in income from operations and US$0.5 million in net income attributable to our shareholders for the same period in 2009, respectively. The increases are mainly attributable to an increase in net revenues, partially offset by the increases in operating costs and expenses due to the continued expansion of our business and related costs and expenses.

Corporate History and Structure

In August 2005, our founders started our business through the incorporation of Noah Investment. Since its inception, our founders focused the business of Noah Investment primarily on the distribution of OTC wealth management products to high net worth individuals in China. We incorporated a holding company, Noah Holdings Limited, in the Cayman Islands in June 2007 to facilitate our overseas financing efforts. In August 2007, Noah Holdings Limited incorporated a wholly owned subsidiary in China, Noah Rongyao. Noah Investment has two subsidiaries and Noah Rongyao has three subsidiaries in China.

As foreign-invested companies engaged in insurance brokerage business are subject to stringent requirements compared with Chinese domestic enterprises under current PRC laws and regulations, our PRC subsidiary Noah Rongyao and its subsidiaries, which are foreign-invested companies, do not meet all the requirements and therefore none of them is permitted to engage in the insurance brokerage business. We conduct our insurance brokerage business in China through Noah Investment and its subsidiaries, which are PRC domestic companies owned by our founders.

We exercise effective control over Noah Investment pursuant to contractual arrangements among Noah Rongyao, Noah Investment and its shareholders. These contractual arrangements comprise the following contracts: powers of attorney signed by all shareholders of Noah Investment to grant Noah Rongyao or its designee the power of attorney to act on their behalf on all matters pertaining to Noah Investment and to exercise all of their rights as shareholders of Noah Investment; the exclusive support service agreement between Noah Investment and Noah Rongyao to enable Noah Rongyao to collect service fees from Noah Investment in an aggregate amount up to all of Noah Investment’s revenues for any given period; the exclusive option agreement among Noah Investment and its shareholders and Noah Rongyao, under which Noah Investment’s shareholders are prohibited from transferring their equity interests to any third party, and Noah Investment is prohibited from declaring and paying any dividend without Noah Rongyao’s prior consent; and the share pledge agreement between Noah Investment’s shareholders and Noah Rongyao to secure Noah Investment’s obligations under the exclusive support service agreement and the exclusive option agreement. Through such contractual arrangements, we are entitled to receive effectively all economic benefits generated from Noah Investment shareholders’ equity interests in it. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of Noah Investment and thus consolidate its results in our consolidated financial statements. Under PRC law, each of Noah Rongyao and Noah Investment is an independent legal entity and neither of them is exposed to liabilities incurred by the other.

The following diagram illustrates our current corporate structure:

(1)	The six shareholders of Noah Investment are our directors, Ms. Jingbo Wang, Mr. Zhe Yin, Mr. Boquan He, Ms. Qianghua Yan, and two employees.

(2)	We currently conduct our business of distributing OTC wealth management products and our fund of funds business through this entity and its three subsidiaries.

(3)	We currently conduct our insurance brokerage business and a small portion of our other wealth management services through this entity and its two subsidiaries.

(4)	These entities engage in the distribution of OTC wealth management products.

(5)	The remaining 0.1% equity interest of Noah Insurance is held by Mr. Zhe Yin, on behalf of Noah Investment. This entity engages in the insurance brokerage business.

(6)	This entity is currently inactive. We may use this entity to conduct a portion of our future fund of funds business if any future PRC law imposes license requirements for any part of that business.

(7)	This entity engages in the operation and management of our fund of funds business.

Corporate Information

Our principal executive offices are located at 6th Floor, Times Finance Center, No. 68 Middle Yincheng Road, Pudong, Shanghai 200120, People’s Republic of China and our telephone number is (86) 21 3860-2301. Our registered office in the Cayman Islands is located at Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Grand Cayman KY1-1107, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our website is www.noahwm.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise indicated:

•	“ADSs” refers to our American depositary shares with one ordinary share being represented by two ADSs;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

•	“NYSE” refers to the New York Stock Exchange;

•	“ordinary shares” refers to our ordinary shares, par value $0.0005 per share;

•

“series A preferred shares” or “preferred shares” refers to our series A convertible redeemable preferred shares, par value $0.001 per share, each of which will be automatically converted into two ordinary shares immediately upon the completion of this offering;

•	“registered clients” refers to high net worth individuals and enterprises registered with us and wholesale clients which have entered into cooperation agreements with us;

•	“active clients” for a given period refers to registered clients who purchase wealth management products distributed by us during that given period;

•	“RMB” and “Renminbi” refer to the legal currency of China;

•	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States; and

•

Unless the context indicates otherwise, “we,” “us,” “our company,” “our,” and “Noah” refer to Noah Holdings Limited, its subsidiaries, variable interest entity and the variable interest entity’s subsidiaries.

We use U.S. dollars as reporting currency in our financial statements and in this prospectus. Monetary assets and liabilities denominated in Renminbi are translated into U.S. dollars at the rates of exchange as of the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year as published by the People’s Bank of China. In other parts of this prospectus, any Renminbi denominated amounts are accompanied by translations. Transactions in Renminbi are recorded at the rates of exchange prevailing when the transactions occur. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, all translations from Renminbi to U.S. dollars were made at RMB6.7815 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2010. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On October 22, 2010, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.6585 to US$1.00.

THE OFFERING

The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

ADSs offered by us	8,400,000 ADSs

ADSs outstanding immediately after this offering	8,400,000 ADSs

Ordinary shares outstanding immediately after this offering	27,350,000 shares

Price per ADS	We estimate that the initial public offering price will be between $9.00 and $11.00 per ADS.

The ADSs	Two ADSs represent one ordinary share.

The depositary will hold the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 1,260,000 additional ADSs.

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 672,000 ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Use of proceeds	We expect that we will receive net proceeds of approximately $75.3 million from this offering, assuming an initial public offering price of $10.00 per ADS, which is the mid-point of the estimated public offering price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering: $15.0 million to set up new branch offices and expand our coverage network, including hiring additional relationship managers; $15.0 million to update our IT infrastructure; $15.0 million for capital contributions to funds of funds formed by us; and the remaining amount for general corporate purposes, including funding potential acquisitions of complementary business, although we are not currently negotiating any such transactions. See “Use of Proceeds” for more information.

NYSE symbol	NOAH

Depositary	Citibank, N.A.

Lock-up	We, all of our directors, executive officers and shareholders and holders of most of the options to purchase our ordinary shares have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. Further, all of our directors, executive officers, shareholders and holders of the options to purchase our ordinary shares are restricted by our agreement with the depositary from depositing ordinary shares in our ADR facility or having new ADSs issued during the same period. See “Underwriting.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based upon 27,350,000 ordinary shares outstanding as of the date of this prospectus, including 150,000 restricted shares at the purchase price of $5.58 per share, assuming the conversion of all outstanding preferred shares into 5,900,000 ordinary shares at a 1:2 conversion ratio immediately upon the completion of this offering and the underwriters do not exercise their over-allotment option to purchase additional ADSs from us;

•	excludes 1,064,400 ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of $8.02 per share; and

•	excludes 2,802,600 ordinary shares reserved for future issuances under our share incentive plans.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs.

Summary Consolidated Financial Data

The following summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the summary consolidated balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2009 and 2010 and the selected consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. You should read this Summary Consolidated Financial Data together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our unaudited consolidated financial statements are prepared on the same basis as our audited consolidated financial statements. Our historical results are not necessarily indicative of our results expected for any future periods.

	Years Ended December 31			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$, except share data)
Revenues:
Third-party revenues	3,387,156	7,825,544	14,257,047	5,550,526	12,629,495
Related party revenues	—	1,044,947	1,145,535	580,194	1,868,203

Total revenues	3,387,156	8,870,491	15,402,582	6,130,720	14,497,698
Less: business taxes and related surcharges	(177,607)	(492,715)	(838,350)	(321,021)	(839,713)

Net revenues	3,209,549	8,377,776	14,564,232	5,809,699	13,657,985

Operating cost and expenses:
Cost of revenues	(254,283)	(1,229,223)	(2,508,861)	(974,507)	(2,176,494)
Selling expenses	(169,405)	(2,485,589)	(3,168,051)	(967,790)	(2,550,719)
General and administrative expenses	(2,000,565)	(3,202,670)	(4,435,557)	(2,067,478)	(3,780,210)
Other operating income	69,506	121,665	230,547	120,181	112,473

Total operating cost and expenses	(2,354,747)	(6,795,817)	(9,881,922)	(3,889,594)	(8,394,950)

Income from operations	854,802	1,581,959	4,682,310	1,920,105	5,263,035

Other income (expenses):
Interest income	5,419	45,157	57,622	20,397	44,095
Other expense	—	(71,379)	(15,088)	(9,601)	(24,382)
Investment income	267,087	41,192	358,824	13,619	158,800
Loss on change in fair value of derivative liabilities	(206,500)	(1,357,000)	(796,500)	(619,500)	354,000

Total other income (expenses)	66,006	(1,342,030)	(395,142)	(595,085)	532,513

Income before taxes	920,808	239,929	4,287,168	1,325,020	5,795,548
Income tax expense	(574,765)	(642,007)	(638,755)	(430,271)	(1,643,998)

Loss from equity in affiliates	—	—	—	—	(7,316)
Net income (loss) attributable to Noah Shareholders	346,043	(402,078)	3,648,413	894,749	4,144,234
Deemed dividend on Series A convertible redeemable preferred shares	(211,075)	(198,179)	(208,088)	(104,044)	(108,348)

Net income (loss) attributable to ordinary shareholders	134,968	(600,257)	3,440,325	790,705	4,035,886

	Years Ended December 31			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$, except share data)
Net income (loss) per share:
Basic	0.02	(0.08)	0.20	0.05	0.21
Diluted	0.01	(0.08)	0.13	0.03	0.16
Net income (loss) per ADS:(1)
Basic	0.01	(0.04)	0.10	0.02	0.11
Diluted	0.01	(0.04)	0.07	0.01	0.08
Weighted average number of shares used in computation:
Basic	6,900,000	7,285,451	11,121,164	10,440,124	13,140,124
Diluted	8,146,770	7,285,451	16,835,379	16,731,220	17,074,405
Pro forma net income per share — unaudited(2)
Basic			0.26		0.20
Diluted			0.20		0.16
Weighted average number of shares used in computation — unaudited:
Basic			17,021,164		19,040,124
Diluted			22,735,379		22,974,405
Dividends declared per share(3)	0.09	—	—

(1)	Two ADSs represent one ordinary share.

(2)	Pro forma basic and diluted earnings per share is computed by dividing income attributable to holders of ordinary shares, excluding the impact of deemed dividends on convertible redeemable preferred shares and loss on change in fair value of derivative liabilities, by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding preferred shares upon consummation of this offering at the conversion ratio of 1:2.

(3)	Calculated based on the number of ordinary shares of our company after a one to two share split in January 2008, which has been retrospectively reflected for all periods presented.

	As of December 31,			As of June 30,
	2007	2008	2009	2010	2010
	(US$)
					pro forma(1)
Consolidated Balance Sheet Data
Cash and cash equivalents	5,682,728	7,731,424	12,115,771	17,052,110	17,052,110
Total assets	6,358,900	9,037,320	16,255,488	23,759,786	23,759,786
Total current liabilities	1,062,362	2,717,356	5,187,929	4,733,476	4,733,476
Total liabilities	1,842,785	3,767,318	6,411,179	5,963,444	5,963,444
Series A convertible redeemable preferred shares	3,963,575	4,161,754	4,369,842	4,478,190	—
Total equity	552,540	1,108,248	5,474,467	13,318,152	17,796,342

Note:

(1)	The pro forma balance sheet information as of June 30, 2010 assumes the conversion upon completion of this offering of all preferred shares outstanding as of June 30, 2010 into ordinary shares.

Discussion of Non-GAAP Financial Measures

Adjusted net income attributable to Noah shareholders is a non-GAAP financial measure that excludes the income statement effects of all forms of share-based compensation and loss on change in fair value of derivative liabilities.

The non-GAAP financial measure disclosed by us should not be considered a substitute for financial measures prepared in accordance with U.S. GAAP. The financial results reported in accordance with U.S. GAAP and reconciliation of GAAP to non-GAAP results should be carefully evaluated. The non-GAAP financial measure used by us may be prepared differently from and, therefore, may not be comparable to similarly titled measures used by other companies.

When evaluating our operating performance in the periods presented, management reviewed non-GAAP net income results reflecting adjustments to exclude the impacts of share-based compensation and change in fair value of derivative liabilities to supplement U.S. GAAP financial data. As such, we believe that the presentation of the non-GAAP adjusted net income attributable to Noah shareholders provides important supplemental information to investors regarding financial and business trends relating to our results of operations in a manner consistent with that used by management. Pursuant to U.S. GAAP, we recognized significant amounts of expenses for the restricted shares and of loss (gain) on change in fair value of derivative liabilities in the periods presented. As we removed the restrictions on such shares and revised the relevant provisions of our series A preferred shares that trigger the accounting treatment of derivative liabilities in June 2010, we do not expect to incur similar expenses in the future. To make our financial results comparable period by period, we utilize the non-GAAP adjusted net income to better understand our historical business operations.

Reconciliation of GAAP to Non-GAAP Results

(unaudited)

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$)
Net income (loss) attributable to Noah shareholders	346,043	(402,078)	3,648,413	894,749	4,144,234
Adjustment for share-based compensation related to:
Repurchase of shares	152,500	—	—	—	—
Share options	—	9,466	133,612	55,988	251,711
Restricted shares	255,280	783,000	783,000	391,500	1,310,721
Adjustment for loss (gain) on change in fair value of derivative liabilities	206,500	1,357,000	796,500	619,500	(354,000)

Adjusted net income attributable to Noah shareholders (non-GAAP)*	960,323	1,747,388	5,361,525	1,961,737	5,352,666

*	The non-GAAP adjustments do not take into consideration the impact of taxes on such adjustments.

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may not be able to grow at the historical rate of growth, and if we fail to manage our growth effectively, our business may be materially and adversely affected.

We commenced our business in 2005 and have experienced a period of rapid growth in recent years. Our net revenues grew at a CAGR of 113.6% from 2007 to 2009. We anticipate significant continuing growth in the foreseeable future. However, we cannot assure you that we will grow at the historical rate of growth. Our rapid growth has placed, and will continue to place, a significant strain on our management, personnel, systems and resources. To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. We also will need to continue to establish additional branch offices, in some cases, in new cities and regions where we have no previous presence, and recruit, train, manage and motivate relationship managers and other employees and manage our relationships with an increasing number of registered clients. Moreover, as we introduce new wealth management services or enter into new markets, we may face unfamiliar market and technological and operational risks and challenges which we may fail to successfully address. We may be unable to manage our growth effectively, which could have a material adverse effect on our business.

The laws and regulations governing the wealth management services industry in China are developing and subject to further changes. If we fail to maintain or renew existing licenses or obtain additional licenses and permits necessary to conduct our operations in China, our business would be materially and adversely affected.

To date, provision of wealth management services and distribution of OTC wealth management products is not tightly regulated in China. The PRC government has not adopted a unified regulatory framework governing the distribution of OTC wealth management products or the provision of wealth management services, although there are ad hoc laws and regulations related to several types of wealth management products which we distribute, such as trust products, private equity products and investment-linked insurance products. These regulations do not impose license or qualification requirements on non-financial institutions engaged in wealth management services or distribution of OTC wealth management products, such as us, except that certain licenses and qualifications are required to engage in insurance brokerage, ancillary insurance agency business and the sale of exchange-traded funds. See “Regulations.”

As the wealth management services industry in China is at an early stage of development, applicable laws and regulations may be adopted from time to time to address new issues that arise from time to time or to require additional licenses and permits other than those we currently have obtained. As a result, substantial uncertainties exist regarding the evolution of the regulatory system and the interpretation and implementation of current and any future Chinese laws and regulations applicable to the wealth management services industry.

We cannot assure you that we will be able to maintain our existing licenses and permits, renew any of them when their current term expires or obtain additional licenses requisite for our future business expansion. For example, we intend to diversify our product choices and distribute non-OTC products, such as exchange-traded funds. The distribution of exchange-traded funds requires a license granted by the China Securities Regulatory

Commission, or CSRC. See “Regulations—Regulations on the Sale of Exchange-Traded Funds.” Currently we are in the process of applying for such license. If we are unable to maintain and renew one or more of our current licenses and permits, or obtain such renewals or additional licenses requisite for our future business expansion on commercially reasonable terms, our operations and prospects could be materially disrupted. We have engaged in frequent dialogues with relevant regulatory authorities in China in an effort to stay abreast of developments of the regulatory environment. However, if new PRC regulations promulgated in the future require that we obtain additional licenses or permits in order to continue to conduct our business operations, there is no guarantee that we would be able to obtain such licenses or permits in a timely fashion, or at all. If any of these situations occur, our business, financial condition and prospects would be materially and adversely affected.

If the Chinese governmental authorities order trust companies in China to cease their promotion of collective fund trust plans, or trust plans, through non-financial institutions such as us, our business, results of operations and prospects would be materially and adversely affected.

Under the Administrative Rules Regarding Trust Company-Sponsored Collective Funds Trust Plans, or the Trust Plan Rules, issued by China Banking Regulatory Commission, or CBRC, trust companies are prohibited from engaging entities that are not financial institutions to conduct “promotion” of collective fund trust plans, or trust plans. A trust plan is a collective investment arrangement under which a trust company, in its capacity as trustee, manages funds entrusted to it by multiple sources for the interest of specified beneficiaries (often the same as the entrusting parties), by investing the entrusted funds in pre-determined assets or projects to generate returns for the beneficiaries. Investments in trust plans are referred to as trust products. Trust products have been a major type of wealth management products available to high net worth individuals in China.

We typically enter into agreements with trust companies or the underlying corporate borrowers that receive financing from trust companies, whereby we agree to facilitate the sale of the relevant trust products by providing services to our clients who desire to purchase the trust products. During the course of providing such services, we do not handle our clients’ funds or process transactions for our clients. Based on our understanding, “promotion” of trust plans under the Trust Plan Rules refers to promotion and marketing activities which involve signing trust contracts with participants of trust plans directly, and since we do not sign trust contracts with the participants of trust plans or handle funds of participants of the trust plans in providing services with respect to trust products, we are not deemed as promoting trust plans in such circumstances.

However, due to the lack of a clear, consistent and well-developed regulatory framework for the promotion of trust plans and the lack of formal interpretation and enforcement of the relevant prohibition under the Trust Plan Rules in China, we cannot assure you that the PRC government in general and CBRC in particular will agree with our interpretation of “promotion of trust plans” under the Trust Plan Rules. If they interpret it differently and as a result the provisions of consulting services or similar services with respect to trust products are deemed as promotion of trust plans, CBRC or other government authorities in China may prohibit trust companies from engaging companies like us for such services. In such circumstances, we may have to change our business model with respect to trust products or cease to provide services relating to trust products, and as a result, our business, results of operations and prospects would be materially adversely affected.

The wealth management products that we distribute involve various risks and our failure to identify or fully appreciate such risks will negatively affect our reputation, client relationships, operations and prospects.

We distribute a broad variety of wealth management products supplied by third party product providers, including fixed income products, private equity products, investment in funds focusing on publicly traded stocks and investment-linked insurance products. These products often have complex structures and involve various risks, including default risks, interest risks, liquidity risks and other risks. Our success in distributing these products depends, in part, on our successful identification and full appreciation of risks associated with such products. Not only must we keep pace with third party wealth management product providers and be involved in their design and development of these products, but we must also accurately describe the products to, and evaluate them for, our clients. Although we enforce and implement strict risk management policies and procedures, our risk management policies and procedures may not be fully effective in mitigating the risk exposure of our clients in all market environments or against all types of risks. In addition, we have developed our proprietary products, starting with a fund of private equity funds formed in May 2010, which also involves inherent risks. In the event that any of the funds we manage were to perform poorly, our revenues and income would decline due to decreased fees that we are entitled to charge. Moreover, we could experience losses on our principal as a result of poor investment performance by our funds of funds. Poor performance of our fund of funds could also make it more difficult for us to raise new capital. If we fail to identify and fully appreciate the risks associated with products we distribute to our clients, or fail to disclose such risks to our clients, and as a result our clients suffer financial loss or other damages resulting from their purchase of the wealth management products following our wealth management and product recommendations and services, our reputation, client relationships, business and prospects will be materially and adversely affected.

Our reputation and brand recognition is crucial to our business. Any harm to our reputation or failure to enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Our reputation and brand recognition, which depends on earning and maintaining the trust and confidence of high net worth individuals or enterprises that are current or potential clients, is critical to our business. Our reputation and brand is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by clients or other third parties, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of our wealth management and product recommendations and services may not be the same as or better than that of other wealth management advisory firms or wealth management product distributors can also damage our reputation. Moreover, any negative media publicity about the financial service industry in general or product or service quality problems of other firms in the industry, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, wealth management product providers and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

Misconduct of our relationship managers or other employees could harm our reputation or lead to regulatory sanctions or litigation costs.

Misconduct of our relationship managers or other employees could result in violations of law by us, regulatory sanctions, litigation or serious reputational or financial harm. Their misconduct could include:

•	engaging in misrepresentation or fraudulent activities when marketing or distributing wealth management products to clients;

•	improperly using or disclosing confidential information of our clients, third party wealth management product providers or other parties;

•	concealing unauthorized or unsuccessful activities, resulting in unknown and unmanaged risks or losses; or

•	otherwise not complying with laws and regulations or our internal policies or procedures.

We have established an internal compliance system to supervise service quality and regulation compliance, however, we cannot always deter misconduct of our relationship managers or other employees and the precautions we take to prevent and detect misconduct may not be effective in all cases. We cannot assure you, therefore, that misconduct of our relationship managers or other employees will not lead to a material adverse effect on our business, results of operations or financial condition.

Our business is subject to risks related to lawsuits and other claims brought by our clients.

We are subject to lawsuits and other claims in the ordinary course of our business. In particular, we may face arbitration claims and lawsuits brought by our clients who have bought wealth management products based on our recommendations which turned out to be unsuitable. We may also encounter complaints alleging misrepresentation on the part of our relationship managers or other employees or that we have failed to carry out a duty owed to them. This risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are volatile, or when clients or investors are experiencing losses. Actions brought against us may result in settlements, awards, injunctions, fines, penalties or other results adverse to us including harm to our reputation. The contracts between ourselves and third party wealth management product providers do not provide for indemnification of our costs, damages or expenses resulting from such lawsuits. Even if we are successful in defending against these actions, the defense of such matters may result in our incurring significant expenses. Predicting the outcome of such matters is inherently difficult, particularly where claimants seek substantial or unspecified damages, or when arbitration or legal proceedings are at an early stage. A substantial judgment, award, settlement, fine, or penalty could be materially adverse to our operating results or cash flows for a particular future period, depending on our results for that period.

We face significant competition in the wealth management services industry, and if we are unable to compete effectively with our existing and potential competitors, we could lose our market share and our results of operations and financial condition may be materially and adversely affected.

The wealth management market in China is at an early stage of development and is highly fragmented and competitive and we expect competition to persist and intensify. In distributing wealth management products, we face competition primarily from domestic commercial banks with an in-house sales force and private banking functions, such as China Merchants Bank, China Minsheng Bank and China Everbright Bank. Because a substantial portion of the products we distribute are fixed income products taking the form of investment in collective trust plans sponsored by trust companies, we also compete with trust companies that provide such products. In addition, we face competition from other independent wealth management firms that have emerged in China in recent years. Many of our competitors have greater financial and marketing resources than we do. For example, the commercial banks we compete with tend to enjoy significant competitive advantages due to their nationwide distribution network, longer operational history, broader client base and settlement capabilities. Moreover, many of the wealth management product providers with whom we currently have relationships, such as commercial banks and trust companies, are also engaged in, or may in the future engage in, the distribution of wealth management products and they may benefit from their vertical integration of manufacturing and distribution.

Distribution of OTC wealth management products in China has relatively low entry barriers as it does not require government approvals and regulatory licenses in most cases, nor does it require intensive capital investment, except for distribution of some specific products, such as insurance products. In addition, there are no restrictions on foreign ownership of companies engaged in the distribution of OTC wealth management products in China. See “Regulations.” As a result, we face increasing competition from new competitors, in particular overseas commercial banks with private banking functions or overseas professional wealth management firms, which are emerging in the Chinese market.

Fixed income products taking the form of investment in collective trust plans constitute a substantial portion of the products we distribute. In 2009 and the six months ended June 30, 2010, the total value of fixed income products that we distributed accounted for 64.8% and 49.3% of the total value of all products we distributed, respectively. If we are unable to compete effectively against the existing and future competitors, especially competitors distributing fixed income products, we may lose clients and our financial results may be materially and adversely affected.

If we fail to attract and retain qualified relationship managers, our business could suffer.

We rely heavily on our relationship managers to develop and maintain relationships with our clients. Our relationship managers serve as our day-to-day contacts with our clients and carry out a substantial portion of the client services we deliver. Their professional competence and approachability are essential to establishing and maintaining our brand image. As we further grow our business and expand into new cities and regions, we have an increasing demand for high quality relationship managers. We have been actively recruiting and will continue to recruit qualified relationship managers to join our coverage network. However, there is no assurance that we can recruit and retain sufficient relationship managers who meet our high quality requirements to support our further growth. In some of the regional centers where we have recently established or plan to establish branch offices, the talent pool from which we can recruit relationship managers is smaller than in national economic centers such as Shanghai and Beijing. Even if we could recruit sufficient relationship managers, we may have to incur disproportional training and administrative expenses in order to prepare our local recruits for their job. If we are unable to attract and retain highly productive relationship managers, our business could be materially and adversely affected. Competition for relationship managers may also force us to increase the compensation of our relationship managers, which would increase operating costs and reduce our profitability.

A significant portion of the wealth management products we distribute have real estate or real estate-related business as their underlying assets. These products are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate as well as regulatory and policy changes in the real estate industry in China.

To date, a significant portion of the wealth management products that we distribute have real estate or real estate-related business in China as their underlying assets. In 2009 and the six months ended June 30, 2010, the total value of wealth management products with real estate or real estate-related business as the underlying business that we distributed accounted for 38.4% and 51.0% of the total value of all the products we distributed, respectively. Such products include, for example, investment in collective trust plans linked to real estate development projects or real estate funds. Such products are subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area, natural disasters, changes in government regulations, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage funds, which may render the sale or refinancing of properties difficult or impracticable and other factors that are beyond our control.

In particular, the PRC real estate industry is subject to extensive governmental regulation and is susceptible to policy changes. The PRC government exerts considerable direct and indirect influence on the development of the PRC real estate sector by imposing industry policies and other economic measures. Recently, the PRC government introduced a series of policies and regulations designed to reduce speculation and cool the overheated property market after price increases accelerated across the country. As a result, real property developers across the country have reported sharp slowdowns in property sales. The PRC government may introduce additional policies that will further curb the growth of the PRC real estate sector. These policies and regulations may result in lower property prices and negatively affect the viability, cash flow, or prospect of real estate development projects that constitute the underlying assets of certain of the wealth management products distributed by us.

If any of the risks associated with ownership and operation of real estate and real estate-related businesses in China are realized, it may result in decreased value and increased default rates of the wealth management products linked to real estate that we distribute, and reduce the interest of our clients in purchasing such products. As a result, our commissions from such products, which account for a significant portion of our product choices, could be adversely affected. In addition, if clients who purchased such wealth management products on our recommendation experience financial loss, they may lose their trust and confidence in us and our reputation may be harmed, which may result in a material adverse effect on our business, results of operations and financial condition.

Our failure to respond in a timely and cost-effective manner to rapid product innovation in the financial industry may be have an adverse effect on our business and operating results.

The financial industry is increasingly influenced by frequent new product and service introductions and evolving industry standards. We believe that our future success will depend on our ability to continue to anticipate product innovations and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, product and service opportunities that our competitors develop or introduce may render our products and services noncompetitive. As a result, we can give no assurances that product innovation that may affect our industry in the future will not have a material adverse effect on our business and results of operations.

Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We commenced our business in 2005 as a service provider focusing on distributing wealth management products. We focused exclusively on marketing and distributing third party products until May 2010, when we started our fund of funds business by forming a fund of private equity funds under our management. We intend to further develop our fund of funds business in the future by offering a broader variety of funds, including funds of mutual funds, funds of hedge funds and funds of private equity funds. However, we cannot assure you that our efforts to further develop these businesses will be successful. If our fund of funds business fails to grow, our future growth will be materially and adversely affected. Although we recorded net income in 2007, 2009 and the six months ended June 30, 2010, we cannot assure you that our results of operations will not be adversely affected in the rest of 2010 or any future period. Our limited operating history makes the prediction of future results of operations difficult, and therefore, past results of operations achieved by us should not be taken as indicative of the rate of growth, if any, that can be expected in the future. As a result, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in a rapidly evolving and increasingly competitive market in China.

Our product choices include insurance products and we are required under relevant PRC regulations to obtain certain licenses from the China Insurance Regulatory Commission, or CIRC, in order to engage in insurance agency or brokering activities. If we fail to maintain or renew such licenses, our business related to the distribution of insurance products may be materially and adversely affected.

Companies that engage in insurance agency or brokering activities are required under relevant PRC regulations to obtain concurrent-business insurance agent license and/or the insurance brokerage license from the CIRC in order to conduct insurance agency or brokering business. See “Regulations.”

Our product choices include investment-linked insurance products. As a result, we are subject to the requirements of concurrent-business insurance agent license and the insurance brokerage license. While we have obtained these licenses, there can be no guarantee that we will be able to renew such licenses or continue to satisfy the qualification requirements under such licenses. If we fail to maintain or renew such licenses, we will not be allowed to continue to engage in the distribution of insurance products, which may materially and adversely affect our business, results of operations and financial conditions related to distribution of insurance products.

Any failure to ensure and protect the confidentiality of our clients’ personal data could lead to legal liability, adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Our services involve the exchange of information, including detailed personal and financial information regarding our clients, through a variety of electronic and non-electronic means. We rely on a complex network of process and software controls to protect the confidentiality of data provided to us or stored on our systems. If we do not maintain adequate internal controls or fail to implement new or improved controls, this data could be misappropriated or confidentiality could otherwise be breached. We could be subject to liability if we inappropriately disclose any client’s personal information, or if third parties are able to penetrate our network security or otherwise gain access to any client’s name, address, portfolio holdings, or other personal information. Any such event could subject us to claims for identity theft or other similar fraud claims or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal information. In addition, such events would cause our clients to lose their trust and confidence in us, which may result in a material adverse effect on our business, results of operations and financial condition.

Any significant failure in our information technology systems could have a material adverse effect on our business and profitability.

Our business is highly dependent on the ability of our information technology systems to timely process a large amount of information of wealth management products, clients and transactions. The proper functioning of our financial control, accounting, wealth management product database, client database, client service and other data processing systems, together with the communication systems between our various branch offices and our headquarters in Shanghai, is critical to our business and to our ability to compete effectively. In particular, we rely on the online service platform provided through our website www.noahwm.com to provide our clients with updated information about their historical purchases, the status of the products they purchased and various other notifications. We cannot assure you that our business activities would not be materially disrupted in the event of a partial or complete failure of any of these information technology or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks or conversion errors due to system upgrading. In addition, a prolonged failure of our information technology system could damage our reputation and materially and adversely affect our future prospects and profitability.

Because one-time commissions and recurring service fees we earn on the distribution of third party wealth management products are based on commission and fee rates set by third party wealth management product providers or underlying corporate borrowers, any decrease in these commission and fee rates may have an adverse effect on our revenues, cash flow and results of operations.

We derive our revenues primarily from commissions and fees paid by third party wealth management product providers or underlying corporate borrowers whose products our clients purchase. The commission and fee rates are set by such product providers or underlying corporate borrowers and vary from product to product. Commission and fee rates can change based on the prevailing political, economic, regulatory, taxation and competitive factors that affect the product providers or underlying corporate borrowers. These factors, which are not within our control, include the capacity of product providers to place new business, profits of product providers, client demand and preference for wealth management products, the availability of comparable products from other product providers at a lower cost, the availability of alternative wealth management products to clients and the tax deductibility of commissions and fees. In addition, our historical volume of distribution may have a significant impact on our bargaining power with the wealth management product providers or underlying corporate borrowers in relation to the commission and fee rates for future products. Because we do not determine, and cannot predict, the timing or extent of commission and fee rate changes, it is difficult for us to assess the effect of any of these changes on our operations. Any decrease in commission and fee rates would significantly affect our revenues, cash flow and results of operations.

We rely on a small number of third party wealth management product providers to supply a majority of the wealth management products we distribute and the renegotiation or termination of our relationships with such product providers could significantly impact our business.

We rely on a small number of wealth management product providers to supply a substantial portion of our products. We define product providers as the issuers of wealth management products, with which our clients enter into contracts to purchase products. The product providers we work with encompass a variety of financial institutions, including trust companies, commercial banks, private equity firms, real estate fund managers and insurance companies. Among the various product providers, trust companies supply the majority of the wealth management products distributed by us. Trust companies in China are a type of financial institution required by PRC law to sponsor trust plans. In 2009 and the six months ended June 30, 2010, our top three product providers accounted for approximately 44.4% and 64.0% of the aggregate value of all the wealth management products we distributed. Our relationships with third party wealth management product providers are governed by contracts between us and such product providers. These contracts establish, among other things, the scope of our responsibility and our commission rates with respect to the distribution of particular products. These contracts typically are entered into on a product by product basis and expire at the expiration date of the relevant wealth management product. For any new wealth management products, new contracts need to be negotiated and entered into. Our wealth management product providers may agree to enter into contracts with us for any new products only with lower commission rates or other terms less favorable to us, which could reduce our revenues. Although we believe that substitute third-party providers for most of the wealth management products that we distribute are generally available, if wealth management product providers that in the aggregate account for a significant portion of our business decide not to enter into contracts with us for their wealth management products, or our relationships with them are otherwise impacted, our business and operating results could be materially and adversely affected.

We may not be able to prevent unauthorized use of our intellectual property, which could reduce demand for our products and services, adversely affect our revenues and harm our competitive position.

We rely primarily on a combination of copyright, trade secret, trademark and anti-unfair competition laws and contractual rights to establish and protect our intellectual property rights in our research reports, our wealth management products and services and other aspects of our business. We cannot assure you that the steps we have taken or will take in the future to protect our intellectual property from infringement, misappropriation or piracy will prove to be sufficient. Implementation of intellectual property-related laws in China has historically been lacking, primarily due to ambiguity in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protection in China may not be as effective as in the United States or other countries. Current or potential competitors may use our intellectual property without our authorization in the development of products and services that are substantially equivalent or superior to ours, which could reduce demand for our solutions and services, adversely affect our revenues and harm our competitive position. Even if we were to discover evidence of infringement or misappropriation, our recourse against such competitors may be limited or could require us to pursue litigation, which could involve substantial costs and diversion of management’s attention from the operation of our business.

Confidentiality agreements with employees, wealth management product providers and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

We require our employees, wealth management product providers and others to enter into confidentiality agreements in order to protect our trade secrets and other proprietary information and, most importantly, our client information. These agreements might not effectively prevent disclosure of our trade secrets, know-how or other proprietary information and might not provide an adequate remedy in the event of unauthorized disclosure of such confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may face intellectual property infringement claims that could be time consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from, third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Our future success depends on the continuing efforts to retain our existing management team and other key employees as well as to attract, integrate and retain highly skilled and qualified personnel, and our business may be disrupted if we lose their services.

Our future success depends heavily on the continued services of our current executive officers. We also rely on the skills, experience and efforts of other key employees, including management, marketing, support, research and development, technical and services personnel. Qualified employees are in high demand throughout wealth management services industries in China, and our future success depends on our ability to attract, train, motivate and retain highly skilled employees and the ability of our executive officers and other members of senior management to work effectively as a team.

If one or more of our executive officers or other key employees are unable or unwilling to continue in their present positions, we may not be able to find replacements easily or at all, which may disrupt our business operations. We do not have key personnel insurance in place. If any of our executive officers or other key employees joins a competitor or forms a competing company, we may lose clients, know-how, key professionals and staff members. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. However, if any dispute arises between our executive officers and us, we cannot assure you of the extent to which any of these agreements could be enforced in China, where these executive officers reside, because of the uncertainties of China’s legal system. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

Our existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Currently, Ms. Jingbo Wang, our co-founder, chairman and chief executive officer, and Mr. Zhe Yin, our co-founder, executive director and vice president, beneficially own an aggregate of 36.9% of our share capital. Upon the completion of this offering, they will beneficially own an aggregate of 31.2% of our outstanding share capital. As a result of this high level of shareholding, Ms. Wang and Mr. Yin have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interests of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

Our businesses are subject to weak economic conditions and downturns in the financial markets.

Recent global market and economic conditions have been unprecedented and challenging with recession in most major economies persisting in 2010. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, and the availability and cost of credit have contributed to increased market volatility and diminished expectations for economic growth around the world. The difficult economic outlook has negatively affected business and consumer confidence and contributed to volatility of unprecedented levels. The Chinese economy also faces challenges. The stimulus plans and other measures implemented by the Chinese government may not work effectively or quickly enough to maintain economic growth in China or avert a severe economic downturn.

Since we derive essentially all of our revenues from our operations in China, any prolonged slowdown in the Chinese economy may have a negative impact on our business and results of operations. Our revenues ultimately depend on the appetite of high net worth individuals to invest in the wealth management products we distribute, which in turn depend on their level of disposable income, perceived future earnings and willingness to invest. As there are still substantial uncertainties in the current and future conditions in the global and Chinese economies, consumers may reduce their investment in the financial markets in general, and defer or forgo the purchase of wealth management products we distribute for third party providers or our own fund of fund products in particular. Additionally, we earn recurring service fees on certain products over a period of time after the initial sale. Clients may surrender or terminate these products, ending these recurring revenues. Moreover, insolvencies associated with an economic downturn could adversely affect our business through the loss of wealth management product providers, clients or by hampering our ability to place business.

General economic and market factors may also slow the rate of growth, or lead to a decrease in the size, of the high net worth market in China. Finally, further disruptions of the financial markets could also significantly restrict our ability to obtain financing in the capital markets or from financial institutions.

Our revenues and operating results can fluctuate from period to period, which could cause the price of our ADSs to fluctuate.

Our revenues and operating results have fluctuated in the past and may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•

a decline or slowdown of the growth in the value of wealth management products, which may reduce the value of products we distribute for wealth management product providers and therefore our commission revenues and cash flows;

•	negative public perception and reputation of the wealth management services industry;

•	unanticipated delays of anticipated rollouts of our products or services;

•	unanticipated changes to economic terms in contracts with our wealth management product providers, including renegotiations;

•

changes in laws or regulatory policy that could impact our ability to provide wealth management services to our clients or to distribute wealth management products for wealth management product providers;

•	failure to enter into contracts with new wealth management product providers;

•	cancellations or non-renewal of existing contracts with wealth management product providers; and

•	changes in the number of clients who decide to effectively terminate their relationship with us or who ask us to redeem their investment in our fund of funds products.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future revenues or operating performance.

In the course of preparing our consolidated financial statements, a material weakness in our internal control over financial reporting was identified. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely affected.

We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company and have limited accounting personnel and other resources with which to address our internal control over financial reporting. In the course of preparing our consolidated financial statements, a certain material weakness, as defined in Auditing Standard No. 5 of the U.S. Public Company Accounting Oversight Board, or Auditing Standard No. 5, was identified in our internal control over financial reporting as of December 31, 2009. As defined in Auditing Standard No. 5, a “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

The material weakness identified is a lack of sufficient financing and accounting resources and expertise necessary to comply with U.S. GAAP and SEC reporting and compliance requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls for purposes of identifying and reporting control deficiencies as we will be required to do after we are a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified.

To remedy the weakness identified, we have hired a new finance controller, who has extensive accounting experience with U.S. GAAP, and plan to take a number of other measures, including, among others, hiring additional accounting personnel with knowledge of U.S. GAAP and organizing our accounting personnel to participate in training and seminars provided by third-party specialists on U.S. GAAP and SEC reporting requirement updates.

However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting, and we cannot conclude that it has been fully remedied. Our failure to correct the material weakness or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting may significantly hinder our ability to prevent fraud.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2011. In addition, beginning at the same time, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely impact the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

We have granted, and may continue to grant, stock options and other share-based compensation in the future, which may materially impact our future results of operations.

We have adopted our 2008 share incentive plan, which we refer to as the 2008 plan, and our 2010 share incentive plan, which we refer to as the 2010 plan, that permits the grant of stock options, restricted shares and restricted share units to employees, directors and consultants of our company. As of the date of this prospectus, options to purchase 1,064,400 ordinary shares have been granted and 2,802,600 ordinary shares have been reserved for future issuances under these plans. As a result of these grants and potential future grants under the plans, we have incurred, and will incur significant share-based compensation expenses in future periods. We account for compensation costs for all stock options using a fair-value based method and recognize expenses in our consolidated statement of income in accordance with the relevant rules in accordance with U.S. GAAP, which may have a material adverse effect on our net income. Moreover, the additional expenses associated with share-based compensation may reduce the attractiveness of such incentive plans to us. However, if we limit the scope of our share incentive plans, we may not be able to attract or retain key personnel who are expected to be compensated by equity incentives.

We have limited insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies do. Other than casualty insurance on some of our assets, we do not have commercial insurance coverage on our other assets and personnel and we do not have insurance to cover our business or interruption of our business, litigation or product liability. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our staffing and may even result in temporary closure of our services and facilities.

Our business could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. In April 2009, a new strain of influenza A virus subtype H1N1, commonly referred to as “swine flu,” was first discovered in North America and quickly spread to other parts of the world, including China. In early June 2009, the World Health Organization declared the outbreak to be a pandemic, while noting that most of the illnesses were of moderate severity. The PRC Ministry of Health has reported a few hundred deaths caused by the influenza A (H1N1). Any outbreak of avian influenza, SARS, the influenza A (H1N1), or other adverse public health developments in China may have a material and adverse effect on our business operations. These occurrences could cause severe disruption to our daily operations, including our on-site product due diligence, meetings with clients, and sales and marketing activities, and may even require a temporary closure of our branches.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to insurance brokerage, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We are engaged in insurance brokerage activities as part of our business. Under current PRC laws and regulations, foreign-invested companies engaged in insurance brokerage business are subject to stringent requirements compared with Chinese domestic enterprises. Specifically, foreign-invested insurance brokerage companies are required to have, among other things, at least US$200 million of total assets and at least 30 years of track record in insurance brokerage business. Neither our PRC subsidiary, Noah Rongyao, nor any of its subsidiaries, currently meet all such requirements and therefore none of them is permitted to engage in the insurance brokerage business. We conduct our insurance brokerage business in China principally through contractual arrangements among our PRC subsidiary, Noah Rongyao, our affiliated company in the PRC, Noah Investment, and Noah Investment’s shareholders. Noah Insurance, a subsidiary of Noah Investment, holds the licenses and permits necessary to conduct insurance brokerage activities in China.

Our contractual arrangements with Noah Investment and its shareholders enable us to (1) exercise effective control over Noah Investment; (2) receive substantially all of the economic benefits of Noah Investment in consideration for the services provided by Noah Rongyao, our wholly-owned subsidiary in China; and (3) have an exclusive option to purchase all or part of the equity interests in Noah Investment when and to the extent permitted by PRC law. Because of these contractual arrangements, we are the primary beneficiary of Noah Investment and hence treat it as our variable interest entity and consolidate its results of operations into ours.

If we, our PRC subsidiary or our variable interest entity is found to be in violation of any existing or future PRC laws or regulations, including the stringent regulatory requirements imposed on foreign-invested companies engaged in insurance brokerage but not on Chinese domestic enterprises, or fails to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the CIRC, would have broad discretion in dealing with such violations or failures, including, without limitation, levying fines, confiscating our income or the income of Noah Investment, revoking business licenses of our PRC subsidiary or the business licenses of Noah Investment, or the insurance brokerage licence of Noah Insurance, or requiring us and Noah Investment to restructure our ownership structure or operations and requiring us or Noah Investment to discontinue any portion or all of our insurance brokerage business. Any of these actions could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations.

Current PRC regulations relating to foreign investments in the insurance brokerage business in China do not contain detailed explanations and operational procedures, and are subject to interpretations by relevant governmental authorities in China. However, most of these regulations have not been interpreted by the relevant authorities in the context of a corporate structure similar to ours. Therefore, there are substantial uncertainties regarding the applicability of these regulations to our business. Moreover, new regulations may be adopted and interpretations of existing regulations may develop and change, which may materially adversely affect our ability to conduct our insurance brokerage business.

We rely on contractual arrangements with our variable interest entity and its shareholders for a portion of our China operations, which may not be as effective as direct ownership in providing operational control.

We rely on contractual arrangements with our variable interest entity, Noah Investment, and its shareholders to operate a portion of our operations in China, the insurance brokerage business. For a description of these contractual arrangements, see “Corporate History and Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entity. Under the current contractual arrangements, as a legal matter, if our variable interest entity or their shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

Under the share pledge agreement dated September 3, 2007 between our PRC subsidiary, Noah Rongyao, and the shareholders of Noah Investment, those shareholders pledged their equity interests in Noah Investment to Noah Rongyao to secure Noah Investment’s obligations under the exclusive service agreements and the exclusive option agreement. Our PRC counsel, Zhong Lun Law Firm, has advised us that these pledges were duly created by being recorded on Noah Investment’s register of shareholders in accordance with the PRC Guarantee Law. However, according to the PRC Property Rights Law, which became effective as of October 1, 2007, property rights created under a pledge will not be effective unless it has been registered with the relevant administration for industry and commerce. Currently there is no official interpretation regarding whether pledge agreements signed before the effective date of PRC Property Rights Law are required to be registered with the relevant administration for industry and commerce. If any new PRC regulation is promulgated in the future requiring that share pledge agreements executed prior to October 1, 2007 be registered in accordance with the PRC Property Rights Law, there is no guarantee that Noah Investment would be able to timely register the pledges, the pledges may be deemed ineffective under the PRC Property Rights Law or subordinate to any rights of any third party acting in good faith. As a result, if those shareholders breach their obligations under the various agreements described above, Noah Rongyao may not be able to successfully enforce the pledges.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our variable interest entity, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among our PRC subsidiary, our variable interest entity and its shareholders may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity and its subsidiaries owe additional taxes, which could substantially reduce our consolidated net income and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We are not able to determine whether the contractual arrangements we have entered into among our PRC subsidiary, our variable interest entity and its shareholders will be regarded by the PRC tax authorities as arm’s length transactions. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Noah Rongyao, our wholly-owned subsidiary in China, Noah Investment, our variable interest entity in China, and Noah Investment’s shareholders were not entered into on an arm’s-length basis or resulted in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Noah Investment’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Noah Investment, which could in turn increase their respective tax liabilities. In addition, the PRC tax authorities may impose punitive interest on Noah Investment for the adjusted but unpaid taxes at the rate of 5% over the basic Renminbi lending rate published by the People’s Bank of China for a period according to applicable regulations. Although Noah Rongyao did not generate any revenues from providing services to Noah Investment in the past, if there are such revenues in the future and the PRC tax authorities decide to make transfer pricing adjustments on Noah Investment’s net income, our consolidated net income may be adversely affected.

The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

All of the shareholders of Noah Investment are individuals who are our founders or executive officers. Conflicts of interest may arise between the dual roles of those individuals who are both executive officers of our company and shareholders of our variable interest entity. We do not have existing arrangements to address potential conflicts of interest between those individuals and our company and cannot assure you that when conflicts arise, those individuals will act in the best interest of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and those individuals, we would have to rely on legal proceedings, which may materially disrupt our business. There is also substantial uncertainty as to the outcome of any such legal proceeding.

We may rely principally on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by Noah Rongyao, our PRC subsidiary, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If Noah Rongyao incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements Noah Rongyao currently has in place with our variable interest entity in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

Under PRC laws and regulations, Noah Rongyao, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Noah Rongyao is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Any limitation on the ability of Noah Rongyao to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “— Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and variable interest entity or to make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and variable interest entity. We may make loans to our PRC subsidiary and variable interest entity, or we may make additional capital contributions to our PRC subsidiary.

Any loans to our PRC subsidiary, which is treated as a foreign invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Noah Rongyao to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. We may also decide to finance Noah Rongyao by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our variable interest entity, a PRC domestic company. Meanwhile, we are not likely to finance the activities of our variable interest entity by means of capital contributions because that would result in our variable interest entity being converted into a foreign invested company, while foreign invested companies engaged in insurance brokerage are subject to more stringent requirements than PRC domestic enterprises.

On August 29, 2008, SAFE promulgated a regulation which restricts the conversion by a foreign invested enterprise of foreign currency registered capital into Renminbi by setting limitations on the usage of the converted Renminbi. This regulation is generally referred to as SAFE Circular 142. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The usage of such Renminbi capital may not be altered without SAFE’s approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties.

In light of the various requirements imposed by of PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or our variable interest entity or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

Adverse changes in the political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations there. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 30 years, the growth has been uneven across different periods, regions and among various economic sectors of China. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business.

The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the Chinese economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People’s Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. Since January 2010, however, the People’s Bank of China has increased the statutory deposit reserve ratio in response to rapid growth of credit in 2009. It is unclear whether PRC economic policies will be effective in stimulating growth, and the PRC government may not be effective in creating stable economic growth in the future. Any slowdown in the economic growth of China could lead to reduced demand for the products we distribute, which could materially and adversely affect our business, as well as our financial condition and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC subsidiary and variable interest entity in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiary is a foreign invested enterprise and is subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. Any administrative and court proceedings in China may be protracted and result in substantial costs and diversion of resources and management attention. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially adversely affect our business and results of operations.

Fluctuations in exchange rates may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on exchange rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi solely to the U.S. dollar. Under this revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 19, 2010, the People’s Bank of China announced that it will allow a more flexible exchange rate for Renminbi without mentioning specific policy changes, although it ruled out any large-scale appreciation. It is difficult to predict how long the current situation may last and when and how Renminbi exchange rates may change going forward.

The reporting and functional currency of our company is the U.S. dollar. However, the functional currency of our consolidated operating subsidiaries and variable interest entity is the Renminbi and substantially all their revenues and expenses are denominated in Renminbi. Substantially all of our sales contracts were denominated in Renminbi and substantially all of our costs and expenses are denominated in Renminbi. The net proceeds from this offering will be denominated in U.S. dollars. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect the relative purchasing power of these proceeds. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all.

In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of conversion of Renminbi into foreign currencies may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our company may rely on dividend payments from our PRC subsidiary, Noah Rongyao, to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, Noah Rongyao is able to pay dividends in foreign currencies to us without prior approval from SAFE by complying with certain procedural requirements. But approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In August 2006, six PRC regulatory agencies, including the CSRC, promulgated Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. See “Regulations —Regulations on Overseas Listing.” This regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. The application of this regulation remains unclear. Currently, there is no consensus among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. In September 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining the CSRC’s approval for overseas listings by special purposes vehicles. Our PRC counsel, Zhong Lun Law Firm, has advised us that, based on their understanding of the current PRC laws, rules and regulations as well as the procedures announced in September 2006, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ADSs on the New York Stock Exchange, or NYSE, unless we are clearly required to do so by subsequent rules of the CSRC, because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; (2) we established our PRC subsidiary, Noah Rongyao, and its subsidiaries by means of direct investment other than by merger or acquisition of any PRC domestic companies; and (3) we established the contractual arrangements between our PRC subsidiary and our variable interest entity, because the contemporary and current PRC laws require foreign investors involved in insurance brokerage businesses to meet certain qualifications, which neither of our PRC subsidiary nor its subsidiaries can meet. However, we cannot assure you that the relevant PRC government agency, including the CSRC, would reach the same conclusion as our PRC counsel.

Since there has been no official interpretation or clarification of this regulation since its adoption, there is uncertainty as to how this regulation will be interpreted or implemented. If it is determined that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC’s approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of payment or remittance of dividends by our China subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery of the ADSs we are offering, you would be doing so at the risk that settlement and delivery may not occur.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE has promulgated several regulations that require PRC residents and PRC corporate entities to register with and obtain approval from local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. Moreover, the PRC subsidiaries of that offshore company are required to urge the PRC resident shareholders to update their registration with the local branch of SAFE when such updates are required under applicable foreign exchange regulations. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot provide any assurances that all of our shareholders and beneficial owners who are PRC residents will make, obtain or update any applicable registrations or approvals required by these foreign exchange regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially adversely affected.

However, as there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated a regulation setting forth the requirements for foreign exchange transactions by individuals (whether PRC or non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued implementing rules of this regulation, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In March 2007, SAFE promulgated a regulation concerning the foreign exchange control with respect to stock option plans of overseas-listed companies, or the Stock Option Rules. Under this rule, PRC citizens who participate in employee stock ownership plan or stock option plan in an overseas publicly-listed company are required to register with SAFE and complete certain other procedures. For participants of an employee stock ownership plan, an overseas custodian bank should be retained by the PRC agent, which could be the PRC subsidiary of such overseas publicly-listed company, to hold on trusteeship all overseas assets held by such participants under the employee share ownership plan. In the case of a stock option plan, a financial institution with stock brokerage qualification at the place where the overseas publicly-listed company is listed or a qualified institution designated by the overseas publicly-listed company is required to be retained by the PRC agent to handle matters in connection with exercise or sale of stock options for the stock option plan participants. For participants who had already participated in an employee stock ownership plan or stock option plan before the date of the Stock Option Rules, the Stock Option Rules require their PRC employers or PRC agents to complete the relevant formalities within three months of the date of the this rule. We and our PRC citizen employees who participate in employee stock ownership plan or stock option plan will be subject to these regulations when our company becomes an overseas publicly-listed company. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions. See “Regulations — Regulations on Employee Stock Options Plan.”

The discontinuation of any of the financial incentives currently available to us in the PRC could adversely affect our financial condition and results of operations.

During the three years ended December 31, 2009 and the six months ended June 30, 2010, our variable interest entity and certain of its subsidiaries were granted governmental financial subsidies. Government agencies may decide to reduce or eliminate subsidies at any time. We cannot assure you of the continued availability of the government incentives and subsidies currently enjoyed by some of our affiliated entities in China, including our variable interest entity, our PRC subsidiary and their subsidiaries. The discontinuation of these governmental incentives and subsidies could adversely affect our financial condition and results of operations.

The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China were exempt from PRC withholding tax. Pursuant to the PRC Enterprise Income Tax Law, however, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our PRC subsidiary, Noah Rongyao. Since there is currently no such tax treaty between China and the Cayman Islands, dividends we receive from Noah Rongyao will generally be subject to a 10% withholding tax.

Furthermore, prior to January 1, 2008, dividends payable to non-PRC investors were exempted from withholding tax. The PRC Enterprise Income Tax Law and its implementation rules provide that PRC enterprise income tax at the rate of 10% will generally be applicable to dividends derived from sources within the PRC and received by non-PRC enterprise shareholders. Similarly, gains derived from the transfer of shares by such shareholders are also subject to PRC enterprise income tax if such gains are regarded as income derived from sources within the PRC. Since there remains uncertainty regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and its implementation rules, it is uncertain whether, if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders and ADS holders which are enterprises would be subject to any PRC withholding tax. If we are required under the PRC Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders and ADS holders, your investment in our ordinary shares or ADSs may be materially and adversely affected.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

In June 2007, the National People’s Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. Compared to the Labor Law, the Labor Contract Law establishes more restrictions and increases costs for employers to dismiss employees, including specific provisions related to fixed-term employment contracts, temporary employment, probation, consultation with the labor union and employee assembly, employment without a contract, dismissal of employees, compensation upon termination and overtime work, and collective bargaining. According to the Labor Contract Law, an employer is obliged to sign labor contract with unlimited term with an employee if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts subject to certain conditions or after the employee has worked for the employer for ten consecutive years. The employer also has to pay compensation to an employee if the employer terminates an unlimited-term labor contract. Such compensation is also required when the employer refuses to renew a labor contract that has expired, unless it is the employee who refuses to extend the expired contract. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective in January 2008 and the Implementation Rules on Paid Annual Leave for Employees, which became effective in September 2008, employees who have served more than one year for an employer are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service. Employees who are deprived of such vacation time by employers shall be compensated with three times their regular salaries for each of such vacation days, unless it is the employees who waive such vacation days in writing. Since our success largely depends on our qualified employees, the implementation of the Labor Contract Law may significantly increase our operating expenses, in particular our personnel expenses. In the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, the Labor Contract Law may also limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Risks Related to this Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list the ADSs on the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	regulatory developments in our target markets affecting us, our clients or our competitors;

•	announcements of studies and reports relating to the quality of our products and services or those of our competitors;

•	changes in the economic performance or market valuations of other companies that provide wealth management services;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the wealth management services industry;

•	announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived potential sales of additional ordinary shares or ADSs.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $8.29 per ADS, representing the difference between the assumed initial public offering price of $10.00 per ADS, the mid-point of the estimated range of the initial public offering price, and our net tangible book value per ADS as of June 30, 2010, after giving effect to the automatic conversion of our preferred shares, immediately upon the completion of this offering and net proceed, to us from this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options.

We do not expect to pay dividends in the foreseeable future and you may have to rely on price appreciation of our ADSs for any return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source of future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 27,350,000 ordinary shares outstanding including 4,200,000 ordinary shares represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representative. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

Upon completion of this offering, certain holders of our ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADS, in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. For details of voting rights of our ordinary share holders, please refer to “Description of Share Capital — Ordinary Shares — Voting Rights” and for details of voting rights of our ADS holders, please refer to “Description of American Depositary Shares — Voting Rights.”

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and all of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our PRC subsidiary and variable interest entity. All of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2010 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

We have not allocated a significant portion of the net proceeds of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our memorandum and articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

We will adopt amended and restated articles of association that will become effective immediately upon the closing of this offering. Our new memorandum and articles of association will contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants to our board of directors the authority to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We may be classified as a passive foreign investment company under U.S. tax law, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs.

Depending upon the value of our assets based on the market value of our ordinary shares and ADSs and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. Based on our current income and assets and projections as to the value of our ordinary shares and ADSs pursuant to this offering, we do not expect to be classified as a PFIC for the current taxable year. While we do not anticipate becoming a PFIC for the current taxable year, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year.

We will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. Although the law in this regard is unclear, we treat Noah Investment as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with it, and, as a result, we consolidate Noah Investment’s operating results in our consolidated, U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Noah Investment for U.S. federal income tax purposes, we may be treated as a PFIC for our taxable year ending on December 31, 2010 and any subsequent taxable year. Because of the uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the taxable year ending on December 31, 2010 or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC would substantially increase.

In connection with filing an annual report with the U.S. Securities and Exchange Commission, we expect to disclose to our shareholders whether or not we expect to be a PFIC for the relevant year.

If we were to be or become classified as a PFIC, a U.S. Holder (as defined in “Taxation — Material United States Federal Income Tax Considerations — General”) may be subject to reporting requirements and may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of ADSs or ordinary shares if we are or become classified as a PFIC. For more information see “Taxation — Material United States Federal Income Tax Considerations — PFIC Considerations.”

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NYSE, have detailed requirements concerning corporate governance practices of public companies including Section 404 relating to internal controls over financial reporting. We expect these rules and regulations to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the wealth management market in China and internationally;

•	our expectations regarding demand for and market acceptance of the products we distribute;

•	our expectations regarding keeping and strengthening our relationships with key clients;

•	relevant government policies and regulations relating to our industry;

•	our ability to attract and retain quality employees;

•	our ability to stay abreast of market trends and technological advances;

•	our plans to invest in research and development to enhance our product choices and service offerings;

•	competition in our industry in China and internationally;

•	general economic and business conditions in China; and

•	our ability to effectively protect our intellectual property rights and not infringe on the intellectual property rights of others.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulations” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains statistical data that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The wealth management services industry in China may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the wealth management services industry results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is primarily based on information from the Heading Report and publicly available third-party data, including data released by the National Bureau of Statistics of China, the Organization for Economic Cooperation and Development, Shanghai Stock Exchange and Shenzhen Stock Exchange. This prospectus also contains our estimates of our industry and our business. Except where otherwise noted, our estimates are derived from third-party data, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. The market data includes projections that are based on a number of assumptions which are inherently uncertain.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $75.3 million, or approximately $87.0 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of $10.00 per ADS (the mid-point of the range shown on the front cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per ADS would increase (decrease) the net proceeds to us from this offering by $7.8 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•

$15.0 million to set up new branch offices and expand our coverage network, including hiring additional relationship managers, to carry out our geographic expansion strategy to target cities in high growth and relatively more affluent regions (although we have not yet identified specific cities or locations to set up new branch offices);

•	$15.0 million to update our IT infrastructure;

•	$15.0 million for our capital contribution to funds of funds formed by us; and

•	the remaining amount for general corporate purposes, including funding potential acquisitions of complementary business, although we are not currently negotiating any such transactions.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending any use, as described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiary to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Related to Our Corporate Structure — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and variable interest entity or to make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We paid cash dividends of US$0.6 million in 2007. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion of all of our outstanding preferred shares into 5,900,000 ordinary shares at a 1:2 conversion ratio immediately upon the closing of this offering; and

•

on a pro forma as adjusted basis to reflect the automatic conversion of all of our outstanding preferred shares into 5,900,000 ordinary shares at a 1:2 conversion ratio immediately upon the closing of this offering, and the sale of 4,200,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of $10.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(in US$, except share data)
Mezzanine equity:
Series A convertible redeemable preferred shares ($0.001 par value): 2,950,000 shares authorized, 2,950,000 shares issued and outstanding	4,478,190	—	—
Equity:
Ordinary shares ($0.0005 par value): 94,100,000 shares authorized, 17,100,000 shares issued and outstanding	8,550	11,500	13,600
Additional paid in capital	5,794,601	10,269,841	85,517,741
Retained earnings	7,031,403	7,031,403	7,031,403
Accumulated other comprehensive income	483,598	483,598	483,598

Total equity	13,318,152	17,796,342	93,046,342

Total capitalization	17,796,342	17,796,342	93,046,342

A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.00 would increase (decrease) each of additional paid-in capital, total equity and total capitalization by US$7.8 million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the conversion of our preferred shares and the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2010 was approximately $13.3 million, or $0.78 per ordinary share as of that date, and $0.39 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and series A convertible redeemable preferred shares. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the conversion of all outstanding preferred shares into ordinary shares upon the completion of this offering and the additional proceeds we will receive from this offering, from the assumed initial public offering price per ordinary share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2010, other than to give effect to the conversion of all outstanding preferred shares into ordinary shares upon the completion of this offering and our sale of the ADSs offered in this offering at the assumed initial public offering price of $10.00 per ADS, the mid-point of the range shown on the front cover page of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been $93.0 million, or $3.42 per outstanding ordinary share and $1.71 per ADS. This represents an immediate increase in net tangible book value of $2.64 or 341.0% per ordinary share and $1.32 or 341.0% per ADS to the existing shareholders and an immediate dilution in net tangible book value of $16.58 or 82.9% per ordinary share and $8.29 or 82.9% per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Ordinary Share	ADS
Assumed initial public offering price	$20.00	$10.00
Net tangible book value per share as of June 30, 2010	$0.78	$0.39
Pro forma net tangible book value per share after giving effect to the conversion of our series A convertible redeemable preferred shares	$0.78	$0.39
Pro forma as adjusted net tangible book value per share after giving effect to the conversion of our preferred shares and this offering	$3.42	$1.71
Increase in pro forma as adjusted net tangible book value	$2.64	$1.32
Amount of dilution in pro forma as adjusted net tangible book value per share to new investors in the offering	$16.58	$8.29

The amount of dilution in net tangible book value to new investors in this offering set forth above is calculated by deducting the pro forma as adjusted net tangible book value after giving effect to (i) the automatic conversion of our series A preferred shares and (ii) this offering at the assumed initial public offering price.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2010, the differences between existing shareholders, including holders of our preferred shares that will be automatically converted into ordinary shares immediately upon the completion of this offering, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	23,000,000	84.6%	$10,281,341	10.9%	$0.45	$0.22
New investors	4,200,000	15.4%	$84,000,000	89.1%	$20.00	$10.00

Total	27,200,000	100.0%	$94,281,341	100.0%	$3.47	$1.73

A $1.00 increase (decrease) in the assumed public offering price of $10.00 per ADS would increase (decrease) our pro forma net tangible book value by $7.8 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to the automatic conversion of our preferred shares and this offering by $0.29 per ordinary share and $0.14 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by $1.71 per ordinary share and $0.86 per ADS, assuming no charge to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any outstanding share options. As of the date of this prospectus, there were 1,064,400 ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of $8.02 per share, and there were 2,802,600 ordinary shares available for future issuance upon the exercise of future grants under our share inventive plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

As of the date of this prospectus, there were 180,000 ordinary shares issuable upon exercise of outstanding share options granted to our directors and executive officers at a weighted average exercise price of $5.78 per ordinary share, and 150,000 non-vested restricted shares issued to one of our executive officers. Assuming full exercise of such outstanding share options and taking into consideration of the 150,000 non-vested restricted shares, the pro forma as adjusted net tangible book value per share would have been $3.45 per ordinary share, or $1.72 per ADS.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2010, the differences between existing shareholders, including holders of our preferred shares that will be automatically converted into ordinary shares immediately upon the completion of this offering and our directors and executive officers assuming full exercise of all outstanding options granted to them, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	23,330,000	84.7%	$12,159,041	12.6%	$0.52	$0.26
New investors	4,200,000	15.3%	$84,000,000	87.4%	$20.00	$10.00

Total	27,530,000	100.0%	$96,159,041	100.0%	$3.49	$1.75

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

In addition, although U.S. shareholders may be able to originate actions against us in China in accordance with PRC law, it will be difficult for U.S. shareholders to do so, because we are incorporated under the laws of the Cayman Islands and it is difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have subject matter jurisdiction as required by the PRC Civil Procedure Law. U.S. shareholders may be able to originate actions against us in the Cayman Islands based upon Cayman Islands law. However, we do not have any substantial assets other than certain corporate documents and records in the Cayman Islands and it may be difficult for a shareholder to enforce a judgment obtained in a Cayman Islands court in China, where substantially all of our operations are conducted.

CORPORATE HISTORY AND STRUCTURE

We are a Cayman Islands company with subsidiaries and affiliate entity in China.

In August 2005, our founders started our business through the incorporation of Shanghai Noah Investment Management Co., Ltd., or Noah Investment, a domestic company in China. Since its inception, our founders focused the business of Noah Investment primarily on the distribution of OTC wealth management products to high net worth individuals in China. In September 2007, Noah Investment acquired the 100% equity interest of a company named Shanghai Hongliu Advertisement Co., Ltd., and renamed it Shanghai Noah Investment Consulting Co., Ltd., or Noah Consulting. In September 2008, Noah Investment incorporated a subsidiary named Shanghai Noah Rongyao Insurance Brokerage Co., Ltd., or Noah Insurance. Noah Insurance is in charge of our distribution of insurance products.

We incorporated our holding company, Noah Holdings Limited, in the Cayman Islands in June 2007 to facilitate our overseas financing efforts. In August 2007, Noah Holdings Limited incorporated Shanghai Noah Rongyao Investment Consulting Co., Ltd., or Noah Rongyao, our wholly owned subsidiary in China.

Noah Rongyao incorporated Shanghai Noah Yuanzheng Investment Consulting Co., Ltd., or Noah Yuanzheng, in April 2008 and Tianjin Noah Wealth Management Consulting Co., Ltd., or Tianjin Noah, in December 2008. Both Noah Yuanzheng and Tianjin Noah are primarily engaged in wealth management service business. Noah Yuanzheng incorporated Tianjin Gefei Asset Management Co., Ltd., or Tianjin Gefei, in March 2010. Tianjin Gefei is primarily engaged in investment and asset management business.

As foreign-invested companies engaged in insurance brokerage business are subject to stringent requirements compared with Chinese domestic enterprises under current PRC laws and regulations, our PRC subsidiary Noah Rongyao and its subsidiaries, which are foreign-invested companies, do not meet all the requirements and therefore none of them is permitted to engage in the insurance brokerage business. We conduct our insurance brokerage business in China through Noah Investment and its subsidiaries, which are PRC domestic companies owned by our founders. Since we do not have equity interests in Noah Investment, in order to exercise effective control over its operations, in September 2007, Noah Rongyao entered into certain contractual arrangements with Noah Investment and its shareholders.

Pursuant to the contractual arrangements among Noah Rongyao, Noah Investment and its shareholders described below, we exercise effective control over the operations of Noah Investment and are entitled to receive effectively all economic benefits generated from its shareholders’ equity interests in it. We define “economic benefits” as the net income of and residual interests in Noah Investment and its subsidiaries. Through powers of attorney signed by all shareholders of Noah Investment, Noah Rongyao has been granted the power of attorney to act their behalf on all matters pertaining to Noah Investment and to exercise all of their rights as shareholders of Noah Investment. Through the exclusive support service agreement between Noah Investment and Noah Rongyao, Noah Rongyao has agreed to provide certain technical and operational consulting services and to license its intellectual property rights to Noah Investment in exchange for service fees. Pursuant to this agreement, the fees for the consulting services are determined by both parties based on actual services provided, after deducting costs and licensing fees. The licensing fees for the intellectual property are determined by both parties based on actual services provided on a quarterly basis. Through this agreement, we are entitled to fees that are equivalent to all of Noah Investment’s revenues for a given period. In addition, pursuant to the exclusive option agreement, Noah Investment’s shareholders are prohibited from transferring their equity interests to any third party, and Noah Investment is prohibited from declaring and paying any dividends without Noah Rongyao’s prior consent. Through this arrangement, we can prevent leakage of any residual interests of Noah Investment. Through the share pledge agreement between Noah Investment’s shareholders and Noah Rongyao, Noah Investment’s shareholders have pledged their shares to Noah Rongyao to secure Noah Investment’s obligations under the exclusive support service agreement and the exclusive option agreement. If Noah Investment or its shareholders breach any of their obligations under the exclusive support service agreement or the exclusive option agreement, Noah Rongyao, as the pledgee, will be entitled to foreclose on the pledged shares. As a result of these contractual arrangements, under U.S. GAAP, we are considered the primary beneficiary of Noah Investment and thus consolidate its results in our consolidated financial statements. Under PRC law, each of Noah Rongyao and Noah Investment is an independent legal entity and neither of them is exposed to liabilities incurred by the other. See “Risk Factors — Risks Related to Our Corporate Structure — Contractual arrangements we have entered into among our PRC subsidiary, our variable interest entity and its shareholders may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity and its subsidiaries owe additional taxes, which could substantially reduce our consolidated net income and the value of your investment.”

The following diagram illustrates our current corporate structure:

(1)	The six shareholders of Noah Investment are our directors, Ms. Jingbo Wang, Mr. Zhe Yin, Mr. Boquan He, Ms. Qianghua Yan, and two employees.

(2)	We currently conduct our business operations of distributing of OTC wealth management products and fund of funds business through this entity and its three subsidiaries.

(3)	We currently conduct our insurance brokerage business and a small portion of our other wealth management services through this entity and its two subsidiaries.

(4)	These entities engage in the distribution of OTC wealth management products.

(5)	The remaining 0.1% equity interest of Noah Insurance is held by Mr. Zhe Yin, on behalf of Noah Investment. This entity engages in the insurance brokerage business.

(6)	This entity is currently inactive. We may use this entity to conduct a portion of our future fund of funds business if any future PRC law imposes license requirements for any part of that business.

(7)	This entity engages in the operation and management of our fund of funds business.

Exclusive Option Agreement. The shareholders of Noah Investment have entered into an exclusive option agreement with Noah Rongyao in September 2007, under which the shareholders granted Noah Rongyao or its third-party designee an irrevocable and exclusive option to purchase their equity interests in Noah Investment when and to the extent permitted by PRC law. The purchase price shall be the higher of the minimum amount required by PRC law or an amount determined by Noah Rongyao. Noah Rongyao may exercise such option at any time and from time to time until it has acquired all equity interests of Noah Investment. The term of this exclusive option agreement is ten years and will automatically extend for another ten years upon expiry if no party objects. During the term of this agreement, the shareholders of Noah Investment are prohibited from transferring their equity interests to any third party, and Noah Investment is prohibited from declaring and paying any dividend without Noah Rongyao’s prior consent.

Exclusive Support Service Agreement. Under the exclusive support service agreement entered into between Noah Investment and Noah Rongyao in September 2007, Noah Investment engages Noah Rongyao as its exclusive technical and operational consultant and under which Noah Rongyao agrees to assist in arranging financing necessary to conduct Noah Investment’s operational activities. Noah Rongyao will provide certain support services to Noah Investment, including client management, technical and operational support and other services, for which Noah Investment shall pay to Noah Rongyao service fees determined based on actual services provided. Noah Rongyao is also obligated to grant Noah Investment licenses to use certain intellectual property rights, for which Noah Investment shall pay license fees at the rates set by Noah Rongyao. This agreement has a term of ten years, which will automatically extend for another ten years upon expiry if neither party objects.

Share Pledge Agreement. All shareholders of Noah Investment have entered into a share pledge agreement with Noah Rongyao in September 2007, under which the shareholders pledged all of their equity interests in Noah Investment to Noah Rongyao as collateral to secure their obligations under the exclusive option agreement and Noah Investment’s obligations under the exclusive support service agreement. If Noah Investment or its shareholders violates any of their respective obligations under the exclusive support service agreement or the exclusive option agreement, Noah Rongyao, as the pledgee, will be entitled to certain rights, including the right to sell the pledged share interests. The term of the share pledge is same as that of the exclusive option agreement.

Powers of Attorney. Each shareholder of Noah Investment has executed a power of attorney to grant Noah Rongyao or its designee the power of attorney to act on his or her behalf on all matters pertaining to Noah Investment and to exercise all of his or her rights as a shareholder of Noah Investment, including the right to attend shareholders meeting, appoint board members and senior management members, other voting rights and the right to transfer all or a part of his or her equity interest in Noah Investment.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our selected consolidated financial data presented below for the years ended December 31, 2007, 2008 and 2009 and our balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

Our selected consolidated statements of operations data for the six months ended June 30, 2009 and 2010 and the selected consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed financial information on the same basis as our audited consolidated financial statements.

We have not included financial information for the years ended December 31, 2005 and 2006, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2007, 2008 and 2009, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

	Years Ended December 31			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$, except share data)
Revenues:
Third-party revenues	3,387,156	7,825,544	14,257,047	5,550,526	12,629,495
Related party revenues	—	1,044,947	1,145,535	580,194	1,868,203

Total revenues	3,387,156	8,870,491	15,402,582	6,130,720	14,497,698
Less: business taxes and related surcharges	(177,607)	(492,715)	(838,350)	(321,021)	(839,713)

Net revenues	3,209,549	8,377,776	14,564,232	5,809,699	13,657,985

Operating cost and expenses:
Cost of revenues	(254,283)	(1,229,223)	(2,508,861)	(974,507)	(2,176,494)
Selling expenses	(169,405)	(2,485,589)	(3,168,051)	(967,790)	(2,550,719)
General and administrative expenses	(2,000,565)	(3,202,670)	(4,435,557)	(2,067,478)	(3,780,210)
Other operating income	69,506	121,665	230,547	120,181	112,473

Total operating cost and expenses	(2,354,747)	(6,795,817)	(9,881,922)	(3,889,594)	(8,394,950)

Income from operations	854,802	1,581,959	4,682,310	1,920,105	5,263,035

Other income (expenses):
Interest income	5,419	45,157	57,622	20,397	44,095
Other expense	—	(71,379)	(15,088)	(9,601)	(24,382)
Investment income	267,087	41,192	358,824	13,619	158,800
Loss on change in fair value of derivative liabilities	(206,500)	(1,357,000)	(796,500)	(619,500)	354,000

Total other income (expenses)	66,006	(1,342,030)	(395,142)	(595,085)	532,513

Income before taxes	920,808	239,929	4,287,168	1,325,020	5,795,548
Income tax expense	(574,765)	(642,007)	(638,755)	(430,271)	(1,643,998)

	Years Ended December 31			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$, except share data)
Loss from equity in affiliates	—	—	—	—	(7,316)
Net income (loss) attributable to Noah Shareholders	346,043	(402,078)	3,648,413	894,749	4,144,234
Deemed dividend on Series A convertible redeemable preferred shares	(211,075)	(198,179)	(208,088)	(104,044)	(108,348)

Net income (loss) attributable to ordinary shareholders	134,968	(600,257)	3,440,325	790,705	4,035,886

Net income (loss) per share:
Basic	0.02	(0.08)	0.20	0.05	0.21
Diluted	0.01	(0.08)	0.13	0.03	0.16
Net income (loss) per ADS:(1)
Basic	0.01	(0.04)	0.10	0.02	0.11
Diluted	0.01	(0.04)	0.07	0.01	0.08
Weighted average number of shares used in computation:
Basic	6,900,000	7,285,451	11,121,164	10,440,124	13,140,124
Diluted	8,146,770	7,285,451	16,835,379	16,731,220	17,074,405
Pro forma net income per share — unaudited(2)
Basic			0.26		0.20
Diluted			0.20		0.16
Weighted average number of shares used in computation — unaudited:
Basic			17,021,164		19,040,124
Diluted			22,735,379		22,974,405
Dividends declared per share(3)	0.09	—	—

(1)	Two ADSs represent one ordinary share.

(2)	Pro forma basic and diluted earnings per share is computed by dividing income attributable to holders of ordinary shares, excluding the impact of deemed dividends on convertible redeemable preferred shares and loss on change in fair value of derivative liabilities, by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible redeemable preferred shares upon consummation of this offering at the conversion ratio of 1:2.

(3)	Calculated based on the number of ordinary shares of our company after a one to two share split in January 2008, which has been retrospectively reflected for all periods presented.

	As of December 31,			As of June 30,
	2007	2008	2009	2010	2010
	(US$)
					pro forma(1)
Consolidated Balance Sheet Data
Cash and cash equivalents	5,682,728	7,731,424	12,115,771	17,052,110	17,052,110
Total assets	6,358,900	9,037,320	16,255,488	23,759,786	23,759,786
Total current liabilities	1,062,362	2,717,356	5,187,929	4,733,476	4,733,476
Total liabilities	1,842,785	3,767,318	6,411,179	5,963,444	5,963,444
Series A convertible redeemable preferred shares	3,963,575	4,161,754	4,369,842	4,478,190	—
Total equity	552,540	1,108,248	5,474,467	13,318,152	17,796,342

Note:

(1)	The pro forma balance sheet information as of June 30, 2010 assumes the conversion upon completion of this offering of all preferred shares outstanding as of June 30, 2010 into ordinary shares.

Discussion of Non-GAAP Financial Measures

Adjusted net income attributable to Noah shareholders is a non-GAAP financial measure that excludes the income statement effects of all forms of share-based compensation and loss on change in fair value of derivative liabilities.

The non-GAAP financial measure disclosed by us should not be considered a substitute for financial measures prepared in accordance with U.S. GAAP. The financial results reported in accordance with U.S. GAAP and reconciliation of GAAP to non-GAAP results should be carefully evaluated. The non-GAAP financial measure used by us may be prepared differently from and, therefore, may not be comparable to similarly titled measures used by other companies.

When evaluating our operating performance in the periods presented, management reviewed non-GAAP net income results reflecting adjustments to exclude the impacts of share-based compensation and change in fair value of derivative liabilities to supplement U.S. GAAP financial data. As such, we believe that the presentation of the non-GAAP adjusted net income attributable to Noah shareholders provides important supplemental information to investors regarding financial and business trends relating to our results of operations in a manner consistent with that used by management. Pursuant to U.S. GAAP, we recognized significant amounts of expenses for the restricted shares and of loss (gain) on change in fair value of derivative liabilities in the periods presented. As we removed the restrictions on such shares and revised the relevant provisions of our series A preferred shares that trigger the accounting treatment of derivative liabilities in June 2010, we do not expect to incur similar expenses in the future. To make our financial results comparable period by period, we utilize the non-GAAP adjusted net income to better understand our historical business operations.

Reconciliation of GAAP to Non-GAAP Results

(unaudited)

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$)
Net income (loss) attributable to Noah shareholders	346,043	(402,078)	3,648,413	894,749	4,144,234
Adjustment for share-based compensation related to:
Repurchase of shares	152,500	—	—	—	—
Share options	—	9,466	133,612	55,988	251,711
Restricted shares	255,280	783,000	783,000	391,500	1,310,721
Adjustment for loss (gain) on change in fair value of derivative liabilities	206,500	1,357,000	796,500	619,500	(354,000)

Adjusted net income attributable to Noah shareholders (non-GAAP)*	960,323	1,747,388	5,361,525	1,961,737	5,352,666

*	The non-GAAP adjustments do not take into consideration the impact of taxes on such adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the leading service provider focusing on distributing wealth management products to the high net worth population in China. We distribute OTC wealth management products that are originated in China, including primarily fixed income products, private equity funds and securities investment funds. With over 300 relationship managers in our 28 branch offices, our coverage network encompasses China’s most economically developed regions where high net worth population is concentrated, including the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. Since our inception in 2005, we have distributed over RMB15.5 billion (US$2.3 billion) worth of wealth management products in aggregate. The number of our registered clients, which include (i) registered individual clients, (ii) registered enterprise clients, and (iii) wholesale clients which have entered into cooperation agreements with us, has grown to 12,353 as of June 30, 2010.

We generate revenues primarily from (i) one-time commissions paid by third-party product providers or, for most fixed income products, by the underlying corporate borrowers, based on the value of the wealth management products purchased by our clients, and (ii) recurring service fees paid by third-party providers of certain types of products, based on the value of such products purchased by our clients or the net asset value of the portfolio underlying the products purchased by our clients.

We have experienced substantial growth in recent years. For the past three years, our net revenues increased from US$3.2 million in 2007 to US$8.4 million in 2008, and to US$14.6 million in 2009, representing a CAGR of 113.6%. For the six months ended June 30, 2010, our net revenues amounted to US$13.7 million, as compared to US$5.8 million for the six months ended June 30, 2009. We recorded a net income of US$0.3 million in 2007, a net loss of US$0.4 million in 2008, a net income of US$3.6 million in 2009 and a net income of US$4.1 million for the six months ended June 30, 2010. The net income amounts have included the impact of non-cash charges relating to change in fair value of derivative liabilities associated with the conversion and liquidation features of our series A preferred shares and share-based compensation in an aggregate amount of US$0.5 million, US$2.1 million, US$1.7 million and US$1.2 million in 2007, 2008 and 2009 and the six months ended June 30, 2010, respectively.

Factors Affecting Our Results of Operations

We have benefited significantly from the overall economic growth, the growing high net worth population and the increasing demand for sophisticated and personalized wealth management solutions in China, which we anticipate will continue to increase as the overall economy and the high net worth population continue to grow in China. However, any adverse changes in the economic conditions or regulatory environment in China may have a material adverse effect on China’s wealth management services industry, which in turn may harm our business and results of operations.

Our financial condition and results of operations are more directly affected by company-specific factors, primarily including the following:

•	number of clients;

•	average transaction value per client;

•	product mix; and

•	operating costs and expenses.

Number of Clients

Our revenue growth has been driven primarily by the increasing number of clients. We have three types of clients: (i) high net worth individuals, (ii) enterprises affiliated with high net worth individuals, and (iii) wholesale clients, primarily local commercial banks and branches of national commercial banks which distribute wealth management products to their own clients. Our core business is distribution of wealth management products to high net worth individuals, which contributed to 81.2% and 79.0% of our revenues in 2009 and the six months ended June 30, 2010, respectively. Therefore, the number of our high net worth individual clients is a key factor affecting our results of operations. In addition, an increasing number of high net worth individual clients may also result in a growing number of enterprise clients, as many high net worth individuals in China own or control small and medium enterprises.

We refer to the high net worth individuals and enterprises registered with us and the wholesale clients that have entered into cooperation agreements with us as our “registered clients” and those registered clients who purchase wealth management products distributed by us during any given period as “active clients” for that period. Despite the global financial crisis starting in 2008, the cumulative number of our registered clients increased from 3,089 as of December 31, 2007 to 6,606 as of December 31, 2008, and to 9,641 as of December 31, 2009 and further to 12,353 as of June 30, 2010, while the number of our active clients increased from 926 as of December 31, 2007 to 1,065 as of December 31, 2008, and to 1,235 as of December 31, 2009. For the six months ended June 30, 2010, the number of active clients was 779, as compared to 615 for the six months ended June 30, 2009. Although we generate no revenue from those registered clients who currently do not purchase products we distribute, with an increasing number of registered clients, we have the opportunity to provide wealth management services and recommend products to a greater number of high net worth individuals, enterprises and wholesale clients and accordingly may convert more registered clients into active clients. An increase in the number of active clients has contributed significantly to the growth of the total value of the products distributed by us. We expect that the number of active clients will continue to be a key factor affecting our revenue growth.

The number of new clients we may develop is affected by the breadth of our coverage network. As we expand our coverage network, we will increase our capacity and capability to cultivate and serve new clients, which may result in an increase in the number of new registered and active clients.

Average Transaction Value per Client

Average transaction value per client directly affects the total value of wealth management products we distribute, which in turn affects the amount of one-time commissions and recurring service fees we earn. Average transaction value per client refers to the average value of wealth management products distributed by us that are purchased by our active clients during a given period. Our average transaction value per client increased from RMB1.1 million (US$0.2 million) in 2007 to RMB3.0 million (US$0.4 million) in 2008 and to RMB4.5 million (US$0.7 million) in 2009, representing a three-year CAGR of 102.3%. For the six months ended June 30, 2010, our average transaction value per client was RMB6.6 million (US$1.0 million), as compared to RMB3.6 million (US$0.5 million) for the six months ended June 30, 2009.

The increase in our average transaction value per client is partly attributable to the growing value of investable assets owned by China’s high net worth population. In recent years, we have been raising the required level of investable assets when we target high net worth individuals in order to focus our resources on serving the high-end segment of China’s high net worth population. Currently, we expect our registered individual clients to have investable assets (excluding primary residence) with an aggregate value exceeding RMB3.0 million

(US$0.4 million), as essentially all products currently distributed by us have a minimum purchase threshold exceeding this amount. In addition, the increase in our average transaction value per client also reflects the changes in our client mix, as we have an increasing number of enterprise and wholesale clients, which, on average, purchase wealth management products of greater transaction value than individual clients.

Product Mix

Our product mix affects our revenues and operating profit. We distribute to our clients a wide array of OTC wealth management products that are originated in China and issued by third-party product providers. These include four types of products: (i) fixed income products, mainly collateralized fixed income products sponsored by trust companies and other products providing investors with fixed rate returns; (ii) private equity fund products, including investments in various private equity funds, the underlying assets of which are portfolios of equity investments in unlisted private companies; (iii) securities investment fund products, the underlying assets of which are publicly traded stocks; and (iv) investment-linked insurance products.

The composition and level of revenues that we derive from the distribution of wealth management products are affected by the type of products we distribute. The product type determines whether we can receive one-time commissions only, or both one-time commissions and recurring service fees, although average fee rates do not differ substantially across different product types. On all four types of products, we receive one-time commissions paid by third party product providers or underlying corporate borrowers, calculated as a percentage of the value of the products that our clients purchase. In addition, on products other than fixed income products, we also receive recurring service fees where we are engaged by the product providers to provide recurring services to our clients who have purchased their products. The table below sets forth the total value of different types of products that we distributed, both in absolute amount and as a percentage of the total value of all products distributed, during the periods indicated:

	Years Ended December 31,						Six Months Ended June 30,
Product type	2007		2008		2009		2009		2010
	RMB in millions	%	RMB in millions	%	RMB in millions	%	RMB in millions	%	RMB in millions	%
Fixed income products	195	19.2	1,978	62.7	3,612	64.8	1,733	78.4	2,552	49.3
Private equity fund products	24	2.3	772	24.5	1,594	28.6	326	14.8	2,605	50.3
Securities investment funds and investment-linked insurance products	799	78.5	404	12.8	368	6.6	150	6.8	18	0.4

All products	1,018	100	3,154	100	5,574	100	2,209	100	5,175	100

As shown above, we have materially increased distribution of fixed income products, as these products are less affected by general market conditions and provide us with a steady flow of one-time commissions. Since 2007, we have significantly increased our distribution of private equity fund products in order to increase our revenues from recurring service fees. As we receive recurring service fees over the life cycle of the funds, which typically ranges from five to seven years, our distribution of these products represent a source of steady flow of recurring revenues. The transaction value of private equity fund products are generally higher than that of other products, and as a result, recurring service fees from these products are often higher than those from other products. Our recurring service fees increased from US$0.1 million in 2007 to US$1.9 million in 2008, and to US$3.1 million in 2009. For the six months ended June 30, 2010, our recurring service fees amounted to US$3.0 million, as compared to US$0.9 million for the six months ended June 30, 2009. We have materially decreased distribution of securities investment fund products and investment-linked insurance products because their performance is more susceptible to volatilities in the domestic and foreign stock markets and when the general conditions of stock markets deteriorate, our one-time commission and recurring service fees from these products are often impacted. Fees generated from investment-linked insurance products have been insignificant to our financial results in 2008, 2009 and the six months ended June 30, 2010. Therefore, we combine the total value of investment-linked insurance products with that of the securities investment fund products in the table above. The value of investment-linked insurance products we distributed in 2007 was RMB103.3 million, representing 10.1% of total value of all products we distributed for 2007.

Prior to 2010, we carried out our OTC wealth management product distribution business through both Noah Investment and Noah Rongyao and their subsidiaries. In 2010, we implemented a business plan to streamline the business operations of our subsidiaries and affiliated entities. Pursuant to this plan, starting from 2010, Noah Investment and its subsidiaries mainly focus on the insurance brokerage business, given that one of Noah Investment’s subsidiaries holds an insurance brokerage license, while Noah Rongyao and its subsidiaries mainly carry out our OTC wealth management product distribution business in China. As a result of the implementation of this business plan, the revenues generated by Noah Rongyao and its subsidiaries as a percentage of our total revenues increased from 38.8% in 2009 to 82.2% in the six months ended June 30, 2010. Meanwhile, the revenues generated by Noah Investment and its subsidiaries as a percentage of our total revenues decreased from 61.2% in 2009 to 17.8% in the six months ended June 30, 2010. As our insurance brokerage business currently represents an insignificant percentage of our revenues, we expect that revenues generated by Noah Investment as a percentage of our total revenues will continue to decrease in the short term.

Operating Costs and Expenses

Our financial condition and operating results are directly affected by our operating costs and expenses, which consist of cost of revenues, selling expenses and general and administrative expenses deducting other operating income from government subsidies. Our operating costs and expenses are primarily affected by several factors, including the number of our employees, rental expenses and certain non-cash charges.

The number of our employees has increased significantly in recent years, from 112 as of December 31, 2007 to 294 as of December 31, 2008, and to 359 as of December 31, 2009, and further to 520 as of June 30, 2010. The increase was a result of the growth of our business, in particular our coverage network expansion, as we hired additional relationship managers to staff our new branch offices and to support the growing client base of our existing branch offices. In addition, we need to hire additional personnel at our Shanghai headquarters to support and manage the growth of our business. We plan to continue to expand our coverage network and anticipate that our operating expenses related to employee compensation will increase as a result of hiring new employees.

The number of our branch offices increased rapidly in recent years. We had 3, 15, 16 and 25 branch offices as of December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010, respectively. Our rental expenses have also increased significantly in recent years in line with the increased number of branch offices.

Our operating costs and expenses include share-based compensation charge related to the share options granted to employees. From September 2007 to June 2010, our operating costs and expenses also included compensation charges related to the deemed vesting of certain ordinary shares owned by our founders that were designated as restricted shares and became subject to our repurchase rights in September 2007. Although the contractual restrictions on such shares owned by our founders were terminated in June 2010, we expect to incur additional share-based compensation expenses related to share options in the future as we plan to continue to grant share options to our employees.

Key Components of Results of Operations

Net Revenues

Our net revenues are total revenues, net of business taxes and related surcharges, which range from 5.0% to 5.6% of gross revenue. In 2007, 2008 and 2009, we recorded net revenues of US$3.2 million, US$8.4 million and US$14.6 million, respectively. For the six months ended June 30, 2010, our net revenues amounted to US$13.7 million, as compared to US$5.8 million for the six months ended June 30, 2009. We derive revenues primarily from the following sources:

•

one-time commissions paid by third party product providers or, for most fixed income products, the underlying corporate borrowers, calculated as a percentage of the wealth management products purchased by our clients;

•

recurring service fees where we are engaged by the product providers to provide recurring services to our clients who have purchased their products, including (i) recurring service fees over the life cycle of the private equity funds products previously distributed by us to our clients, which are paid on a periodic basis and calculated as a percentage of the total value of investments in the underlying funds previously distributed by us to our clients; and (ii) recurring service fees for investments in funds focusing on publicly traded stocks and investment-linked insurance products, which are paid on a periodic basis and calculated daily as a percentage of the net asset value of the portfolio underlying the products purchased by our clients.

The table below sets forth the amounts of our one-time commissions and recurring service fees in the periods indicated:

	Years ended December 31,						Six Months Ended June 30,
	2007		2008		2009		2009		2010
	US$	%	US$	%	US$	%	US$	%	US$	%
Net Revenues:
One-time commissions	3,092,379	96.3	6,478,625	77.3	11,443,762	78.6	4,945,428	85.1	10,676,719	78.2
Recurring service fees	117,170	3.7	1,899,151	22.7	3,120,470	21.4	864,271	14.9	2,981,266	21.8

Total net revenues	3,209,549	100.0	8,377,776	100.0	14,564,232	100.0	5,809,699	100.0	13,657,985	100.0

While we expect that our one-time commissions will continue to account for the majority of our net revenues, recurring service fees are expected to constitute an increasingly significant portion of our net revenues as we increase our distribution of private equity fund products.

Operating Costs and Expenses

Our operating costs and expenses consist of cost of revenues, selling expenses and general and administrative expenses. The following table sets forth the components of our operating costs and expenses, both in absolute amount and as a percentage of net revenues for the periods indicated:

	Years ended December 31,						Six Months Ended June 30,
	2007		2008		2009		2009		2010
	US$	%	US$	%	US$	%	US$	%	US$	%
Operating costs and expenses:
Cost of revenues	254,283	7.9	1,229,223	14.7	2,508,861	17.2	974,507	16.8	2,176,494	15.9
Selling expenses	169,405	5.3	2,485,589	29.7	3,168,051	21.8	967,790	16.7	2,550,719	18.7
General and administrative expenses	2,000,565	62.3	3,202,670	38.2	4,435,557	30.5	2,067,478	35.6	3,780,210	27.7
Other operating income	(69,506)	(2.1)	(121,665)	(1.5)	(230,547)	(1.6)	(120,181)	(2.1)	(112,473)	(0.8)

Total operating costs and expenses	2,354,747	73.4	6,795,817	81.1	9,881,922	67.9	3,889,594	67.0	8,394,950	61.5

Cost of Revenues

Our cost of revenues consists of compensation of relationship managers and expenses incurred in connection with product-specific client meetings and other events. We anticipate that our cost of revenues will continue to increase as we hire more relationship managers for our existing and new branch offices and distribute more wealth management products.

Selling Expenses

Our selling expenses primarily include rental and other expenses of branch offices and operating expenses attributable to general marketing activities. We expect that our selling expenses will continue to increase as we expand our coverage network and organize more events to promote our brand recognition, increase client loyalty and attract potential clients.

General and Administrative Expenses

Our general and administrative expenses primarily include compensation of managerial and administrative staff, rental and other expenses of our headquarters and other operating expenses attributable to general and administrative activities. We anticipate that our general and administrative expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations and with becoming a publicly traded company, including costs of enhancing our internal controls.

Other Operating Income

Other operating income is cash subsidies received in the PRC from local governments for general corporate purposes and is reflected as an offset to our operating costs and expenses.

Share-Based Compensation Expenses

Our operating costs and expenses include share-based compensation expenses due to grants of stock options to our employees, repurchase of shares from a founder and the vesting of restricted shares by certain of our founders. Share-based compensation expense is recorded in the financial statement line-item corresponding to the nature of services provided by the grantees. Share-based compensation was included in general and administrative expenses for the years ended December 31, 2007, 2008 and 2009 and cost of revenues, selling expenses and general and administrative expenses for the periods ended June 30, 2009 and 2010. The following table sets forth our share-based compensation expenses both in absolute amounts and as a percentage of net revenues for the periods indicated:

	Years Ended December 31,						Six Months Ended June 30,
	2007		2008		2009		2009		2010
	US$	%	US$	%	US$	%	US$	%	US$	%
Share options	—	—	9,466	0.1	133,612	0.9	55,988	1.0	251,711	1.8
Restricted shares	255,280	8.0	783,000	9.3	783,000	5.4	391,500	6.7	1,310,721	9.6
Repurchase of shares	152,500	4.8	—	—	—	—	—	—	—	—

Total share-based compensation	407,780	12.8	792,466	9.4	916,612	6.3	447,488	7.7	1,562,432	11.4

Share Options. We adopted a share incentive plan in 2008 and a new share incentive plan in 2010. On August 19, 2008, we granted options to purchase a total of 120,000 ordinary shares at an exercise price of US$1.12 per share to certain executive officers, 60,000 of which were later forfeited. On March 2, 2009, we granted options to purchase a total of 130,000 shares to certain executive officers and other employees at an exercise price of US$1.12 per share. On March 11, 2010, we granted options to purchase a total of 639,000 ordinary shares to certain executive officers and other employees at an exercise price of US$5.58 per share, 150,000 of which were later replaced by non-vested restricted shares of the same amount and 10,000 of which were later forfeited. On July 20, 2010, we granted options to purchase a total of 163,300 ordinary shares to certain executive officers and employees at an exercise price of US$7.38 per share, 10,000 of which were later forfeited. On October 11, 2010, we granted options to purchase a total of 7,000 ordinary shares to certain employees at an exercise price of US$7.38 per share. On October 18, 2010, we granted options to purchase a total of 235,100 ordinary shares to certain employees at an exercise price of US$19.00 per share. All these options have a four-year vesting schedule with 25% of each option vesting on the first anniversary of the applicable grant date and the remainder vesting ratably over the next 36 months. In addition, we agreed to grant options to purchase a total of 18,000 ordinary shares to our independent director appointees upon the effectiveness of the registration statement to which this prospectus is a part. These options have a two-year vesting schedule with 25% of the options vesting upon the effectiveness of the registration statement, 25% vesting on the first anniversary of the effectiveness date and the remaining 50% on the second anniversary of the effectiveness date.

We recorded US$9.5 thousand and US$133.6 thousand for share-based compensation expenses related to share options expenses in 2008 and 2009, respectively. For the six months ended June 30, 2010, we recorded US$251.7 thousand for share-based compensation expenses related to share options expenses, as compared to US$56.0 thousand for the six months ended June 30, 2009. No options were exercised during 2008 and 2009 and the six months ended June 30, 2010. As of June 30, 2010, there was US$2.5 million of total unrecognized compensation expenses related to unvested share options granted under our share incentive plan, which are expected to be recognized over a weighted-average period of 3.5 years.

Restricted Shares. In connection with our issuance and sale of series A preferred shares in September 2007, a total of 10,800,000 ordinary shares held by certain of our founders were designated as restricted shares and became subject to our repurchase right at par value for a period of four years. We recorded US$0.3 million, US$0.8 million and US$0.8 million in share-based compensation expenses related to these restricted shares for 2007, 2008 and 2009, respectively. For the six months ended June 30, 2010, such share-based compensation expenses related to restricted shares amounted to US$1.3 million, as compared to US$0.4 million for the six months ended June 30, 2009. These restrictions were removed in June 2010, in connection with which, unrecognized share-based compensation of US$0.9 million as of the modification date was immediately recognized as an expense in the consolidated statements of operations. On October 18, 2010, we issued 150,000 ordinary shares with restrictions on voting and dividend rights to an executive officer for US$0.8 million pursuant to our 2008 share incentive plan.

Gain (Loss) on Change in Fair Value of Derivative Liabilities

Prior to June 2010, the redemption provisions of the series A preferred shares permitted a holder to redeem the shares at a redemption price per share equal to the greater of: (1) issue price plus a compounded 5% return per annum, or (2) the fair market value of the series A preferred shares. The ability to redeem the series A preferred shares provided shareholders with the means to net settle the shares and caused the conversion feature and put option to be combined as a compound derivative, bifurcated from the series A preferred shares and recognized at fair value with changes in fair value recorded in earnings. Consequently, we recorded a loss on change in fair value of derivative liabilities of US$0.2 million, US$1.4 million and US$0.8 million for the years ended December 31, 2007, 2008 and 2009, respectively. For the six months ended June 30, 2010, we recorded a gain on change in fair value of derivative liabilities of US$0.4 million because the likelihood of occurrence of an optional conversion or a change in control event was reduced with the approaching initial public offering. In June 2010, the aforementioned redemption provision was modified to remove the option to settle the series A preferred shares at fair value and permit redemption only at the issue price plus a compounded 5% return per annum. All other terms of the series A preferred shares remained the same. As a result of the modification, we determined that the conversion feature and put option could no longer be net settled and, as such, were no longer derivatives. Accordingly, we derecognized the compound derivative by reclassifying the fair value of the derivative liability as of the modification date of US$2.2 million to additional paid-in-capital as we deemed the modification to be a transaction among shareholders.

Taxation

The Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

PRC

Our subsidiary, Noah Rongyao, our variable interest entity, Noah Investment, and their respective subsidiaries were established in the PRC and as such are subject to business tax, education surtax, and urban maintenance and construction tax on the services provided in the PRC. Such taxes are primarily levied based on revenues at rates ranging from 5.0% to 5.8% and are recorded as a reduction of revenues. Business tax and related surcharges of US$0.2 million, US$0.5 million and US$0.8 million are deducted from our total revenues for the years ended December 31, 2007, 2008 and 2009, respectively. For the six months ended June 30, 2010, we recorded a deduction of US$0.8 million from our total revenues for business tax and related surcharges, as compared to US$0.3 million for the six months ended June 30, 2009.

In addition, our PRC subsidiary, our variable interest entity and their subsidiaries are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Until January 1, 2008, Chinese companies were generally subject to PRC enterprise income tax at a statutory rate of 33%. On January 1, 2008, the new PRC Enterprise Income Tax Law in China took effect and it applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The PRC Enterprise Income Tax Law provides a five-year transitional period for those entities established before March 16, 2007, which enjoyed a favorable income tax rate of less than 25% under the previous income tax laws and rules, to gradually change their rates to 25%, and in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term.

Under the PRC Enterprise Income Tax Law, dividends from our PRC subsidiary out of earnings generated after the new law came into effect on January 1, 2008 are subject to a withholding tax. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the PRC Enterprise Income Tax Law, enterprises that are established under the laws of foreign countries or regions and whose “de facto management bodies” are located within the PRC territory are considered PRC resident enterprises, and will be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” are defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. See “Risk Factors — Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.”

For more information on PRC tax regulations, see “Regulations — Regulations on Tax.”

Critical Accounting Policies

We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We derive revenue from marketing wealth management products and providing recurring services to our clients over the duration of the wealth management product, which is typically several years. Prior to a client’s purchase of a wealth management product, we provide the client with a wide spectrum of consultation services, including product selection, review, risk profile assessment and evaluation and recommendation for the client. Upon establishment of a wealth management product, we earn a one-time commission from third-party product providers or underlying corporate borrowers calculated as a percentage of the value of the wealth management products purchased by our clients. We define the “establishment of a wealth management product” for our revenue recognition purpose as the time when both of the following two criteria are met: (1) our client has entered into a purchase or subscription contract with the relevant product provider and if required, the client has transferred a deposit to an escrow account designated by the product provider and (2) the product provider has issued a formal notice to confirm the establishment of a wealth management product. Recurring service fees paid by third-party product providers are dependent upon the type of wealth management product our client purchased and are calculated as either (i) a percentage of the total value of investments in the wealth management product purchased by our clients, calculated at the establishment date of the wealth management product, or (ii) as a percentage of the fair value of the total investment in the wealth management product, calculated daily. As we provide these services throughout the contract term for either method of calculation, revenues are recognized on a daily basis over the contract term, assuming all other revenue recognition criteria have been met.

We recognize revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes and surcharges.

One-time commissions. We enter into one-time commission agreements with third-party product providers or underlying corporate borrowers, which specifies the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Upon establishment of a wealth management product, we earn a one-time commission from third-party product providers or underlying corporate borrowers calculated as a percentage of the wealth management products purchased by our clients. Revenues are recorded upon the establishment of the wealth management product, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies. Certain contracts require that a portion of the payment be deferred until the end of the product’s life or other specified contingency. In such instances, we defer the contingent amount until the contingency has been resolved. A small portion of our one-time commission arrangements require the provision of certain after sales activities, which primarily relate to disseminating information to clients related to investment performance. We accrue the estimated cost of providing these services, which are inconsequential, when the one-time commission is earned as the services to be provided are substantially complete, we have historically completed the after sales services in a timely manner and can reliably estimate the remaining costs.

Recurring Service Fees. Recurring service fees from third-party product providers are dependent upon the type of wealth management product our client purchased and are calculated as either (1) a percentage of the total value of investments in the wealth management product purchased by our clients, calculated at the establishment date of the wealth management product or (2) as a percentage of the fair value of the total investment in the wealth management product, calculated daily. As we provide these services throughout the contract term for either method of calculation, revenues are recognized on a daily basis over the contract term, assuming all other revenue recognition criteria have been met. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges.

Multiple element arrangements. We enter into multiple element arrangements when a third-party product provider or underlying corporate borrowers engages us to provide both wealth management marketing and recurring services. We adopted the provision of FASB Accounting Standards Update 2009-13 for all periods presented in accounting for our multiple element arrangements. Both services represent separate units of accounting. We have vendor specific objective evidence of fair value for our wealth management marketing services as we provide such services on a stand-alone basis. We have not sold our recurring services on a stand-alone basis. However, the fee to which we are entitled is consistently priced at a fixed percentage of the management fee obtained by the fund managers irrespective of the fee obtained for the wealth management marketing services. As such, we have established fair value as the fixed percentage in such arrangements and believes it represents our best estimate of the selling price at which we would transact if the recurring services were sold regularly on a standalone basis. We allocate arrangement consideration based on fair value, which is equivalent to the percentages charged for each of the respective units of accounting, as described above. Revenues for the respective units of accounting are also recognized in the same manner as described above. If the estimated selling price for recurring services increased (or decreased) by 1%, the revenue allocated to this revenue element would increase (decrease) by 0.1% to 0.5% or by a dollar amount between US$3,120 to US$15,602 for the year ended December 31, 2009 or by a dollar amount between US$2,981 to US$14,906 for the six months ended June 30, 2010.

We recognize revenues from our recurring services on a daily basis over the contract term, assuming all other revenue recognition criteria have been met.

Fair Value Measurements of Derivative Liabilities

We determined the fair value of the derivative liabilities associated with the issuances of the series A preferred shares using a “with-and-without” approach which considers the fair value of the series A preferred shares with and without the embedded features under analysis. The valuation involves the fair value of ordinary shares and series A preferred shares, and management’s best estimates of the probability of the occurrence of future events, such as a qualified initial public offering, redemption, and liquidation on the valuation date. Determining the fair value of ordinary shares and series A preferred shares requires making complex and subjective judgments. Management used generally accepted valuation methodologies, including the discounted cash flow approach and the guideline company’s approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of our company, to derive the total equity value of our company. The equity value is then allocated using option pricing model among the different classes of shares of our company to determine the fair value of ordinary shares and preferred shares. The option pricing model considers series A preferred shares and ordinary shares as call options on the company’s equity value, with strike prices based on the liquidation preference of the preferred share. The main inputs to this model include equity value of the company, exercise values, expected volatility, expected time to expiration, and risk free interest rate. Changes in the inputs to this model or to the probability of the occurrence of future events could have a material effect on the value of our derivative liabilities and, as a result, our consolidated statements of operations as the change in their fair value is reflected in earnings.

Share-Based Compensation

We recognize share-based compensation based on the fair value of equity awards on the date of the grant, with compensation expense recognized using a straight-line vesting method over the requisite service periods of the awards, which is generally the vesting period. We estimate the fair value of share options granted using the Black-Scholes option pricing model. The expected term represents the period that share-based awards are expected to be outstanding, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee exercise behavior. The computation of expected volatility is based on a combination of the historical and implied volatility of comparable companies from a representative peer group based on industry.

In determining the fair value of our ordinary shares on each of the grant dates, we considered in part valuation reports prepared by an independent valuer based on data we provided. These valuation reports provided us with guidelines in determining the fair value, but the determination was made by our management.

Determining the fair values of the ordinary shares requires making complex and subjective judgments regarding projected financial and operating results, our unique business risks, the liquidity of the ordinary shares and our operating history and prospects at the time of grant. Therefore, these fair values are inherently uncertain and highly subjective.

The assumptions used to derive the fair values of the ordinary shares include:

•	no material changes in the existing political, legal, fiscal and economic conditions in China;

•	no major changes in tax law in China or the tax rates applicable to our subsidiaries and consolidated affiliated entities in China;

•	no material changes in the exchange rates and interest rates from the presently prevailing rates;

•	availability of finance not a constraint on our future growth;

•	our ability to retain competent management, key personnel and technical staff to support our ongoing operations; and

•	no material deviation in market conditions from economic forecasts.

We determined our total equity value by employing two valuation methods: the discounted cash flow method under the income approach and the guideline companies method under the market approach. The discounted cash flow method is a method within the income approach whereby the present value of future expected net cash flows is calculated using a discount rate. The guideline companies method incorporates certain assumptions, including the market performance of comparable listed companies as well as our financial results and growth trends. The market approach is used as a reasonableness test to support our conclusion of value. We decided to rely upon the income approach as the sole means of valuation since the income approach better captured our financial situation as of the valuation date.

For the income approach, we forecasted our future debt–free net cash flows for seven years subsequent to the valuation date and applied a multiple to the terminal debt-free cash flow after seven years. The net cash flow was then discounted to present value using a risk-adjusted discount rate, which was based on market inputs using a capital asset pricing model that reflected the risks associated with achieving our forecasts. The projections used for each valuation date were made based upon the expected outlook on our operating performance through the forecast periods. The assumptions underlying the estimates were consistent with our business plan. Specifically, the future debt-free cash flows were determined by subtracting taxes, future capital spending and future changes in working capital from, and adding future depreciation and amortization to, EBIT. EBIT represents income (loss) plus interest expense and income tax provision, less interest income. The terminal or residual value at the end of the projection period was based on Gordon Growth Model with terminal growth rate assuming to be 3% for all the valuation dates. The resulting terminal value and interim debt-free cash flows were then discounted at a rate ranging from 17% to 20% for the respective valuation dates which was based on the weighted average cost of capital of comparable companies, as adjusted for the specific risk profile of our company. There is inherent uncertainty in these estimates. If different discount rates had been used, the valuations would have been different.

Our total equity value was then allocated among our preferred shares and ordinary shares. The valuation model allocated the equity value between the ordinary shares and the preferred shares and calculated the fair value of ordinary shares based on the option-pricing method. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event (for example, merger or sale). The ordinary shares are considered to be a call option with claim on the equity above the exercise price equal to the liquidation preferences of the preferred shares.

The valuation at each equity issuance date is as follows:

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On March 2, 2009, we granted options to purchase a total of 130,000 shares to certain executive officers and other employees at an exercise price of US$1.12 per share. In determining the fair value of our ordinary shares on this date, we performed a retrospective valuation analysis and determined the fair value of our ordinary shares to be US$4.80 per share. Under the discounted cash flow method, we forecasted our net cash flows for seven years subsequent to the valuation date and determined a terminal value which assumed a constant growth rate of 3%. The net cash flow was then discounted to the present value using a risk-adjusted discount rate of 19.12% which represents our estimated cost of equity capital. The risk-free rate, equity risk premium, and the risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates.

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On March 11, 2010, we granted options to purchase a total of 639,000 shares to certain executive officers and other employees at an exercise price of US$5.58 per share. In determining the fair value of our ordinary shares on this date, we performed a contemporaneous valuation analysis, employing the same valuation method used in the March 2, 2009 valuation, a discount rate of 17.52%, a terminal value growth rate of 3%, together with updated financial forecasts. Based on this analysis, we determined the fair value of our ordinary shares to be US$6.99 per share.

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On July 20, 2010, we granted options to purchase a total of 163,300 shares to certain executive officers and employees at an exercise price of US$7.38 per share. We estimated the fair value of our ordinary shares on this date to be $11.94 per share, which was the agreed price of an arm’s length share sale transaction between one of our shareholders and an unrelated third party in August 2010.

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On October 11, 2010, we granted options to purchase a total of 7,000 shares to certain employees at an exercise price of US$7.38 per share. On October 18, 2010, we granted options to purchase a total of 235,100 shares to certain employees at an exercise price of US$19.00 per share. Given the proximity of the valuation to our anticipated initial public offering date, in determining the fair value of our ordinary shares as of October 11, 2010 and October 18, 2010, we believe it is prudent and conservative to use the mid-point of the estimated range of the initial public offering price as the fair value of our ordinary shares as of October 11, 2010 and October 18, 2010.

The equity issuances above were not issued on the dates that the fair value of the compound derivative was measured. As a result, the fair value of ordinary shares determined for the equity issuances were not used in determining the fair value of the compound derivative. However, our total equity value and fair value of ordinary shares used in estimating the fair value of the compound derivative was computed in the same manner as the equity issuances at each period end.

In arriving the weighted average cost of capital, it is necessary to determine the appropriate required return on equity capital and debt capital and their weight in the total capital respectively. Capital asset pricing model, or CAPM, is a fundamental tenet of modern portfolio theory which has been generally accepted for marketplace valuations of equity capital. The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The cost of debt is referred to the effective rate a company pays on its current debt which is observed from the market. There is inherent uncertainty in these estimates. If different discount rates had been used, the valuations would have been different.

The lack of marketability discount, or LOMD, was supported with reference to both qualitative studies and quantitative analysis. The qualitative studies examine prices paid in private transactions for shares of companies that subsequently became publicly-traded through an IPO. We also considered empirical studies based on prices paid for restricted stock. The restricted stock studies analyze transactions in restricted shares where marketability at the end of the required holding period was virtually assured, since the subject companies’ shares were already publicly traded. We also used quantitative valuation method of option pricing method (implied from a put option), which resulted in a LOMD range of 9% to 20%.

These assumptions are inherently uncertain. Different assumptions and judgments would affect our calculation of the fair value of the underlying ordinary shares for the options granted, and the valuation results and the amount of share-based compensation would also vary accordingly.

Management also estimates expected forfeitures and recognizes compensation cost only for those share-based awards expected to vest. We estimate forfeitures of our shares based on past employee retention rates and our expectation of future retention rates, and we will prospectively revise our forfeiture rates based on actual history. Amortization of share-based compensation is presented in the same line item in the consolidated statements of operations as the cash compensation of those employees receiving the award. Actual forfeitures may differ from those estimated by management which would affect the amount of share-based compensation to be recognized.

We believe that the increase in the fair value of our ordinary shares from March 11, 2010 to July 20, 2010 was primarily attributable to the following factors:

•	The 160.3% increase in our net revenues, which reached US$7.8 million in the three months ended June 30, 2010, as compared to US$3.0 million in net revenues for the same period in 2009.

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The 152.6% increase in our income from operations, which reached US$2.4 million in the three months ended June 30, 2010, as compared to US$0.9 million in income from operations for the same period in 2009.

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The 355.6% increase in our net income attributable to our shareholders, which reached US$1.9 million in the three months ended June 30, 2010, as compared to US$0.4 million net income attributable to our shareholders for the same period in 2009.

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Significant improvements in our business operations from March to July 2010, including our acquisition of over 2,000 new registered clients, opening of 8 branches in the Yangtze River Delta and the Pearl River Delta and hiring of over 50 new relationship managers during this period.

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The hiring of Tao Thomas Wu, who has over 15 years’ experience in finance, as our chief financial officer in March 2010 and the hiring of a finance controller, who has extensive accounting experience with U.S. GAAP, in June 2010, to strengthen our finance and accounting function and enhance our internal control over financial reporting.

•	The commencement of our preparation for this offering and the engagement of our registered independent public accounting firm to commence the U.S. GAAP audit of our financial statements in May 2010.

We believe that the increase in the fair value of our ordinary shares from July 20, 2010 to October 18, 2010 was primarily attributable to the following factors:

•	The 209.1% increase in our net revenues, which reached US$10.2 million in the three months ended September 30, 2010 as compared to US$3.3 million in net revenues for the same period in 2009.

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The 616.7% increase in our income from operations, which reached US$4.3 million in the three months ended September 30, 2010 as compared to US$0.6 million in income from operations for the same period in 2009.

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The 520.0% increase in our net income attributable to our shareholders, which reached US$3.1 million in the three months ended September 30, 2010 as compared to US$0.5 million net income attributable to our shareholders for the same period in 2009.

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Our successful distribution of a private equity fund at a transaction value of RMB3.0 billion in September 2010, as compared to the transaction value of RMB5.2 billion wealth management products that we distributed in the six months ended June 30, 2010. This represents the highest single transaction value that we distributed in our corporate history. The successful distribution demonstrates our distribution and execution capabilities and is expected to significantly increase our one-time commissions and our recurring fees going forward.

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In the third quarter ended September 30, 2010, our active clients increased significantly. Furthermore, in August and September 2010, we substantially expanded our business operations by acquiring an average of approximately 700 new registered clients in each month, opening a branch in the Yangtze River Delta and hiring 16 new relationship managers. We believe that our increasing economies of scale will help us to further increase revenues and market share going forward.

•	An increase in our revenues attributable to recurring service fees, as a result of our expanding portfolio of private equity fund products.

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The imminent launch of this offering, which is expected to provide us with additional capital and enhance our ability to access capital markets to expand our business, raise our profile and provide our shareholders with greater liquidity.

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The overall global economic outlook and the performance of the U.S. capital market have significantly improved since the end of July 2010. For example, the Nasdaq index value increased by 16% from the end of July to October 18, 2010.

Income Taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, tax planning strategies implemented and other tax planning alternatives. To date, our PRC subsidiary, Noah Rongyao, our variable interest entity, Noah Investment, and their respective subsidiaries, have been profitable and, as a result, we have not recorded a valuation allowance against our deferred tax assets. To the extent our future profitability deteriorates, we may be required to record a valuation allowance, which would negatively affect our operating results.

We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. Our liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. Our effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. The information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of results that may be expected for any further period.

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(US$)
Revenues:
Third-party revenues	3,387,156	7,825,544	14,257,047	5,550,526	12,629,495
Related party revenues	—	1,044,947	1,145,535	580,194	1,868,203

Total revenues	3,387,156	8,870,491	15,402,582	6,130,720	14,497,698
Less: business taxes and related surcharges	(177,607)	(492,715)	(838,350)	(321,021)	(839,713)

Net revenues	3,209,549	8,377,776	14,564,232	5,809,699	13,657,985

Operating cost and expenses:
Cost of revenues	(254,283)	(1,229,223)	(2,508,861)	(974,507)	(2,176,494)
Selling expenses	(169,405)	(2,485,589)	(3,168,051)	(967,790)	(2,550,719)
General and administrative expenses	(2,000,565)	(3,202,670)	(4,435,557)	(2,067,478)	(3,780,210)
Other operating income	69,506	121,665	230,547	120,181	112,473

Total operating cost and expenses	(2,354,747)	(6,795,817)	(9,881,922)	(3,889,594)	(8,394,950)

Income from operations	854,802	1,581,959	4,682,310	1,920,105	5,263,035

Other income (expenses):
Interest income	5,419	45,157	57,622	20,397	44,095
Other expense	—	(71,379)	(15,088)	(9,601)	(24,382)
Investment income	267,087	41,192	358,824	13,619	158,800
Gain (loss) on change in fair value of derivative liabilities	(206,500)	(1,357,000)	(796,500)	(619,500)	354,000

Total other income (expenses)	66,006	(1,342,030)	(395,142)	(595,085)	532,513

Income before taxes	920,808	239,929	4,287,168	1,325,020	5,795,548
Income tax expense	(574,765)	(642,007)	(638,755)	(430,271)	(1,643,998)

Loss from equity in affiliates	—	—	—	—	(7,316)

Net income (loss) attributable to Noah Shareholders	346,043	(402,078)	3,648,413	894,749	4,144,234

Except for the expenses recorded by Noah Holdings Limited, our holding company, the substantial majority of our revenues and expenses are conducted in Renminbi. As a result, the appreciation or depreciation in the average Renminbi to U.S. dollar exchange rate has a correlative effect on our financial results reported in U.S. dollar without taking into account any underlying changes in our business or results of operations. During the years ended December 31, 2008 and 2009 and the six month period ended June 30, 2010, the average Renminbi to U.S. dollar exchange rate increased by 8.7%, 1.6% and 0.1% as compared to the average exchange rate in the preceding period, respectively. As such, excluding the income statement effects of all forms of share-based compensation and loss on change in fair value of derivative liabilities which are recorded by the holding company, our revenues, expenses, income from operations and net income (loss) attributable to ordinary shareholders increased by the same percentages, without giving effect to any changes in our business or results of operations.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2010

Net Revenues. Our net revenues increased by 135.1% from US$5.8 million for the six months ended June 30, 2009 to US$13.7 million for the six months ended June 30, 2010. This increase was attributable to an increase of US$5.8 million in one-time commissions and an increase of US$2.1 million in recurring service fees.

Our one-time commissions increased by 118.4% from US$4.9 million for the six months ended June 30, 2009 to US$10.7 million for the six months ended June 30, 2010, primarily as a result of increases in the number of active clients and the average transaction value per client. For the six months ended June 30, 2010, we had 779 active clients, as compared to 615 active clients for the six months ended June 30, 2009. The average transaction value per client increased from RMB3.6 million (US$0.5 million) for the six months ended June 30, 2009 to RMB6.6 million (US$1.0 million) for the six months ended June 30, 2010.

Our recurring services fees increased by 233.3% from US$0.9 million for the six months ended June 30, 2009 to US$3.0 million for the six months ended June 30, 2010, primarily due to an increase in the number of private equity fund products we distributed in the first half of 2010. Recurring service fees for private equity fund products during a specific period are calculated as a percentage of the total value of investments in the underlying funds we distributed to clients which are still active. While the average fee rates of the recurring service fees we received from the private equity fund products remained at the same level for the six months ended June 30, 2009 and 2010, the total value of underlying funds with respect to which we received recurring services fees increased by RMB3,873 million from the six months ended June 30, 2009 to the six months ended June 30, 2010, as we distributed additional private equity funds products with a total value of RMB3,873 million during the period from June 30, 2009 to June 30, 2010.

Operating Costs and Expenses. Our total operating costs and expenses increased by 115.4% from US$3.9 million for the six months ended June 30, 2009 to US$8.4 million for the six months ended June 30, 2010, as a result of increases in our cost of revenues, selling expenses and general and administrative expenses.

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Cost of Revenues. Cost of revenues increased by 120.0% from US$1.0 million for the six months ended June 30, 2009 to US$2.2 million, primarily due to an increase of US$1.2 million in the compensation paid to our relationship managers as a result of the increased number of relationship managers in line with our expansion.

•

Selling Expenses. Our selling expenses increased by 160.0% from US$1.0 million for the six months ended June 30, 2009 to US$2.6 million for the six months ended June 30, 2010, primarily due to an increase of US$0.8 million in the personnel expenses in relation with selling efforts, an increase of US$0.5 million in rental expenses and an increase of US$0.3 million in travel and office expenses as a result of the increased number of employees and branch offices.

•

General and Administrative Expenses. Our general and administrative expenses increased by 81.0% from US$2.1 million for the six months ended June 30, 2009 to US$3.8 million for the six months ended June 30, 2010, primarily due to (i) an increase of US$1.5 million in share-based compensation expenses and (ii) an increase of US$0.1 million in audit fees.

Interest Income. Interest income increased by 116.2% from US$20.4 thousand for the six months ended June 30, 2009 to US$44.1 thousand for the six months ended June 30, 2010, primarily due to the increased balance of cash and cash equivalents.

Investment Income. Investment income increased significantly by 1,067.6% from US$13.6 thousand for the six months ended June 30, 2009 to US$158.8 thousand for the six months ended June 30, 2010, primarily attributable to the higher investment in held-to-maturity securities in the first half of 2010.

Gain (loss) on Change in Fair Value of Derivative Liabilities. We recorded a gain on change in fair value of derivative liabilities of US$0.4 million for the six months ended June 30, 2010, as compared to a loss on change in fair value of derivative liabilities of US$0.6 million for the six months ended June 30, 2009, primarily due to the fact that the likelihood of occurrence of an optional conversion or a change in control event was reduced with the approaching initial public offering.

Income Tax Expense. Income tax expense increased by 300.0% from US$0.4 million for the six months ended June 30, 2009 to US$1.6 million for the six months ended June 30, 2010, primarily due to an increase in taxable income and partially offset by a decrease in effective tax rate. The decrease in the effective tax rate was primarily attributable to decrease in expenses not deductible for tax purposes and effect of share-based compensation.

Net Income. Net income increased by 355.6% from US$0.9 million for the six months ended June 30, 2009 to US$4.1 million for the six months ended June 30, 2010.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2009

Net Revenues. Our net revenues increased by 73.8% from US$8.4 million in 2008 to US$14.6 million in 2009. This increase was primarily due to an increase of US$5.0 million in one-time commissions and an increase of US$1.2 million in recurring service fees.

Our one-time commissions increased by 75.4% from US$6.5 million in 2008 to US$11.4 million in 2009 as a result of increases in the number of active clients and the average transaction value per client attributable to the growing value of investable assets owned by China’s high net worth population. We had 1,235 active clients in 2009, compared with 1,065 in 2008, while the average transaction value per client increased from RMB3.0 million (US$0.4 million) in 2008 to RMB4.5 million (US$0.7 million) in 2009.

Our recurring service fees increased by 63.2% from US$1.9 million in 2008 to US$3.1 million in 2009, primarily due to the additional private equity fund products we distributed in 2009. The recurring service fees for private equity fund products during a specific year are calculated as a percentage of the total value of investments in the underlying funds previously distributed by us to our clients and are distributed on a periodic basis. While the average fee rates of the recurring service fees we received from the private equity fund products remained at the same level in 2008 and 2009, the total value of underlying funds with respect to which we received recurring services fees increased by RMB1,594 million from 2008 to 2009, as we distributed additional private equity fund products in 2009.

Operating Costs and Expenses. Our total operating costs and expenses increased by 45.6% from US$6.8 million in 2008 to US$9.9 million in 2009, as a result of increases in our cost of revenues, selling expenses and general and administrative expenses.

•

Cost of Revenues. Cost of revenues increased by 108.3% from US$1.2 million in 2008 to US$2.5 million in 2009, primarily due to an increase of US$0.8 million in expenses related to product-specific client meetings in 2009 and an increase of US$0.5 million in the compensation paid to our relationship managers as a result of our hiring of additional relationship managers in 2009 for our expected expansion and growth.

•

Selling Expenses. Our selling expenses increased by 28.0% from US$2.5 million in 2008 to US$3.2 million in 2009, primarily due to an increase of US$0.5 million in sales personnel expenses and an increase of US$0.2 million in the rental expenses of our branch offices as a result of the increased number of employees and branch offices.

•	General and Administrative Expenses. Our general and administrative expenses increased by 37.5% from US$3.2 million in 2008 to US$4.4 million in 2009. This increase was primarily due to an increase of US$0.7 million in the compensation paid to our managerial and administrative personnel as we hired additional employees to support and manage our growth, an increase of US$0.2 million in rental expenses due to our head office expansion and an increase of US$0.2 million in office expense due to the increased head count.

Interest Income. Interest income increased by 27.4% from US$45.2 thousand in 2008 to US$57.6 thousand in 2009 primarily as a result of a higher balance of cash and cash equivalents.

Investment Income. Investment income increased by 770.9% from US$41.2 thousand in 2008 to US$358.8 thousand in 2009. This increase was due to the gains on the publicly traded stocks we purchased and interest income from the fixed income investments we made in 2009.

Loss on Change in Fair Value of Derivative Liabilities. Loss on change in fair value of derivative liabilities decreased by 42.9% from US$1.4 million in 2008 to US$0.8 million in 2009. The loss was due to an increase in the fair value of the derivative liabilities, which was primarily driven by the growth in our entity value. That growth was significantly higher in 2008 as compared to 2009.

Income Tax Expense. Income tax expense remained relatively flat at US$0.6 million in 2008 and 2009.

Net Income (Loss). As a result of the above, we recorded a net income of US$3.6 million in 2009, compared to a net loss of US$0.4 million in 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2008

Net Revenues. Our net revenues increased by 162.5% from US$3.2 million in 2007 to US$8.4 million in 2008. This increase was primarily due to an increase of US$3.4 million in one-time commission and an increase of US$1.8 million in recurring service fees.

Our one-time commissions increased by 109.7% from US$3.1 million in 2007 to US$6.5 million in 2008 as a result of increases in the number of active clients and the average transaction value per client. We had 1,065 active clients in 2008, compared with 926 in 2007, while the average transaction value per client increased from RMB1.1 million (US$0.2 million) in 2007 to RMB3.0 million (US$0.4 million) in 2008.

Our recurring service fees increased by 1800.0% from US$0.1 million in 2007 to US$1.9 million in 2008, primarily due to an increase in the number of private equity fund products we distributed in 2008. While the average fee rates of the recurring service fees we received from the private equity fund products remained at the same level in 2007 and 2008, the total value of underlying funds with respect to which we received recurring services fees increased by RMB772 million from 2007 to 2008, as we distributed additional private equity fund products in 2008.

Operating Costs and Expenses. Our total operating costs and expenses increased by 183.3% from US$2.4 million in 2007 to US$6.8 million in 2008, as a result of increases in our cost of revenues, selling expense and general administrative expenses.

•

Cost of Revenues. Cost of revenues increased by 300.0% from US$0.3 million in 2007 to US$1.2 million in 2008, primarily due to an increase of US$0.6 million in compensation paid to relationship managers as a result of our hiring of additional relationship managers in 2008 for the 12 new branch offices opened in the year and an increase of US$0.3 million in expenses related to product-specific client meetings in 2008.

•

Selling Expenses. Our selling expenses increased by 1,150.0% from US$0.2 million in 2007 to US$2.5 million in 2008 primarily due to an increase of US$0.7 million in rental expenses of branch offices, an increase of US$0.5 million in sales personnel expenses and an increase of US$0.4 million in office expense as we opened 12 new branch offices in 2008.

•

General and Administrative Expenses. Our general and administrative expenses increased by 60.0% from US$2.0 million in 2007 to US$3.2 million in 2008, primarily due to an increase of US$0.6 million in the compensation paid to our managerial and administrative personnel primarily as a result of our hiring of additional employees to support and manage our growth. The increase was also due to the additional compensation charge of US$0.5 million we recorded in 2008 in connection with the deemed grant of restricted shares to our founders in September 2007.

Interest Income. Interest income increased by 737.0% from US$5.4 thousand in 2007 to US$45.2 thousand in 2008 due to a higher balance of cash and cash equivalents.

Investment Income. Investment income decreased by 84.6% from US$267.1 thousand in 2007 to US$41.2 thousand in 2008 as we reduced investments in publicly traded stocks and fixed income investments in 2008.

Loss on Change in Fair Value of Derivative Liabilities. Loss on Change in fair value of derivative liabilities increased by 600.0% from US$0.2 million in 2007 to US$1.4 million in 2008. The loss was due to an increase in the fair value of the derivative liabilities, which was primarily driven by the growth in our entity value and the duration the derivative liabilities were outstanding. In 2007, the derivative liabilities were only outstanding for four months as compared to the full year of 2008.

Income Tax Expense. Income tax expense remained relatively flat at US$0.6 million in 2007 and 2008 as a result of the higher profits achieved by our PRC subsidiary and its subsidiaries, partially offset by the lower income tax rate under the new PRC Enterprise Income Tax Law which came into effect on January 1, 2008 and a lower provision for uncertain tax positions in 2008.

Net Income (Loss). As a result of the above, we recorded a net loss of US$0.4 million in 2008, compared to a net income of US$0.3 million in 2007.

Selected Quarterly Results of Operations

The following table presents our unaudited consolidated quarterly results of operations for the six quarterly periods ended June 30, 2010. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the quarters presented.

	Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
	(US$, except for percentages)
Revenues:
Third-party revenues	2,671,929	2,878,597	3,232,602	5,473,919	5,688,242	6,941,253
Related party revenues	297,560	282,634	282,634	282,707	539,117	1,329,086

Total revenues	2,969,489	3,161,231	3,515,236	5,756,626	6,227,359	8,270,339
Less: business taxes and related surcharges	(152,700)	(168,321)	(208,548)	(308,781)	(360,691)	(479,022)

Net revenues	2,816,789	2,992,910	3,306,688	5,447,845	5,866,668	7,791,317

Operating cost and expenses:
Cost of revenues	(436,543)	(537,964)	(570,335)	(964,019)	(819,409)	(1,357,085)
Selling expenses	(494,276)	(473,514)	(1,072,003)	(1,128,258)	(931,819)	(1,618,900)
General and administrative expenses	(903,067)	(1,164,411)	(1,105,040)	(1,263,039)	(1,237,919)	(2,542,291)
Other operating income	—	120,181	67,398	42,968	18,577	93,896

Total operating cost and expenses	(1,833,886)	(2,055,708)	(2,679,980)	(3,312,348)	(2,970,570)	(5,424,380)

Income from operations	982,903	937,202	626,708	2,135,497	2,896,098	2,366,937

Other income (expenses):
Interest income	8,581	11,816	14,327	22,898	18,080	26,015
Other expense	(29)	(9,572)	(2,298)	(3,189)	(24,330)	(52)
Investment income	6,737	6,882	112,582	232,623	107,198	51,602
Gain (loss) on change in fair value of derivative liabilities	(295,000)	(324,500)	(442,500)	265,500	118,000	236,000

Total other income (expenses)	(279,711)	(315,374)	(317,889)	517,832	218,948	313,565

Income before taxes and loss from equity in affiliates	703,192	621,828	308,819	2,653,329	3,115,046	2,680,502
Income tax expense	(228,297)	(201,974)	195,953	(404,437)	(883,765)	(760,233)
Loss from equity in affiliates	—	—	—	—	—	(7,316)

Net income attributable to Noah Shareholders	474,895	419,854	504,772	2,248,892	2,231,281	1,912,953

Gross Margin	84.5%	82.0%	82.8%	82.3%	86.0%	82.6%
Operating Margin	34.9%	31.3%	19.0%	39.2%	49.4%	30.4%
Net Margin	16.9%	14.0%	15.3%	41.3%	38.0%	24.6%

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of net revenues.

	Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010
Revenues:
Third-party revenues	94.9%	96.2%	97.8%	100.5%	97.0%	89.1%
Related party revenues	10.6%	9.4%	8.5%	5.2%	9.2%	17.1%

Total revenues	105.5%	105.6%	106.3%	105.7%	106.2%	106.2%
Less: business taxes and related surcharges	(5.5)%	(5.6)%	(6.3)%	(5.7)%	(6.2)%	(6.2)%

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Operating cost and expenses:
Cost of revenues	(15.5)%	(18.0)%	(17.2)%	(17.7)%	(14.0)%	(17.4)%
Selling expenses	(17.5)%	(15.8)%	(32.4)%	(20.7)%	(15.9)%	(20.8)%
General and administrative expenses	(32.1)%	(38.9)%	(33.4)%	(23.2)%	(21.0)%	(32.6)%
Other operating income	0.0%	4.0%	2.0%	0.8%	0.3%	1.2%

Total operating cost and expenses	(65.1)%	(68.7)%	(81.0)%	(60.8)%	(50.6)%	(69.6)%

Income from operations	34.9%	31.3%	19.0%	39.2%	49.4%	30.4%

Other income (expenses):
Interest income	0.3%	0.4%	0.4%	0.4%	0.3%	0.3%
Other expense	0.0%	(0.3)%	(0.1)%	(0.1)%	(0.4)%	0.0%
Investment income	0.2%	0.2%	3.4%	4.3%	1.8%	0.7%
Gain (loss) on change in fair value of derivative liabilities	(10.5)%	(10.8)%	(13.3)%	4.9%	2.0%	3.0%

Total other income (expenses)	(10.0)%	(10.5)%	(9.6)%	9.5%	3.7%	4.0%

Income before taxes and loss from equity in affiliates	24.9%	20.8%	9.4%	48.7%	53.1%	34.4%
Income tax expense	(8.0)%	(6.8)%	5.9%	(7.4)%	(15.1)%	(9.7)%
Loss from equity in affiliates						(0.1)%

Net income attributable to Noah Shareholders	16.9%	14.0%	15.3%	41.3%	38.0%	24.6%

We have experienced continued growth in our quarterly net revenues for the six quarters in the period from January 1, 2009 to June 30, 2010. The growth was mainly driven by the increase in our one-time commissions. During these quarters, we experienced a steady increase in both the number of active clients and the average transaction value per client, which resulted in an increase in the total transaction value of products distributed and hence an increase in our one-time commissions. The growth of our net revenues was also attributable to the expanding base of the outstanding private equity funds products distributed by us. Since we receive recurring services fees over the life cycle of the outstanding private equity funds distributed by us, the expanding base of outstanding private equity funds resulted in an increase in our recurring service fees.

Our quarterly operating cost and expenses have fluctuated in the six quarters in the period from January 1, 2009 to June 30, 2010 and may continue to fluctuate in the future. These fluctuations are attributable to a combination of factors, including changes in the number of our branch offices, the number of our relationship managers, our selling expenses and certain other operating expenses. For example, our selling expenses in the third and fourth quarters of 2009 were substantially higher than those in the first and second quarters of 2009, primarily because we held more general marketing activities in the second half of the year as compared to the first half of the year. We may continue to experience fluctuations in our quarterly results of operations for a variety of reasons. See “Risk Factors — Risks Related to Our Business and Industry — Our revenues and operating results can fluctuate from period to period, which could cause the price of our ADSs to fluctuate.”

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash generated from our operating activities and the proceeds from the private placement of our series A preferred shares. Our principal uses of cash for the years ended December 31, 2007, 2008 and 2009 and for the six months ended June 30, 2010 were for operating activities, primarily employee compensation and rental expenses. As of June 30, 2010, we had US$17.1 million in cash and cash equivalents, consisting of cash on hand and demand deposits with an original maturity of three months or less from date of purchase. As of June 30, 2010, we had no bank borrowings.

We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for at least the next 12 months.

The following table sets forth a summary of our cash flows for the periods indicated:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	US$
Net cash provided by operating activities	2,059,560	2,372,315	7,120,355	2,294,939	6,230,334
Net cash used in investing activities	(204,508)	(634,593)	(2,742,926)	(1,394,538)	(1,392,246)
Net cash provided by financing activities	2,875,859	—	—	—	—
Effect of exchange rate changes	156,189	310,974	6,918	116,535	98,251
Net increase in cash and cash equivalents	4,887,100	2,048,696	4,384,347	1,016,936	4,936,339
Cash at the beginning of the period	795,628	5,682,728	7,731,424	7,731,424	12,115,771
Cash at the end of the period	5,682,728	7,731,424	12,115,771	8,748,360	17,052,110

Noah Holdings Limited, our holding company, relies principally on dividends and other distributions on equity paid by our PRC subsidiaries for its cash requirements, but such dividends and other distributions are subject to restrictions under PRC law. See Note 13 “Distribution of Profits” to our unaudited condensed consolidated financial statements for the six months ended June 30, 2009 and 2010.

Operating Activities

Net cash provided by operating activities in the six months ended June 30, 2010 was US$6.2 million, primarily attributable to a net income of US$4.1 million, adjusted by non-cash charges from operating activities of US$1.2 million, which primarily included share-based compensation expenses of US$1.6 million and gain on change in fair value of derivative liability of $0.4 million. Additional major factors that affected operating cashflows in the six months ended June 30, 2010 included an increase in accounts receivable of US$1.0 million due to our revenue growth, and an increase of US$1.4 million in income tax payable due to income tax accrued but not paid in the six months ended June 30, 2010.

Net cash provided by operating activities in 2009 was US$7.1 million, primarily attributable to a net income of US$3.6 million, adjusted by non-cash charges from share-based compensation expenses of US$0.9 million and loss on change in fair value of derivative liabilities of US$0.8 million. Additional factors impacting the operating cashflows included an increase of US$1.1 million in accrued payroll and welfare expenses in line with our increase in headcount in 2009.

Net cash provided by operating activities in 2008 was US$2.4 million, primarily as a result of US$0.4 million net loss, adjusted by non-cash charges from loss on change in fair value of derivative liabilities of US$1.4 million and share-based compensation expenses of US$0.8 million.

Net cash provided by operating activities in 2007 was US$2.1 million, primarily attributable to a net income of US$0.3 million, an increase in uncertain tax position liabilities of US$0.5 million we accrued in relation to whether the computation of taxes should have been based on a deemed profit rate on revenues of Noah Investment and Noah Consulting, and an increase in other current liabilities of US$0.5 million, which mainly related to advances from customers, and share-based compensation expenses of US$0.4 million.

As we typically received one-time commissions and recurring service fees shortly after they accrued, we had very limited account receivables, amounting to US$5,123, US$30,306, US$59,020 and US$237,225 as of December 31, 2007, 2008 and 2009 and June 30, 2010, respectively.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2010 was US$1.4 million primarily attributable to investments in held-to-maturity securities of US$2.1 million, purchases of property and equipment of US$0.4 million and investment in affiliates of US$0.4 million, while partially offset by proceeds from sale of held-to-maturity securities of US$1.5 million.

Net cash used in investing activities in 2009 was US$2.7 million primarily attributable to fixed income investments of US$2.5 million.

Net cash used in investing activities in 2008 was US$0.6 million attributable to the purchase of property and equipment, mainly computers and leasehold improvements for new branch offices.

Net cash used in investing activities in 2007 was US$0.2 million primarily attributable to the purchase of computers.

Financing Activities

Net cash provided by financing activities in 2007 was US$2.9 million, primarily attributable to the issuance of series A preferred shares of US$3.9 million, partly offset by a distribution of dividends of US$0.6 million and repurchase of ordinary shares of US$0.4 million. We did not have any financing activities in 2008, 2009 and in the six months ended June 30, 2010.

Capital Expenditures

Our capital expenditures were $0.2 million and $0.4 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively. We currently do not have any commitment for capital expenditures or other cash requirements other than those in our ordinary course of business.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2010:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(US$ in thousands)
Operating lease	2,958	1,427	1,501	30	—

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the change of consumer price index in China was 4.8%, 5.9% and (0.7)% in 2007, 2008 and 2009, respectively. Although we have not been materially affected by inflation, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in China.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Our financial statements are expressed in U.S. dollars, which is our reporting and functional currency. However, we earn substantially all of our revenues and incur substantially all of our expenses in Renminbi, and substantially all of our sales contracts are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the revised policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the Renminbi against the U.S. dollar in the following three years. Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar. As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 19, 2010, the People’s Bank of China announced that it will allow a more flexible exchange rate for Renminbi without mentioning specific policy changes, although it ruled out any large-scale appreciation. It is difficult to predict how long the current situation may last and when and how Renminbi exchange rates may change going forward. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$75.3 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on an initial offering price of US$10.00 per ADS, the mid-point of the price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the Renminbi against the U.S. dollar will result in a decrease of RMB51.0 million (US$7.5 million) of the net proceeds from this offering. Conversely, a 10% depreciation of the Renminbi against the U.S. dollar will result in an increase of RMB51.0 million (US$7.5 million) of the net proceeds from this offering.

Interest Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recently Issued Accounting Standards

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation — Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for fiscal years beginning January 1, 2010. We do not believe the adoption of ASC 810-10 will have any significant impact on our consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update, or ASU, 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value.” ASU 2009-05 amends ASC 820-10, “Fair Value Measurements and Disclosures — Overall,” for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. In addition, both a quoted price in an active market for the identical liability at measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of ASU 2009-05 are effective for the first reporting period (including interim periods) beginning after August 28, 2009. Early application is permitted. We do not believe the application of this ASU will have an impact on our consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which amends the ASC for the issuance of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R),” issued by the FASB in June 2009. The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU 2009-17 also requires additional disclosure about a reporting entity’s involvement in variable interest entities, as well as any significant changes in risk exposure due to that involvement. ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009. Early application is not permitted. We do not believe the application of this ASU will have an impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends ASC 820 (formerly SFAS 157) to add new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The guidance in ASU 2010-06 is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. We are currently evaluating the impact of adoption on our consolidated financial statements.

INDUSTRY

China’s Private Wealth

According to the Heading Report, China’s private wealth held by households was the largest in Asia Pacific, excluding Japan, and the fourth largest in the world, totaling approximately US$5.6 trillion in 2009 as measured by investable assets excluding primary residences. China has also been one of the fastest growing and most resilient countries in private wealth in the world in recent years. China’s total private wealth is estimated to have grown at a CAGR of 24.8% from 2003 to 2009, compared with a CAGR of 12.5% for the rest of Asia Pacific, excluding Japan, and a CAGR of 4.5% for the world during the same period. During the latest global financial crisis, China’s private wealth grew by 8.3% in 2008, while the global wealth declined by 11.7%.

We believe the following factors contributed to the growth and resilience of China’s private wealth:

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Rapid and resilient economic growth. China has been the fastest growing major economy in the world, with real GDP growing at an average rate of 10.5% from 2003 to 2009. This strong and resilient economic growth has been the most fundamental driver of China’s private wealth growth. The table below sets forth information regarding China’s real GDP growth for the periods indicated:

	2003	2004	2005	2006	2007	2008	2009
Real GDP growth (%)	10.0	10.1	10.4	11.6	13.0	9.6	8.7

Source: National Bureau of Statistics of China

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Increasing urbanization and strong income growth. China’s urban population has been rising steadily, from 40.5% of the total population in 2003 to 46.7% in 2009, while urban income per capita grew at a CAGR of 13.1% during the same period. The increase in the number of more affluent individuals among the population in China and their income levels, coupled with greater investments greatly drove the private wealth accumulation in China. The table below sets forth information regarding China’s proportion of urban population and their per capita income for the periods indicated:

	2003	2004	2005	2006	2007	2008	2009
Urban population (%)	40.5	41.8	43.0	43.9	44.9	45.7	46.7
Urban per capita disposable income (RMB)	8,472	9,422	10,493	11,760	13,786	15,781	17,715
Urban per capita income (US$)(1)	1,024	1,139	1,280	1,475	1,812	2,272	2,514
Year-over-year change (%)	10.0	11.2	11.3	12.1	17.2	14.5	8.8

Source: National Bureau of Statistics of China

Note:

(1)	The translation from Renminbi to U.S. dollars were made at the yearly average exchange rates of each period indicated, which were calculated from monthly-end rates, as published by the People’s Bank of China.

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Vibrant development of private sector economy. The role of the private sector in China’s economy has become more significant over the last few years. According to the Organisation for Economic Cooperation and Development, or OECD, private sector contribution to the economy as a percentage of GDP was 50.4% in 1998. It increased to 60.0% in 2009, according to the National Development and Reform Commission, despite the recent global financial crisis. The private sector is the primary driver of growth in China’s high net worth population as most high net worth individuals in China are entrepreneurs and first-generation wealth creators. For example, manufacturing, real estate and diversified sectors, where private economy thrives, created approximately 70% of China’s most wealthy individuals, according to the Heading Report.

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Asset price appreciation. The rapid and significant appreciation of the assets held by China’s households, especially high net worth households, also greatly accelerated China’s private wealth increase. According to the Heading Report, approximately 20% of China’s private financial assets are in the form of capital market products in 2009. Despite the volatility in the domestic A-share market, equities remain as a source of wealth for part of the population. The Shanghai Stock Exchange Composite Index yearly index level increased from 1,468 in 2003 to 4,238 in 2007, before consolidating to 2,656 as of September 9, 2010. The Shenzhen Stock Exchange Composite Index yearly index level increased from 404 in 2003 to 1,135 in 2007, before consolidating to an average level of 11,465 as of September 9, 2010. The table below sets forth information regarding Shanghai and Shenzhen Stock Exchange Indices for the periods indicated:

	2003	2004	2005	2006	2007	2008	2009
Shanghai Stock Exchange Composite Index (average)	1,467.7	1,482.9	1,153.6	1,629.9	4,237.7	3,031.8	2,765.4
Shenzhen Stock Exchange Composite Index (average)	404.1	379.5	282.6	399.9	1,134.6	896.8	938.6

Source:	Annual averages are calculated from daily close prices of the composite index of Shanghai Stock Exchange and Shenzhen Stock Exchange, respectively

China’s High Net Worth Population

China’s high net worth population is one of the fastest growing in the world with a CAGR of 21.5% between 2003 and 2009, according to the Heading Report, which defines high net worth individuals as those possessing US$1 million or above in investable assets including cash, deposits, stocks, bonds, and other financial assets, but excluding primary residences. The number of millionaires is expected to continue to grow at a CAGR of 15.3% to approximately 800,000 in 2013 from approximately 400,000 in 2009. The average investable assets per high net worth individual is expected to increase from RMB21.0 million (US$3.1 million) in 2009 to RMB24.7 million (US$3.6 million) in 2013.

China ranked fourth in the world in terms of number of high net worth individuals in 2009 and second only to the U.S. in terms of number of billionaires in February 2010, according to the Heading Report.

China’s millionaires were on average 39 years old and billionaires were on average 43 years old, which is 15 years younger than the average age of billionaires in other countries and regions, according to the Heading Report.

Out of the 392 million total households in China in 2008, approximately 386,000 households, or approximately 0.1% of the total households, held financial assets with value greater than US$1 million. These 0.1% households controlled approximately 28% of China’s total household wealth, or US$1.2 trillion.

China’s high net worth individuals could be divided into four types according to their sources of wealth: entrepreneurs, executives and professionals, professional investors, and the independently wealthy.

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Entrepreneurs. Most high net worth individuals in China are entrepreneurs in the private sector and first-generation wealth creators. This segment has been and is expected to continue to be the fastest growing segment of China’s wealthy.

•	Executives and Professionals. This relatively smaller group is often better educated and is more knowledgeable about wealth management.

•	Professional Investors. This group accumulates its wealth by investing in stocks, real estate, and other opportunities. They represent a small portion of the overall high net worth population.

•	The Independently Wealthy. This group gained their wealth through inheritances or endowments from family members.

China’s high net worth individuals’ main aspirations, in order of preference, are wealth accumulation, pursuit of higher quality life, and wealth succession. This is consistent with the nature of the first-generation wealth creator and their relatively younger age.

In terms of geographic distribution, China’s high net worth population is largely concentrated among three core economic regions in China, namely the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. Within these three core areas, five provinces and cities, including Guangdong, Shanghai, Zhejiang, Beijing and Jiangsu are home to approximately 47% of China’s high net worth population, according to the Heading Report. China’s high net worth population not only resides in national economic centers, such as Beijing, Shanghai, Shenzhen and Guangzhou, but also gathers in smaller cities, such as Wenzhou, Fuzhou, Yiwu, Ningbo, and Foshan where private sector economy is robust.

China’s Wealth Management Services Industry

China’s wealth management market remains largely a mass market, with little client segmentation and sophisticated product and service differentiation. Key market participants include banks, insurance companies, mutual fund management companies, trust companies and securities companies.

China’s wealth management services industry has been fast growing. From 2003 to 2009, total insurance assets increased by more than three times from RMB$912.3 billion (US$134.5 billion) in 2003 to RMB4,063.5 billion (US$599.2 billion) in 2009, according to the China Insurance Regulatory Commission. During the same period, China fund managers’ assets under management increased by nearly 17 times from approximately US$20.0 billion to US$337.0 billion. China’s trust assets increased to RMB1,897.4 billion (US$279.8 billion) in 2009, and wealth management products managed by banks increased to RMB5.0 trillion (US$737.3 billion) in 2009, according to the Heading Report. In 2009, cash and deposits stood at US$4.3 trillion out of all households’ investable assets. As more than 75% of China’s private wealth is still allocated to cash and deposits, there is significant potential for the wealth management services industry’s growth.

High Net Worth Individual Wealth Management Services Industry

China’s high net worth individual wealth management services industry is in an early stage of development, characterized by low market penetration, increasing client awareness, fragmented market, and strong growth potential.

Low market penetration

According to the Heading Report, approximately 80% of China’s high net worth individuals manage their own wealth and made investment decisions on their own. High net worth individuals hold less than 40% of their assets in cash and deposits. While they hold significantly more non-cash investments than the average population in China, these investments are largely undifferentiated wealth management products, mainly comprising equities, mutual funds and bank wealth management products.

In terms of supply of wealth management products and services for high net worth individuals, the market is still in an early development stage characterized by a lack of sophisticated products, limited operating experience, and qualified professionals.

Current wealth management products for high net worth individuals in China are mainly trust products, which generally are collateralized investments in projects with infrastructure financing. However, there are more sophisticated products targeting this distinct segment, including private equity products. Further, the services have been broadened to include wealth inheritance planning and lifestyle services.

Furthermore, due to the short history of the wealth management services industry for high net worth individuals, current domestic market participants are still developing the expertise and business model in this area. There is also a very limited supply of qualified and experienced professionals and relationship managers specializing in servicing China’s high net worth individuals.

Increasing client awareness

On the demand side, the awareness of private banking and other wealth management services for high net worth individuals is still extremely low among China’s high net worth individuals. According to the Heading Report, over 80% of high net worth individuals who are yet customers of private banking are either unaware of or unfamiliar with the concept of wealth management services. This low awareness creates challenges for market participants; however it presents unique and attractive opportunities at the same time.

In China, the latest global financial crisis has, to a certain extent, changed the attitude of high net worth individuals towards specialized wealth management services as we believe there is an increasing trend among them to further understand and utilize private wealth management services, especially onshore services.

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China’s high net worth individuals have shown a more risk averse attitude as a result of the financial crisis and are beginning to rely more on wealth management service providers for investment decisions.

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While most of China’s high net worth individuals are still unfamiliar with foreign private banking and wealth management services, they have become more cautious towards foreign banks than before the recent financial crisis.

On the other hand, onshore wealth management products for high net worth individuals, such as fixed income products, weathered through the crisis with few incidents of defaults. This affirmed many high net worth individuals’ investment preference for onshore products of which they feel they have a better understanding.

Fragmented Market Structure

China’s high net worth individual wealth management services industry is fragmented, as most market participants, especially Chinese banks, are still building their brand recognition and developing differentiated and professional operations. Currently, distribution of OTC wealth management products in China has relatively low entry barriers as it does not require government approvals and regulatory licenses in most cases, nor does it require intensive capital investment. In addition, there are no restrictions on foreign ownership of companies engaged in the distribution of OTC wealth management products in China.

The main market participants in the wealth management services industry include domestic commercial banks, foreign private banks , trust companies, and independent wealth managers.

Domestic banks

Domestic banks are relative late comers to the wealth management business. However, by leveraging their extensive branch network and client base, they have approximately 88% market share in terms of accounts opened in the high net worth wealth management services industry in China in 2009. Bank of China was the first domestic bank to formally launch its private banking business in 2007, followed by Industrial and Commercial Bank of China, China Construction Bank, China Merchants Bank and several other commercial banks. They still face the challenges of obtaining the right balance between leveraging their existing high net worth individual resources in the retail network and developing differentiated and professional private-banking operations.

Foreign banks

Foreign private banks, such as HSBC and Standard Chartered, carry a mature private banking business model developed in Europe or the U.S. and they currently have approximately 4% market share in terms of accounts opened in the high net worth wealth management services industry in China in 2009, according to the Heading Report. Foreign banks’ private bankers generally are more experienced in asset allocation and are more knowledgeable. However, foreign private banks are restricted from selling certain domestic products and they lack a domestic customer base.

Domestic trust companies

Trust companies in China act as trustees over certain assets and issue securities using these assets as collateral. Trust companies are essentially intermediaries between borrowers and investors — they package financial assets such as loans and equities into trusts and distribute those trusts among investors, especially institutional and high net worth individual investors. Trust companies generally have good expertise in wealth management product sourcing and development. Due to the lack of distribution network, trust companies normally use third parties, such as banks and independent wealth managers, to reach investors.

Independent wealth managers

Independent wealth managers are not associated with any product providers or banks, and they generally focus on distribution and have an open architecture offering a variety of third party products. They have approximately 7% market share in the high net worth wealth management services industry in China in terms of accounts opened in 2009, according to the Heading Report. Independent wealth managers help clients select from a wide range of products. Most independent wealth managers are small in scale and only have operations in the cities where they are based.

Independent Wealth Management Services Industry

There is an increasing number of wealth management products for individual investors to choose from, while individuals generally do not have expertise in analyzing these products and managing related risks. There is an increasing demand for independent professional advice on product selection. Furthermore, high net worth individuals in China become more sophisticated in their investment decisions and have more investment choices, they tend to demand tailored services and independent wealth management services, which independent wealth management service providers are uniquely positioned to provide.

As a result, according to the Heading Report, many independent wealth management service providers emerged, sharing the following common characteristics:

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Independent wealth managers in general provide a more comprehensive solution. They generally make the effort to understand clients’ needs and seek to help clients achieve specified investment objectives through professional expertise and selections of products.

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Independent wealth managers are in a better position to provide independent and objective financial recommendations and services, as they are not associated with any other financial institutions or product providers.

•	Independent wealth managers generally adopt a client-centric model, a key element in achieving client satisfaction and loyalty.

Independent wealth management service providers form a small market segment within the overall wealth management services industry in China. This segment is fragmented, with only a handful of prominent wealth management service providers that have gained critical mass and can provide comprehensive and client-oriented services. Independent wealth management service providers are in a better position to provide independent and objective recommendations and services to high net worth clients as they are not affiliated with any financial institutions or product providers.

Each major independent wealth management service provider tends to have its own niche and focus. While we focus exclusively on high net worth individuals with a nationwide network, other players focus on distributing only certain specific products, such as insurance products, or providing only financial planning and advice, or targeting a specific segment of clients.

In 2009, the independent wealth management service provider segment has approximately 7% market share in the overall wealth management services industry for high net worth individuals in terms of number of accounts opened and approximately 8% market share in terms of number of clients, according to the Heading Report.

The independent wealth management services industry currently is very fragmented, according to the Heading Report. Independent wealth managers based in China that have strong brand name, extensive product distribution network, and product sophistication are poised to better capitalize on the growth prospect of the wealth management services market in China.

BUSINESS

Overview

We are the leading independent service provider focusing on distributing wealth management products to the high net worth population in China. According to the Heading Report, we ranked as the largest independent wealth management product distributor in China as measured by the number of registered clients and breadth of coverage network in 2009. According to the Heading Report, the number of our registered clients with over RMB3.0 million investable assets accounted for 2.5% of the total number of such clients served by China’s wealth management services industry in 2009. We believe that we have established our brand among China’s high net worth population as a symbol of independent, personalized and value-added wealth management services and sophisticated product choices.

We provide direct access to China’s high net worth population. With over 300 relationship managers in 28 branch offices, our coverage network encompasses China’s most economically developed regions where high net worth population is concentrated, including the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. Through this extensive coverage network, we serve three types of clients: (i) high net worth individuals; (ii) enterprises affiliated with high net worth individuals and (iii) wholesale clients, primarily local commercial banks or branches of national commercial banks which distribute wealth management products to their own clients. We refer to the high net worth individuals and enterprises registered with us and the wholesale clients which have entered into cooperation agreements with us as our “registered clients.” Since our inception in 2005, the number of our registered clients has grown to 12,353 as of June 30, 2010. We refer to those registered clients who purchased wealth management products distributed by us during any given period as “active clients” for that period. Neither our registered clients nor active clients pay us for our services. The number of our active clients was 926, 1,065, 1,235 and 779 in 2007, 2008 and 2009 and the six months ended June 30, 2010, respectively.

We believe that our product sophistication along with our client knowledge has enabled us to consistently cater to the wealth management needs of China’s high net worth population. We distribute OTC wealth management products originated in China. OTC products refer to products that are not traded through exchanges. Our product choices primarily include fixed income products, private equity funds and securities investment funds. Since our inception in 2005, we have distributed over RMB15.5 billion (US$2.3 billion) worth of wealth management products in aggregate. Through our product selection process and rigorous risk management, we choose products from a wide array of third-party wealth management products. To date, we have distributed products of over 50 third-party product providers. We have also begun to develop proprietary and innovative wealth management products, starting with a RMB501 million (US$73.9 million) fund of private equity funds in May 2010. We intend to continue to explore new product opportunities.

We generate revenues primarily from one-time commissions and recurring service fees paid by third-party product providers or, for the majority of fixed income products, by the underlying corporate borrowers. Such commissions and service fees paid by third-party product providers or underlying corporate borrowers are calculated based on the value of wealth management products we distribute to our active clients, even though our active clients do not directly pay us any such commissions or fees. We deliver to our high net worth clients a continuum of value-added services before, during and after distribution of wealth management products. These services include financial planning, product analysis and recommendation, product and market updates and investor education. We do not charge our clients fees for these services. Our one-time commissions accounted for 78.6% and 78.2% of our net revenues in 2009 and the six months ended June 30, 2010, respectively, and our recurring service fees accounted for 21.4% and 21.8% of our net revenues in 2009 and the six months ended June 30, 2010, respectively.

China’s high net worth population grew at a CAGR of 21.5% from 2003 to 2009, as a result of its rapid economic growth and unprecedented wealth creation, according to the Heading Report. China’s private wealth was the largest in Asia Pacific, excluding Japan, totaling approximately US$5.6 trillion in 2009, according to the Heading Report. The wealth management services industry in China, however, is at an early stage of development and highly fragmented. We intend to capitalize on the market opportunities by further solidifying our leading market position, enhancing our brand recognition, expanding our client base and coverage network, deepening our client penetration and continuing product innovation.

Our business has grown substantially since our inception in 2005. Our coverage network increased from six relationship managers in one city in 2005 to 285 relationship managers in 24 cities as of June 30, 2010, while total number of registered clients increased from 930 to 12,353 during the same period. In particular, we achieved significant growth amid the financial crisis in 2008, which we believe reflects the quality of our product choices and services and the increasing wealth management needs of China’s high net worth population. The table below sets forth information relating to the level of select market indices as of the last day of each of the periods presented and our certain performance indicators for each of the periods presented:

	Years Ended and As of December 31,						Six Months Ended and as of June 30,
	2007		2008		2009		2010
	Statistics	Year- over- Year Change (%)	Statistics	Year- over- Year Change (%)	Statistics	Year- over- Year Change (%)	Statistics	Period- over Period Change (%)
Standard & Poor’s 500 Composite Index(1)	1,468	3.5	903	(38.5)	1,115	23.5	1,031	12.2
Shanghai Stock Exchange Composite Index(1)	5,262	96.7	1,821	(65.4)	3,277	80.0	2,398	(19.0)
Our total transaction value (RMB in millions)	1,018	258.8	3,154	209.9	5,574	76.8	5,175	134.3
Number of our registered clients	3,089	70.1	6,606	113.9	9,641	45.9	12,353	48.1
Number of our active clients	926	180.6	1,065	15.0	1,235	16.0	779	26.7

Note:

(1)	Annual close prices of respective composite indices.

We have experienced substantial growth in recent years. For the past three years, our net revenues increased from US$3.2 million in 2007 to US$8.4 million in 2008, and to US$14.6 million in 2009, representing a CAGR of 113.6%. For the six months ended June 30, 2010, our net revenues amounted to US$13.7 million, as compared to US$5.8 million for the six months ended June 30, 2009. We recorded a net income of US$0.3 million in 2007, a net loss of US$0.4 million in 2008, a net income of US$3.6 million in 2009 and a net income of US$4.1 million for the six months ended June 30, 2010. The net income amounts have included the impact of non-cash charges relating to the changes in the fair value of derivative liabilities associated with the conversion and change-in-control put option features of our series A preferred shares and share-based compensation in an aggregate amount of US$0.5 million in 2007, US$2.1 million in 2008, US$1.7 million in 2009 and US$1.2 million for the six months ended June 30, 2010.

Our company is a holding company and we operate our business through our PRC subsidiary, Noah Rongyao, our variable interest entity, Noah Investment, and their respective subsidiaries in China. While Noah Rongyao and its subsidiaries conduct most of our businesses, we conduct our insurance brokerage business exclusively through Noah Investment and its subsidiaries. We exercise effective control over the operations of Noah Investment pursuant to a series of contractual arrangements, under which we are entitled to receive substantially all of its economic benefits. Noah Rongyao and Noah Investment respectively contributed to 38.8% and 61.2%, respectively, of our total revenues in 2009 and 82.2% and 17.8%, respectively, of our total revenues in the six months ended June 30, 2010.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Leading Market Position with Strong Brand Recognition. We believe that we were one of the first independent service providers distributing wealth management products in China. We are the largest independent wealth management product distributor in China as measured by the number of registered clients and breath of coverage network, accounting for 2.5% of the total number of registered clients with over RMB3.0 million investable assets served by China’s wealth management services industry in 2009, according to the Heading Report. Since our inception in 2005, we have distributed wealth management products with an aggregate value of RMB15.5 billion (US$2.3 billion), while the number of our clients increased from 930 in 2005 to 12,353 as of June 30, 2010. We believe we have established our brand among China’s high net worth population as a symbol of independent, personalized and value-added wealth management services and sophisticated product choices. Our leading market position will enable us to capitalize on the opportunities generated by the rapid growth of China’s high net worth population.

Extensive and Targeted Coverage Network. We have established an extensive coverage network consisting of over 300 relationship managers and branch offices strategically located in 27 affluent cities in China, including national economic centers and regional centers known for their well-developed private sectors and wealthy entrepreneurs. The geographic reach of this network targets China’s most economically developed regions where high net worth population is concentrated, including the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. We have accumulated valuable know-how in cultivating new markets and developing new clients, which enables us to expand our coverage network efficiently. Our relationship managers are selected from experienced professionals and top university graduates. Through systematic in-house training programs tailored to our business, we equip our relationship managers with product knowledge and marketing skills. Our extensive coverage network provides direct access to China’s high net worth population.

Client-Centric Culture and Institutionalized Client Service Structure. We have fostered a client-centric corporate culture which we believe is a significant competitive differentiation in China’s wealth management services industry. We strive to provide our clients with independent value-added wealth management services. We deliver a continuum of value-added services, including investor education, financial planning, product analysis and recommendation and product and market updates, before, during and after any distribution of wealth management products. We have also implemented an institutionalized client service structure, which emphasizes the centralized client service functions at our headquarters in Shanghai, including product sourcing and selection, risk management, hiring and standardized training of relationship managers as well as core client cultivation and servicing. These services are complemented by our call center and online services platform capabilities and our relationship managers, who are responsible for interacting with clients and understanding their objectives and risk profiles. We believe that our institutionalized client service structure is a key to maximizing our client satisfaction and retention. Approximately 60% of our clients come through referrals from existing clients, attesting to the quality and effectiveness of our client services.

Demonstrated Value-Added Product Sophistication. We focus on wealth management products catering to the needs of high net worth population. Our product choices consist exclusively of OTC products, a majority of which is fixed income products designed to achieve financial security and capital preservation for our clients. Since our inception, we have built up in-house research capabilities and developed expertise in the design, sourcing, selection and innovation of wealth management products, leading to our sophisticated product choices.

Product Sourcing and Design. We focus primarily on OTC wealth management products and have established extensive relationships with over 50 product providers in China. To source tailor-made wealth management products catering to our clients’ needs, we work closely with product providers at the product design stage and participate in product design and innovation. To date, approximately 90% of the products that we distributed have incorporated features based on our input. We usually enjoy exclusive rights to distribute wealth management products that we have helped design and we are able to distinguish the products we distribute from those of our competitors.

Product Selection. We have developed a product selection process emphasizing rigorous risk management and a periodic strategic alignment. We hold quarterly research meetings to formulate our product strategy which guides our research analysts in their in-depth product due diligence. Our analysts then select a small percentage of these products that meet our standards for review and final selection by our internal risk management committee. In 2009, out of about 1,000 products initially identified, we selected 65 for our product choices. We believe prudent risk management practices along with periodic strategic alignment are two of the key reasons why the products we distributed provide safer investment options and achieve superior returns for our clients. Our fixed income products, which represent approximately 50% of the products we distribute to date, have had a zero default rate since our inception.

Product Innovation. We have taken advantage of our product expertise and client knowledge to develop innovative products. We believe we are one of the first in China to distribute limited partnership interests in RMB-denominated private equity funds. To date, through our services, our clients have committed a total of approximately RMB5.0 billion (US$737.3 million) in 11 private equity funds sponsored by leading fund managers, such as Sequoia Capital. In addition, we have also begun to develop and distribute our proprietary, innovative wealth management products, starting with a fund of private equity funds in May 2010, which we believe was the first of its kind in China.

Our strong capabilities in product design, sourcing, selection and innovation enable us to provide a broad spectrum of product choices, which enhance our proposition for our clients. In addition, our proven product distribution track record and strong product capabilities provide our suppliers and corporate borrowers with a trusted and efficient distribution channel, which enables us to further strengthen our business relationships with them.

Highly Efficient Operating Model Creating Best Economics for Our Clients. Our highly efficient operating model, which allows us to shorten the supply chain and achieve economies of scale, helps us create the best economics for our clients. We enjoy a streamlined internal corporate structure, where we operate as a one-stop wealth management service provider, sourcing wealth management products directly from product providers and distributing chosen products to our high net worth clients. Our distribution model eliminates unnecessary steps in the supply chain and the related expenses so that our clients can obtain favorable economic terms. Furthermore, our headquarters provide operational support in product research, risk management, sales and marketing support to our branch offices. We can achieve economies of scale as we expand our coverage network, further accruing benefits for our clients.

Visionary Management Team with Proven Execution Track Record. We have benefited from the vision of our founders, including our chairman and chief executive officer, Ms. Jingbo Wang, and our director and vice president, Mr. Zhe Yin, who were the pioneers of China’s independent private wealth management distribution industry and have led us to capture the opportunities that China’s large and fast growing high net worth population generated for the industry. Since our inception in 2005, we have expanded to 28 branch offices with more than 300 relationship managers. We believe our early-mover advantage and successful execution in the fast changing wealth management services industry in China will continue to be crucial to our success. We will continue to benefit from our senior management team’s extensive industry knowledge, proven execution capability, understanding of the wealth management needs of China’s high net worth population and clear vision for our future development.

Our Strategies

We aspire to become the most trusted wealth management brand among China’s high net worth population. To achieve this goal, we intend to leverage on our existing strengths and pursue the following strategies:

Further Enhance Our Brand Recognition Among High Net Worth Population in China. We believe that brand recognition is critical for the further growth of our business. To enhance our brand recognition, we plan to continue to focus on client satisfaction through vigorous product research and selection and continuous effort on investor education. We also intend to continue systematic marketing activities including high-profile industry conferences, seminars and workshops. When carrying out our marketing initiatives, we intend to continue to cooperate with local chambers of commerce, luxury and fashion brands, alumni associations of top universities and high-profile entrepreneurs as well as local governments, in order to enhance the profiles and attractiveness of such events.

Expand Our Coverage Network and Deepen Client Penetration. We plan to expand our coverage network by increasing the number of branch offices in some of the major cities where we already have a presence, including Beijing and Shanghai, and by opening new offices in additional cities which we believe present significant potential for business opportunities due to their concentrated or emerging high net worth population. We plan to open up to 30 new branch offices by the end of 2011. We intend to rely on organic growth to achieve such expansion in order to maintain our culture while expanding. We will recruit additional qualified relationship managers, who are our employees rather than external agents, and provide more systematic training on product knowledge and marketing skills to enhance the productivity of our relationship manager team. In addition, we will continue to deepen our client penetration and attract our clients to allocate increased portions of their investable assets in the products we distribute by continuing to improve our client services and product choices.

Broaden Our Client Base to Increase Addressable Markets. While distribution to high net worth individual clients will remain our core business, we intend to leverage our existing individual client base to further develop our enterprise client base, given that over 70% of our individual clients own or control small and medium enterprises, or SMEs. We intend to attract these potential clients by offering some of our fixed income product choices which address cash management needs of SMEs. In addition, we intend to further increase our distribution to wholesale clients. Our wholesale clients are primarily local commercial banks and branches of national commercial banks which distribute wealth management products to their own private banking clients. They often lack in-house product and risk management expertise and tend to rely on reputable third parties for such expertise. We intend to strengthen our relationships with wholesale clients by providing them with staff training and other services so that we can reach a broader range of retail investors, many of whom are high net worth individuals, through their retail network.

Continue Product Innovation to Enhance Our Value Proposition to Clients. Our principle in product innovation is to develop products that do not compete with the product offerings of third party product providers. Guided by this principle, we will further enhance our product innovation capabilities to provide unique and personalized products to suit the needs of our clients. We will continue to participate in the design of wealth management products offered by our product providers. We also plan to continue to invest internal resources to develop our proprietary fund of funds products and to replicate the architecture we have developed for funds of private equity funds to cover other underlying asset classes, such as investment funds focusing on fixed income products.

Enhance Our IT Infrastructure and Proprietary Database. IT infrastructure is a core component of our business operations, which supports our client relationship management system and product database for research and development. We plan to continue to invest in our IT infrastructure by adding new features and functionalities and by improving existing software and IT modules. Since 2010, we have built a proprietary database of China’s OTC wealth management products based on our knowledge, experience and information accumulation, which is used in and integrated with our product sourcing, selection and innovation process. We will continue to develop this database. Our improved IT infrastructure and proprietary database will enable us to scale up our business and maintain consistent service quality as we further expand our coverage network and client base.

Our Clients

We define our addressable high net worth markets as three categories of clients: (i) high net worth individuals, (ii) enterprises affiliated with high net worth individuals, and (iii) wholesale clients. Our primary business is distribution to high net worth individual clients, which contributed to approximately 81.2% of our revenues in 2009, while our distribution to enterprise clients and distribution through wholesale clients have been expanding, accounting for 12.6% and 6.2%, respectively, of our revenues in the same period. For the six months ended June 30, 2010, our distribution to high net worth individual clients and enterprise clients and distribution through wholesale clients contributed to approximately 79.0%, 14.1% and 6.9%, respectively, of our total revenues.

The table below sets forth selected statistics of our three categories of clients for or at the end of the periods indicated:

	Number of Registered Clients as of				Number of Active Clients as of		Total Transaction Value in
	December 31, 2009		June 30, 2010		December 31, 2009	June 30, 2010	2009	Six Months Ended June 30, 2010
							(RMB in millions)
Individual clients	9,512	(1)	12,134	(1)	1,169	719	4,181	3,410
Enterprise clients	122	(2)	202	(2)	59	46	1,212	1,052
Wholesale clients	7	(3)	17	(3)	7	14	181	713

Total	9,641		12,353		1,235	779	5,574	5,175

Notes:

(1)	Represents the aggregate number of our registered individual clients.

(2)	Represents the aggregate number of our registered enterprise clients.

(3)	Represents the number of wholesale clients that have entered into cooperation agreements with us.

High Net Worth Individual Clients

We accept high net worth individuals interested in receiving our services as our registered individual clients. Currently, we expect a high net worth individual to have investable assets (excluding primary residence) with an aggregate value exceeding RMB3.0 million (US$0.4 million) to become a registered individual client, although our registered individual clients often have higher level of wealth. In recent years, we have been raising the required level of investable assets when we target high net worth individuals in order to focus our resources on serving the high-end segment of China’s high net worth population.

The number of our registered individual clients increased from 3,082 as of December 31, 2007 to 9,512 as of December 31, 2009 and further to 12,134 as of June 30, 2010. The number of registered individual clients who have purchased products distributed by us increased from 1,708 as of December 31, 2007 to 3,129 as of December 31, 2009. As of June 30, 2010, the number of registered individual clients who purchased products distributed by us was 3,463.

The high net worth population in China tends to be young in age, reflecting favorable demographics as a result of China’s rapid economic development and the expansion of its private sectors. As of June 30, 2010, more than 69.4% of our registered individual clients were below the age of 50. This will enable us to develop and maintain long-term relationships with these clients and enjoy significant client retention. Our top ten registered individual clients purchased approximately 5.8% and 7.9% of the aggregate value of wealth management products we distributed in 2009 and the six months ended June 30, 2010.

We mainly target the following high net worth individuals as potential clients: (i) business owners, (ii) professionals and (iii) executives and other affluent individuals. By providing personalized, value-added wealth management services to our registered individual clients on a no-charge basis, we seek to build a loyal client base with long-term relationships. We believe approximately 60% of our registered individual clients have come through referrals from existing clients.

As part of our risk management practice, we operate a strict client due diligence and registration process. Our relationship managers meet with individuals seeking to become our registered individual clients and guide them to complete application forms and standard “know your client” questionnaires. Such questionnaires are designed to collect a wide array of personal and financial information, from the individuals’ professional background and investment experience to their level of investable assets and risk tolerance. Our client service department conducts telephone interviews with the individuals to verify the information provided before registering such individuals. We update our list of registered clients on a daily basis to reflect material changes in our registered client pool. Once an individual or an enterprise becomes our registered client, a designated relationship manager is appointed to manage this client. The relationship manager will check in with the client regularly and provide consultation services to the client even if the client has not purchased any wealth management products we distribute. Our relationship manager follows up with a registered client to complete questionnaires in order to update the client’s risk profile and investment preferences on an annual basis. A registered client can remain our client without purchasing products distributed by us for as long as such client continues to meet our investable assets requirement. We offer standard services to our registered clients and do not discontinue offering services to any registered client as long as such client remains registered with us.

Enterprise Clients

We extended the distribution of wealth management products to enterprises, primarily SMEs. We define SMEs as enterprises that generate annual revenues of no more than RMB300 million (US$44.2 million). We believe this is synergistic with our distribution to high net worth individuals because over 70% of our registered individual clients own or control SMEs, a rapidly growing business segment in China. As SMEs in China have an increasing need to manage their cash assets, they become increasingly interested in wealth management services. We register enterprises interested in receiving our services as our registered enterprise clients. We employ a client due diligence and registration process for our enterprise clients, which is similar to that for our individual clients. The number of our registered enterprise clients has increased rapidly in recent years and reached 202 as of June 30, 2010. In the six months ended June 30, 2010, registered enterprise clients purchased RMB1,052 million (US$155.1 million) worth of wealth management products through us, accounting for 20.4% of the aggregate value of wealth management products that we distributed during the same period.

Wholesale Clients

We distribute products and provide services to wholesale clients. Our wholesale clients are primarily local commercial banks and branches of national commercial banks which distribute wealth management products to their own clients. They often lack in-house product and risk management expertise and tend to rely on reputable third parties for such expertise. Pursuant to cooperation agreements between us and our wholesale clients, the wholesale clients agree to forge a strategic cooperation relationship with us. Such strategic cooperation relationship generally covers areas such as regular meetings and exchange of information, training of employees of the wholesale clients and joint marketing efforts to distribute wealth management products. In serving wholesale clients, we operate as a wholesaler of wealth management products. Through the retail network of our wholesale clients, we are able to reach a broader range of retail investors, many of whom are high net worth individuals. In the six months ended June 30, 2010, we distributed RMB713.0 million (US$105.1 million) worth of wealth management products through our wholesale clients, accounting for 13.8% of the aggregate value of wealth management products that we distributed during the same period.

Our Coverage Network

We have direct access to the high net worth population in China. As of the date of this prospectus, our extensive coverage network consisted of over 300 relationship managers and 28 branch offices, which receive comprehensive operational support from our headquarters in Shanghai.

Branch Offices and Headquarters

Our branch offices are strategically located in 27 affluent Chinese cities, covering the most economically developed regions in China, including the Yangtze River Delta, the Pearl River Delta and the Bohai Rim. Our strategy is to open branch offices at locations with concentrated high net worth population and active private sectors. The cities where we have opened branch offices include national economic centers such as Beijing, Shanghai and Guangzhou and some of the regional cities known for their well-developed private sectors and wealthy entrepreneurs, such as Wenzhou and Yiwu in Zhejiang province.

The map below shows the distribution of our branch offices as of the date of this prospectus:

The table below sets forth selected statistics of our coverage network by regions as of the date of this prospectus:

Regions	Number of Branch Offices
Yangtze River Delta	15
Pearl River Delta	6
Bohai Rim	4
Other Regions	3

Total	28

Each of our branch offices is equipped with meeting rooms, client-management IT systems and other standard facilities, and staffed with relationship managers dedicated to serving high net worth individual clients. We also staff each of our branch offices with relationship managers focusing on serving enterprise and wholesale clients residing or located in the relevant city and its vicinities.

We achieve increasing economies of scale as our coverage network expands. Our headquarters provide a uniform platform of centralized support function to our branch offices. These support functions range from client acquisition strategies, product research and development and relationship manager training to risk management, IT support and other back office functions.

Relationship Managers

We have relied on, and expect to continue to rely on, organic growth in the expansion of our coverage network. We believe our corporate culture is one of our competitive strengths and in order to preserve this our relationship managers are recruited as our employees rather than external agents. Our relationship managers are an inherent part of our institutionalized client service structure and play critical roles in our building and maintaining long-term relationships with clients. We place a significant emphasis on recruiting, training and motivating our relationship managers. The number of our relationship managers has increased significantly as a result of the growth of our business and expansion of our coverage network. As of June 30, 2010, we had 285 relationship managers nationwide, compared to 192 as of December 31, 2009.

We seek to recruit relationship managers who are approachable and knowledgeable. We mainly target three categories of candidates: (i) financial professionals with entrepreneurship, management experience and marketing abilities; (ii) non-financial professionals with extensive experience in other industries, who have exhibited entrepreneurship, client service experiences and active social connections; and (iii) graduates of top universities with solid academic backgrounds and strong desire to learn.

We provide systematic and continuous training programs to our relationship managers, including new hire training, mentor programs and regular training sessions designed for different positions. In these training programs, the relationship managers will receive extensive and intensive training in investment knowledge and marketing skills from our in-house training specialists and senior management members. In some cases, such in-house programs are supplemented by training provided by external sources, such as executive programs of top ranking business schools in China. In addition, we provide our relationship managers with product-specific training upon the launch of any new products to ensure their adequate disclosure and compliance in distributing new products.

Our relationship managers are compensated by a combination of base salary and performance-based commissions. A relationship manager’s performance is determined not only by the total value of wealth management products he or she distributes and the number of clients he or she covers, but also by complying with internal guidelines and meeting client satisfaction metrics. The compensation of our individual relationship managers is not tied to any specific wealth management products distributed by him or her. We grant share options to our top ranking relationship managers. We believe that our compensation mechanism, which emphasizes compliance with our internal guidelines and focuses on client satisfaction as well as productivity, better aligns the interests of our relationship managers with those of our clients.

Our Product Choices

Our product choices currently consist exclusively of OTC products originated in China and designed to cater to the needs of high net worth population. We market and distribute the following categories of products supplied by third party product providers, based on the underlying assets class:

•	fixed income products, mainly including collateralized fixed income products sponsored by trust companies and other products that provide investors with fixed rates of return;

•	private equity funds products, including investments in private equity funds sponsored by domestic and internal fund management firms;

•	securities investment funds, which are privately raised funds investing in publicly traded stocks; and

•	investment-linked insurance products.

Currently approximately 50% of the products we distribute consist of fixed income products designed to achieve financial security and capital preservation for our clients. The table below summarizes certain information relating to the transaction value of the different types of products that we distributed during the periods indicated:

	Years Ended December 31,						Six Months Ended June 30,
	2007		2008		2009		2010
	RMB in millions	%	RMB in millions	%	RMB in millions	%	RMB in millions	%
Product type
Fixed income products	195	19.2%	1,978	62.7%	3,612	64.8%	2,552	49.3%
Private equity fund products	24	2.3%	772	24.5%	1,594	28.6%	2,605	50.3%
Private securities investment funds and investment-linked insurance products	799	78.5%	404	12.8%	368	6.6%	18	0.4%

All products	1,018	100%	3,154	100%	5,574	100%	5,174	100%

Among the fixed income products we distribute, wealth management products that have real estate or real estate-related business as their underlying assets accounted for 41% and 86% of the total transaction value of all fixed income products we distributed in 2009 and the six months ended June 30, 2010, respectively. Among the private equity fund products we distribute, wealth management products that have real estate or real estate-related business as their underlying assets accounted for 41% and 18% of the total transaction value of all fixed income products we distributed in 2009 and the six months ended June 30, 2010, respectively.

While OTC products will remain the core products we distribute, we intend to diversify our product choices and distribute non-OTC products, such as exchange-traded funds or other publicly traded wealth management products. Currently we are in the process of applying for the license for sale of exchange-traded funds.

Further to the distribution of third-party wealth management products, we have recently launched our proprietary fund of funds products. In May 2010, we successfully raised approximately RMB501.0 million (US$73.9 million) for our first private equity fund of funds.

Product Selection and Design

We believe that our expertise in selecting wealth management products is crucial to our success as a value-added service provider and is one of our key competitive advantages. Our product selection is fundamentally guided by our wealth management philosophy that the primary goal of wealth management is capital preservation followed by capital appreciation. Based on this philosophy, we have developed a selection process embracing periodic strategic alignment and rigorous risk management. The following diagram illustrates our product selection process:

The above diagram illustrates our product selection procedures which are applied on a repeated and continuous basis. In 2009, we conducted preliminary review of over 1,000 wealth management products initially identified and engaged in due diligence on 325 of them, out of which 136 were submitted to risk management committee hearings and only 65 were eventually included in the products we distributed.

A key aspect of our product selection process is risk management, in which our internal risk management committee plays a key role. Following preliminary review of and in-depth due diligence on initially identified products, our research analysts present their analysis and conclusions to the risk management committee, which makes the ultimate decision. Our risk management committee consists of our senior management members and acts pursuant to strict internal policies.

In order to supplement our risk management policies, we also review the overall risk exposure of our product choices in terms of composition of underlying asset classes, collateralization level and other key metrics on a monthly basis. These reviews help provide guidance for subsequent product sourcing and selection and enable us to align our product strategy with the prevailing market condition in a timely fashion. To date, the fixed income products distributed by us have had a zero default rate. We believe this reflects the effectiveness of our product selection procedures.

To source tailor-made wealth management products catering to our clients’ investment needs, we work closely with product providers and the ultimate corporate borrowers and play an active role in the product designing process. We often help corporate borrowers with financial needs structure their debt financing as fixed income products to be issued by third-party product providers, typically trust companies in China. To date, approximately 90% of the products distributed by us have incorporated features we design. As we usually enjoy exclusive rights to distribute wealth management products with our design, we are able to differentiate our product choices from those of our competitors.

Product Innovation

We have taken advantage of our product knowledge and understanding of our clients’ investment needs to engage in product innovation. For example, we have distributed to our clients limited partnership interests in 11 RMB-denominated private equity funds sponsored by leading fund managers, such as Sequoia Capital, involving a total value of RMB5.0 billion (US$737.3 million).

In addition, we have developed and offered innovative, proprietary products. In May 2010, we successfully closed the offering of a fund of private equity funds, raising RMB496 million from our clients, which is managed by us and which we believe was the first of its kind in China. This fund was formed as a limited partnership with us as the sole general partner, while the investors as limited partners. We, as the general partner, are solely responsible for managing the properties of, and making investment decisions for, the partnership. We believe this fund of funds product not only helps our high net worth clients achieve further diversification in their asset allocation, but also makes private equity a more accessible asset class for a wider percentage of our clients.

We plan to continue to invest internal resources to develop our proprietary fund of funds products and to replicate the architecture we have developed for funds of private equity funds to cover other underlying asset classes, such as investment funds focusing on fixed income products.

Our Relationships with Product Providers and Corporate Borrowers

We have established extensive business relationships with reputable third-party product providers and corporate borrowers in China in connection with our distribution of wealth management products.

Product Providers

We define product providers as the issuers of wealth management products, with which our clients enter into contractual arrangements to purchase products. The product providers we deal with encompass a variety of financial institutions, mainly including trust companies, commercial banks, private equity firms, real estate fund managers and insurance companies. To date, we have distributed products provided by over 50 product providers in China.

Among the various product providers, trust companies supply the majority of the wealth management products distributed by us. Trust companies in China are a type of financial institution regulated by the China Banking Regulatory Commission and which provide wealth management products mostly in the form of “collective fund trust plans,” or trust plans. Current PRC laws and regulations allow qualified investors to subscribe to a trust plan. See “Regulations — Regulations on Trust Products.” Under a trust plan, the trust company receives funds from the subscribers and invests in pre-disclosed assets or projects to generate returns for the subscribers.

To date, we have worked with almost all major trust companies in China. Most of the fixed income products and a portion of the securities investment fund products distributed by us were in the form of trust plans. Under fixed income products, trust companies typically use the entrusted funds to provide debt financing to corporate borrowers and distribute interest income and principal payment to the plan subscribers according to pre-determined schedules. In the case of securities investment fund products, trust companies will engage investment fund managers as their advisors and use the entrusted funds to purchase publicly traded stocks or other securities recommended by their advisors.

Corporate Borrowers

In distributing fixed income products, we often have relationships with the ultimate corporate borrowers, which receive proceeds from the relevant product providers. Although the product providers are the issuers of the fixed income products, the origination of these products is often driven by the fund raising plans of the ultimate corporate borrowers. In order to source tailor-made wealth management products to enhance our product choices, we often work directly with companies in need of debt financing and assist them in designing fixed income products, which are ultimately issued by product providers. Although we do not directly generate revenues from providing such assistance to corporate borrowers, we believe our relationships with them are important for enhancing our product sourcing capability.

Distribution Arrangements

Our distribution of wealth management products are typically governed by service agreements entered into with the product providers or corporate borrowers, depending on the nature of the wealth management products being distributed and the specific situation.

For fixed income products, we enter into service agreements with the ultimate corporate borrowers for the majority of these products. For other products, we typically enter into service agreements with the product providers.

Our service agreements usually expire upon the expiration of the underlying wealth management products. Under these agreements, we typically undertake to provide the counterparty with services relating to our clients’ purchase of the relevant products. Such services typically include providing our clients with information on the relevant products, evaluating the financial condition and risk profiles of those clients who desire to purchase the relevant products, assessing their qualification for the purchase, educating them on the documentation involved in the purchase as well as furnishing other assistance to facilitate their transactions with the product providers. Under our services agreements with respect to private equity fund products and certain securities investment fund products, we also undertake to assist the product providers to maintain investor relationships by providing our clients who have purchased the relevant products with various post-purchase services.

We do not handle our clients’ funds or payment or otherwise process transactions between our clients and product providers. When our clients decide to purchase a product, we notify the relevant product provider and our client completes the transaction with, and makes payment to, the product provider directly.

For all wealth management products, we are entitled to receive one-time commissions, calculated as a percentage of the total value of products purchased by our clients, from the counterparties under the relevant service agreements. Except for fixed income products, generally we also receive recurring services fees in addition to one-time commissions for the products distributed by us where we are engaged by the product providers to provide recurring services to our clients who have purchased the relevant products. In the case of private equity fund products, we receive recurring service fees over their life cycle, calculated as a percentage of the total value of investments in the underlying funds distributed by us to our clients. For securities investment funds and investment-linked insurance products, our recurring service fees are typically calculated as a percentage of the net asset value of the portfolio underlying the products purchased by our clients at the time of calculation, which is generally done on a daily basis.

Our service agreements include standard confidentiality provisions prohibiting unauthorized disclosure of our clients’ information as well as stand-still provisions prohibiting the counterparties from contacting our clients to offer any services without our prior consent.

Our Client Services

In conjunction with the distribution of wealth management products, we provide our clients with a continuum of value-added services before, during and after distribution of wealth management products. As we are not affiliated with any of the third party product providers, we provide independent, professional wealth management recommendations and services to our clients. We believe that our success depends on the delivery of comprehensive, continuous, sophisticated, personalized and professional services to our clients. We have also implemented an institutionalized client service structure, which emphasizes the centralized client service functions at our headquarters in Shanghai, including product sourcing and selection, risk management, hiring and standardized training of relationship managers as well as core client cultivation and servicing. These services are complemented by our call center and online services platform capabilities and our relationship managers, who are responsible for interacting with clients and understanding their objectives and risk profiles. Our institutionalized client service structure is a key to maximizing our client satisfaction and retention. We believe approximately 60% of our registered clients come through referrals from existing clients, which reflects the quality and effectiveness of our client services.

Our client service consists of comprehensive services provided on a no-fee basis throughout our high net worth individual clients’ investment process, including the following aspects:

Financial Planning. We assign a dedicated relationship manager to each client, who provides the client with day-to-day wealth management recommendations and services. Through frequent and in-depth client communications, our relationship managers analyze and assess financial condition, past investment experiences, risk profiles and investment goals of clients and provide them with personalized asset allocation plans. They also provide clients with on-going financial planning consultations and provide recommendations to clients on adjusting their financial plans in response to economic and market conditions. In addition, our branch office directors and customer service department at our Shanghai headquarters conduct regular assessments of clients’ portfolios, while our core client department conducts quarterly reviews with our core high net worth individual clients, i.e. the top 20% clients in terms of transaction value.

Asset Allocation. We assist our clients with their asset allocation in accordance with their financial plans risk profiles by introducing them to our product choices and assisting them in making the purchase decision. Our clients are the final decision makers and we require our relationship managers to follow strict disclosure and compliance procedures to ensure clients purchase products on an informed basis. When a client decides to purchase any products that we distribute, we notify the relevant product provider of the intention of such client after verifying the client’s eligibility to purchase the products. The client then completes the transactions with the product providers directly.

We do not provide managed accounts to our clients, and we do not accept authorization or instructions from our clients to conduct trading activities or execute transactions on behalf of our clients. Except for our proprietary fund of funds products, we do not handle client’s funds or payments. Since we are not involved in trading, settlement or otherwise executing transactions, we avoid the risks associated with such services, including human errors in executing client instructions and technology system failures.

Market and Product Intelligence. We furnish our clients with a broad variety of proprietary research reports, publications and information on a regular basis. These include daily newsletters of general market conditions, key stock exchange indices and digests of research reports, weekly product reports introducing our current product choices and market analysis, monthly product reports providing performance statistics of certain products. We also provide quarterly investment strategy reports providing updates on prevailing investment trends and our recommended investment strategy in response to any changes in market conditions. For clients who have purchased products through us, we provide them with timely updates on the product performance primarily through mobile phone text messages and emails. Furthermore, we also provide general investor education to our clients by organizing various investor presentations, workshops and seminars, including, among others, Noah investment philosophy workshops, which are purely focused on introducing the audience to our investment philosophy, and product briefing sessions, where we introduce our current product choices.

IT Infrastructure

We have developed our integrated IT infrastructure that provides technology support to all aspects of our business, from product development, product management, and sale and marketing process management to client management and client service. At the application level, the infrastructure consists of two key components:

Client Relationship Management System. We have installed an advanced client relationship management system based on licensed third party applications, with tailored functions and modules catering to our unique business operation. This system incorporates and maintains a centralized database of clients’ personal and transactional information, which can be accessed by our personnel depending on their authority levels. This system enables us to process a large volume of client information and to analyze prevailing trends and investment preferences of our clients at any time. Based on such analysis, the system provides feedback to our various internal functions ranging from product research and development to client services so as to facilitate the decision-making process of our product launch and development, the improvement and coordination of our client services, and the enhancement of our risk management. We plan to continue to invest in our client relationship management system by adding new features and functionalities and by improving existing software and modules.

Wealth Management Product Database. Since early 2010, we have built and maintained a comprehensive proprietary database containing extensive data on a broad range of OTC wealth management products in China. As of June 30, 2010, this wealth management products database contained data on approximately 3,700 trust products and approximately 1,200 private equity and other investment funds products. The underlying data contained in our wealth management products database comes from three major sources: product information provided by third party suppliers, data purchased from third party data providers, and information created from our independent research. Based on the underlying data, our in-house research team creates comprehensive database records for each wealth management product, including historical performance, selling price, trading volume and other metrics, and makes the relevant product information searchable. Users can sort and generate reports based on different search options. Given the comprehensive coverage and advanced search and analytic functionalities of our database, it facilitates our product sourcing, selection, design and innovation and ultimately helps us maximize client satisfaction and we will continue to develop this database.

Marketing and Brand Promotion

Word-of-mouth is one of the most effective marketing tools for our business and we believe that approximately 60% of our clients have come through referrals from existing clients. We intend to continue to focus on referrals as the major avenue of new client development by further improving client satisfaction. We also intend to enhance our brand recognition and attract potential high net worth clients through a variety of marketing methods. We organize frequent and targeted events, such as high-profile investor seminars and workshops, where we present our market outlook and product choices, industry conferences, and other investor education and social events. These events are often organized in cooperation with chambers of commerce, distinguished alumni associations, luxury and fashion brands and high-profile entrepreneurs. In addition, we promote ourselves and our brand to financial institutions by providing assistance in staff training and risk management. Since our inception, we have also built a database of more than 300,000 high net worth individuals.

Competition

The wealth management services industry in China is at an early stage of development and is growing rapidly. We operate in an increasingly competitive environment and compete for clients on the basis of product choices, client services, reputation and brand names. Our principal competitors include:

•

Commercial banks. Many commercial banks rely on their own wealth management arms and sales force to distribute their products, such as China Merchants Bank, China Minsheng Bank and China Everbright Bank. We believe that we can compete effectively with commercial banks due to a number of factors, including our undiluted focus on the high net worth market, our client-centric culture and institutionalized services, and our independence, which positions us better to provide wealth management recommendations and services and to gain our clients’ trust.

•

Trust companies. Because a substantial portion of products that we distribute is fixed income trust products, we compete with trust companies with in-house distribution functions. We believe that we can compete effectively with trust companies due to our broader product choices, wider coverage network, independent perspective and more comprehensive client services.

•

Independent wealth management service providers. A number of independent wealth management service providers have emerged in China in recent years. We believe that we can compete effectively because of our track record, reputation, product sourcing and established risk management systems. We are also significantly larger in terms of scale of operations and we have a more extensive coverage network and professional services.

Employees

We had 112, 294, 359 and 520 employees as of December 31, 2007, 2008 and 2009 and June 30, 2010, respectively. The following table sets forth the number of our employees by function as of June 30, 2010:

Functional Area	Number of Employees	% of Total
Relationship managers	285	54.8%
Corporate management and administrative personnel	178	34.2%
Product development	27	5.2%
Sales and marketing	30	5.8%

Total	520	100.0%

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

Intellectual Property

Our brand, trade names, trademarks, trade secrets, proprietary database and research reports and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our competitive advantage in the high net worth wealth management services industry. We rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our relationship managers and other employees, our third party wealth management product providers and other contractors. We have three registered trademarks in China and two registered domain names, Noahwm.com and Noahwm.com.cn.

Facilities

Our corporate headquarters are located on a leased premises in Shanghai, China, where we lease approximately 1,736.5 square meters of office space. Our 28 branch offices lease approximately 7,390 square meters of office space in aggregate in Beijing, Dalian, Qingdao, Tianjin, Cixi, Fuzhou, Hangzhou, Jiangyin, Kunshan, Nanjing, Ningbo, Shaoxing, Suzhou, Taizhou, Wenzhou, Wuxi, Xiaoshan, Yiwu, Foshan, Nanhai, Guangzhou, Shenzhen, Shunde, Zhongshan, Chengdu and Wuhan.

We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

Insurance

We maintain casualty insurance on some of our assets. We also participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. In addition, we provide group life insurance for all our employees. We do not maintain business interruption insurance or key-man life insurance. We consider our insurance coverage to be in line with that of other wealth management companies of similar size in China.

Legal Proceedings

We are currently not a party to, and we are not aware of any threat of, any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations. We may from time to time become a party to various legal, arbitration or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

Except for the regulations applicable to the insurance brokerage business that we engage in, China has not adopted a unified and specific regulatory framework governing the distribution of OTC wealth management products and the provision of wealth management consulting services, although there are ad hoc laws and regulations related to several types of wealth management products which we distribute, including trust products, private equity products and investment-linked insurance products. However, the PRC government has promulgated various laws and regulations and imposes extensive controls over different aspects of business operations of PRC enterprises, such as those on foreign investment, taxation and labor protection, which are also applicable to our PRC subsidiaries and affiliated entities. This section summarizes all material PRC regulations currently relevant to our business and operations. Unless otherwise stated in this section, we are currently in compliance with such PRC regulations in all material respects.

Regulations on Trust Products

Pursuant to the PRC Trust Law, a trustee can, in its own name, manage and dispose of properties entrusted to it by a trustor for the benefit of beneficiaries nominated by the trustor. Trust companies are a type of financial institution specializing in the operation of a trust business under the PRC Trust Law. Trust companies are subject to the supervision and scrutiny of the China Banking Regulatory Commission, or CBRC, which is the regulatory authority for banking and financial institutions and businesses.

On January 23, 2007, CBRC promulgated the Administrative Rules Regarding Trust Company-Sponsored Collective Fund Trust Plans, or the Trust Plan Rules, which became effective on March 1, 2007 and was subsequently amended on February 4, 2009. Pursuant to the Trust Plan Rules, a trust company may establish collective funds trust plans, or trust plans, under which the trust company, in its capacity as trustee of two or more trustors, may pool funds entrusted to it by such trustors may manage, invest and dispose of the pooled funds for the benefit of the beneficiaries nominated by the trustors. A trust plan must comply with the specified requirements under the Trust Plan Rules, including the requirements that (i) each trustor participating in the trust plan be a qualified investor and the sole beneficiary of his or its investment in the trust plan; (ii) there be no more than 50 individuals participating in the plan, excluding individuals who entrust, on a single transaction basis, more than RMB3.0 million each, and qualified institutional investors; (iii) the trust plan have a term of not less than one year and have a specified use of proceeds and investment strategy that is in compliance with the industrial policies and relevant regulations of the PRC; (iv) the beneficial interest in the trust plan be divided into trust units of equal amounts; and (v) other than reasonable compensation provided for underwritten trust agreements, the trust company must not seek any profits directly or indirectly from the trust property under any name for itself or others.

A qualified investor under the Trust Plan Rules is defined as a person capable of identifying, judging and bearing the risks associated with the trust plan and who falls within any one of the following categories: (i) any individual, legal person or other organization who invests at least RMB1.0 million in the trust plan; (ii) any individual who, on a personal or household basis, owns financial assets of at least RMB1.0 million, with proof of such assets, at the time he or she subscribes to the trust plan; or (iii) any individual individually having an annual income of more than RMB0.2 million or, jointly with a spouse, having an annual income of more than RMB0.3 million, with proof of such income, for each of the last three years.

Pursuant to the Trust Plan Rules, when promoting the trust plan, a trust company must use appropriate materials with detailed disclosure and is prohibited from, among other things, (i) promising minimum returns on or guaranteeing protection of the entrusted funds; (ii) engaging in public marketing or promotion; or (iii) engaging a non-financial institution to promote the trust plan. Based on our understanding, “promotion” of trust plans under the Trust Plan Rules refers to promotion and marketing activities which involve signing trust contracts with participants of trust plans directly. As we do not sign trust contracts with the participants of trust plans and handle funds of participants of the trust plans in providing wealth management services with respect to trust products, we are not deemed as promoting trust plans in such circumstances. See “Risk Factors — Risks Related to Our Business and Industry — If the Chinese governmental authorities order trust companies in China to cease their promotion of collective fund trust plans, or trust plans, through non-financial institutions such as us, our business, results of operations and prospects would be materially and adversely affected.”

The CBRC further promulgated two guidelines governing two types of trust plans, respectively. One regulates trust plans investing in publicly traded securities, while the other regulates trust plans focusing on private equity investments. These guidelines set forth detailed rules that trust companies must comply with in issuing and operating the two types of trust plans.

Regulations on Private Equity Investment Products

In China, Renminbi-denominated private equity funds are typically formed as limited liability companies or partnerships and therefore their establishment and operation is subject to the PRC company laws or partnership laws. The PRC Partnership Enterprise Law was revised in August 2006 when it expanded the scope of eligible partners in partnerships from individuals to legal persons and other organizations and added limited partnerships as a new type of partnership. Unlike ordinary partnerships, limited partnerships allow investors to join as partners with their liability for the partnership’s debts limited by the amount of their capital commitment. A limited partnership must consist of no more than 49 limited partners and at least one general partner, who will be responsible for the operation of the partnership and who bears unlimited liability for the partnership’s debts. From late 2009 to early 2010, the PRC government promulgated regulations to permit foreign investors to invest in partnership enterprises in China. This established the legal basis for foreign private equity firms to establish Renminbi-denominated funds in China.

Local governments in certain cities, such as Beijing, Shanghai and Tianjin, have promulgated local administrative rules to encourage and regulate the development of private equity investment in their areas. These regulations typically provide preferential treatment to private equity firms registered in the relevant cities or districts that satisfy the specified requirements.

On November 16, 2007, Tianjin Municipal Administration Bureau of Industry and Commerce issued the Opinions on Registration of Private Equity Investment Fund and Private Equity Fund Management Corporation (Enterprise), or the Tianjin Opinions. According to the Tianjin Opinions, private equity investment funds can take the form of corporations, partnerships, contractual arrangements and trusts. The private equity funds management company which takes the form of a limited liability company shall have a registered capital of at least RMB1.0 million cash. The private equity investment management company can engage in entrusted management of private equity investment fund, investing and financing management and related consulting services. On October 16, 2009, Tianjin Municipal Government issued the Measures on Encouraging the Development of Equity Investment Fund, which provides several preferential tax treatments for equity investment funds and equity investment fund management enterprises.

In August 2008, the Shanghai Municipal Government issued the Circular on Several Issues Regarding the Registration of Private Equity Investment Enterprises, which provides certain requirements for establishing an enterprise engaging in private equity investment or an enterprise engaging in the management of private equity investment. The government of Pudong District promulgated its own administrative measures on promoting equity investment enterprises and equity investment management enterprises, which provides certain preferential tax treatment to equity investment enterprises and equity investment management enterprises established within its jurisdiction.

Beijing and other provinces and cities have also promulgated similar regulations and policies to encourage foreign investment in private equity.

We started our fund of funds business by forming a fund of private equity funds as a limited partnership registered in Tianjin in accordance with the relevant laws and regulations. We incorporated a subsidiary in

Tianjin to engage in the management of private equity funds, which currently serves as the general partner of the fund of private equity funds.

Regulations on Insurance Brokerage

The primary regulation governing the insurance intermediaries is the PRC Insurance Law enacted in 1995 and further amended separately in 2002 and 2009. According to the PRC Insurance law, the China Insurance Regulatory Commission, or CIRC, is the regulatory authority responsible for the supervision and administration of the PRC insurance companies and the intermediaries in the insurance sector, including insurance agencies and brokers.

The principal regulation governing insurance brokerages is the Provisions on the Supervision and Administration of Insurance Brokerages, or the Insurance Brokerage Provisions, promulgated by the CIRC in September 2009 and effective as of October 1, 2009. According to this regulation, the establishment of an insurance brokerage is subject to the approval of the CIRC. The term “insurance brokerage” refers to an entity that receives commissions for providing intermediary services to policyholders and sponsors to facilitate their entering into insurance contracts based on the interests of the policyholders. An insurance brokerage established in the PRC must meet the qualification requirements specified by the CIRC and obtain a license to operate an insurance brokerage business with the approval of the CIRC. Unless otherwise provided by CIRC, an insurance brokerage may take any of the following forms: (i) a limited liability company; or (ii) a joint stock limited company.

The minimum registered capital for an insurance brokerage shall be not less than RMB10.0 million and must be fully paid up. Any insurance brokerage incorporated with the above minimum registered capital may set up three branches, following which the amount of registered capital for the insurance brokerage shall be increased by at least RMB0.2 million for each new branch, provided that the same shall be increased by at least RMB1.0 million for each branch to be established out of the provincial territory where the insurance brokerage is located.

An insurance brokerage may conduct the following insurance brokering businesses:

•	making insurance proposals, selecting insurance companies and handling the insurance application procedures for insurance applicants;

•	assisting the insured or the beneficiary to file insurance claims;

•	reinsurance brokering business;

•	providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and

•	other business activities specified by the CIRC

The name of an insurance brokerage must contain the words “insurance brokerage.” The license of an insurance brokerage is valid for a period of three years. An insurance brokerage must report to the CIRC for approval when it (i) changes the name of itself or its branches; (ii) changes its domicile or the business address of its branches; (iii) changes the name of its sponsor or main shareholders; (iv) changes its shareholders; (v) changes its registered capital; (vi) changes its equity structure significantly; or (vii) amends its articles of association.

The senior managers of an insurance brokerage must meet specific qualification requirements set forth in the Insurance Brokerage Provisions. Appointment of the senior managers of an insurance brokerage is subject to review and approval by the CIRC. Personnel of an insurance brokerage who engage in any of the insurance brokering businesses described above must meet the qualifications prescribed by CIRC and obtain the qualification certificate stipulated by the CIRC.

In December 2009, the CIRC issued the Circular on the Implementation of the Provisions on the Supervision and Administration of the Professional Insurance Agencies, the Provisions on the Supervision and Administration of Insurance Brokerages and the Provision on the Supervision and Administration of Insurance Assessment Institutions, or the Implementation Circular. According to the Implementation Circular, any insurance brokerage, which applies for renewal of its license upon its expiration but fails to satisfy the registered capital requirement under the Insurance Brokerage Provisions, shall be issued a temporary license expiring on October 1, 2012. After that, if the insurance brokerage still fails to satisfy the requirement, it will no longer be permitted to renew its license issued by CIRC.

Pursuant to the contractual arrangements among Noah Rongyao, Noah Investment and its shareholders, we operate our insurance brokerage business through Noah Insurance, a subsidiary 99.9% owned by Noah Investment. Noah Insurance obtained the requisite insurance brokerage license issued by the CIRC in July 2008. Noah Insurance is currently in the process of renewing the license.

Regulations on Ancillary-Business Insurance Agency

The principal regulation governing ancillary-business insurance agency business is the Interim Measures for the Administration of Ancillary-Business Insurance Agency issued by the CIRC on and effective as of August 4, 2000.

According to this regulation, the term “ancillary-business insurance agents” refers to entities that are entrusted by insurers to handle insurance business on behalf of the insurers while concurrently engaging in another non-insurance-related business. Ancillary-business insurance agents are required to: (1) maintain a business license verified and issued by the relevant administrative authority for industry and commerce; (2) have an insurance agency business of a certain scale in proportion to its main business; (3) maintain a permanent business premise; and (4) provide the convenience of directly conducting insurance agency business at the business premises. Upon reviewing and approving the qualifications of an entity applying to become an ancillary-business insurance agency, the CIRC will issue a “License for Ancillary-Business Insurance Agency,” which will be valid for three years.

Insurance companies are not allowed to engage entities as their ancillary-business insurance agency if such entities do not possess the required license. An ancillary-business insurance agent can only undertake the insurance agency business for one insurance company, and the scope of the agency business shall be subject to the types of insurance specified in its License for Ancillary-Business Insurance Agency. An ancillary-business insurance agent can only conduct insurance agency business on the business premises for its main business, and may not separately set up agency outlets outside the business premises. Legal liabilities of ancillary-business insurance agents arising out of or in connection with their activities within the scope of authority delegated by insurers are borne by the insurers.

Pursuant to the contractual arrangements among Noah Rongyao, Noah Investment and its shareholders, we operate the ancillary-business insurance agency business through Noah Investment, which obtained the requisite license issued by the CIRC in August 2009. The license has a term of three-year and will expire on August 12, 2012.

Regulations on the Sale of Exchange-Traded Funds

On June 25, 2004, the China Securities Regulatory Commission, or the CSRC, promulgated a set of administrative rules on the sale of exchange-traded funds, or the Fund Sales Measures, which became effective on July 1, 2004.

According to Fund Sales Measures, the activity of sales of the exchange-traded funds, including the promotion of exchange-traded funds, and the sale, subscription and redemption of units in exchange-traded funds, shall be conducted by fund managers and agencies engaged by fund managers. Agencies engaged by fund managers to market exchange-traded funds shall first obtain the license for the sale of exchange-traded funds from the CSRC. Commercial banks, securities companies, securities investment consultation agencies, professional fund sales agencies and other agencies prescribed by the CSRC may apply to the CSRC for such license. In order to obtain such license, a professional fund sales agency shall meet certain requirements, including, (i) have a paid in capital of no less than RMB20.0 million; (ii) have a major investor that is a legally established legal person with three complete fiscal years or more of operation and have at least RMB30.0 million registered capital; (iii) have at least 30 employees with half of its total employees qualified to engage in a securities business, and senior management with a certain number of years of experience in funds, securities or the financial area and qualified to engage in a securities business; and (iv) not being under any investigation from regulatory authorities or be in a rectification period due to violation of any laws or regulations.

Fund managers may only engage sales agencies for sale of exchange-traded funds by way of written agreement. The written agreement shall specify the proportion of remuneration and payment method as well as the rights and obligations of both parties. Fund managers and sales agencies shall charge sales expenses from investors as agreed to in fund contracts and prospectuses, audit such expenses, and record the same faithfully; fund managers and sales agencies may not charge extra expenses to investors unless otherwise agreed in the fund contracts. Fund managers and sales agencies may not apply different rates to different investors without disclosing the same in the prospectuses. Fund managers shall pay remuneration to the sales agencies as agreed in the sales agreement and audit and record such remuneration faithfully.

Regulations on Labor Protection

On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedure for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract.

In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such employees are deprived of such vacation time by employers, unless the employees waive such vacation days in writing.

Although we are currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, provisions of the Labor Contract Law may limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Regulations on Foreign Investment

The State Planning Commission, the State Economic and Trade Commission and the Ministry of Foreign Trade and Economic Cooperation jointly promulgated the Foreign Investment Industrial Guidance Catalogue, or the Foreign Investment Catalogue, in 2005, which was subsequently revised. The Foreign Investment Catalogue sets forth the industries in which foreign investment are encouraged, restricted, or forbidden. Industries that are not indicated as any of the above categories under the Foreign Investment Catalogue are permitted areas for foreign investment. The current version of the Foreign Investment Catalogue came into effect on December 1, 2007.

Pursuant to the current Foreign Investment Catalogue, the provision of consulting services that we are engaged in is a permitted area of foreign investment.

Pursuant to the current Foreign Investment Catalogue, the insurance brokerage business falls within the of industries in which foreign investment is restricted. Currently foreign-invested companies engaged in insurance brokerage business are subject to more stringent requirements than Chinese domestic enterprises. Specifically, foreign-invested insurance brokerage companies are required to have, among other things, at least US$200 million of total assets and at least a 30 year track record of engaging in an insurance brokerage business.

Neither our PRC subsidiary, Noah Rongyao, nor any of its subsidiaries, currently meets all such requirements and therefore none of them is permitted to engage in the insurance brokerage business. We conduct our insurance brokerage business in China principally through contractual arrangements among our PRC subsidiary, Noah Rongyao, our variable interest entity in the PRC, Noah Investment, and Noah Investment’s shareholders. Noah Insurance, a subsidiary of Noah Investment, holds the licenses and permits necessary to conduct insurance brokerage activities in China. In the opinion of Zhong Lun Law Firm, our PRC legal counsel:

•

the ownership structures of our variable interest entity, our PRC subsidiary, Noah Rongyao, and Noah Holdings Limited, as described in “Corporate History and Structure,” both currently and after giving effect to this offering, comply with all existing PRC laws and regulations;

•

the contractual arrangements among our PRC subsidiary, variable interest entity and its shareholders governed by PRC laws are valid, binding and enforceable, and will not result in a violation of PRC laws or regulations currently in effect; and

•	the business operations of our PRC subsidiary, our variable interest entity and its subsidiaries comply in all material respects with existing PRC laws and regulations.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the agreements that establish the structure for operating our insurance brokerage business do not comply with PRC government restrictions on foreign investment in insurance brokerage business, we could be subject to severe penalties, including being prohibited from continuing our operations. See “Risk Factors — Risks Related to Our Corporate Structure — If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to insurance brokerage, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations. Under the PRC Enterprise Income Tax Law and the Transition Preferential

Policy Circular, enterprises that were established before March 16, 2007 and already enjoyed preferential tax treatments will continue to enjoy them (i) in the case of preferential tax rates, for a period of five years from January 1, 2008; during the five-year period, the tax rate will gradually increase from 15% to 25%, or (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such term.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

Although our company is not controlled by any PRC company or company group, substantial uncertainty exists as to whether we will be deemed a PRC resident enterprise for enterprise income tax purpose. In the event that we are considered a PRC resident enterprise, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income, but the dividends that we receive from our PRC subsidiary would be exempt from the PRC withholding tax since such income is exempted under the PRC Enterprise Income Tax Law for a PRC resident enterprise recipient. See “Risk Factors — Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.”

PRC VAT and Business Tax

Pursuant to the PRC Provisional Regulation on the Value Added Tax, or VAT, and its implementation rules, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity. Taxpayers providing taxable services in China are required to pay a business tax at a normal tax rate of 5% of their revenues.

Dividend Withholding Tax

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises were exempt from PRC withholding tax. Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our PRC subsidiary, Noah Rongyao. Since there is no such tax treaty between China and the Cayman Islands, dividends we receive from Noah Rongyao will generally be subject to a 10%

withholding tax. As there remains uncertainty regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and the Implementation Rules, it is uncertain whether, if we are deemed a PRC resident enterprise, any dividends distributed by us to our non-PRC shareholders and ADS holders would be subject to any PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations.”

Regulations on Foreign Exchange

Foreign exchange regulations in China are primarily governed by the following rules:

•	Foreign Exchange Administration Rules (1996), as amended, or the Exchange Rules; and

•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest and royalty payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of SAFE.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, including approval by the Ministry of Commerce, the SAFE and the National Development and Reform Commission or their local counterparts.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 142. Pursuant to Circular 142, the Renminbi fund from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the examination and approval department of the government, and cannot be used for domestic equity investment unless it is otherwise provided for. Documents certifying the purposes of the Renminbi fund from the settlement of foreign currency capital including a business contract must also be submitted for the settlement of the foreign currency. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE’s approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of the Circular 142 could result in severe monetary and other penalties.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

•	Wholly Foreign-Owned Enterprise Law, as amended on October 31, 2000; and

•	Wholly Foreign-Owned Enterprise Law Implementing Rules, as amended on April 12, 2001.

Under these laws and regulations, wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. At the discretion of these wholly foreign-owned companies, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles and its subsequent amendments, supplements or implementation rules, generally known in China as SAFE Circular No. 75, issued on October 21, 2005, (i) a PRC person, including natural persons and legal persons, shall register with the local branch of the SAFE before it establishes or controls an overseas special purpose company, for the purpose of overseas equity financing (including convertible debts financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into an overseas special purpose company, or engages in overseas financing after contributing assets or equity interests into a special purpose company, such PRC resident shall register his or her interest in the special purpose company and the change thereof with the local branch of the SAFE; and (iii) when the special purpose company undergoes a material event outside of China, such as change in share capital or merger and acquisition, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the SAFE.

Under SAFE Circular No. 75, failure to comply with the registration procedures set forth above may result in the penalties, including imposition of restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the overseas special purpose company.

Regulations on Employee Stock Options Plan

On December 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rules. The purpose of the Stock Option Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies.

According to the Stock Option Rules, if a PRC domestic individual participates in any employee stock ownership plan or stock option plan of an overseas listed company, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company shall, among others things, file, on behalf of such individual, an application with SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises as PRC domestic individuals may not directly use overseas funds to purchase stock or exercise stock options. Concurrent with the filing of such application with SAFE, the PRC domestic qualified agent or the PRC subsidiary shall obtain approval from SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of stock, any dividends issued upon the stock and any other income or expenditures approved by SAFE. The PRC domestic qualified agent or the PRC subsidiary is also required to obtain approval from SAFE to open an overseas special foreign exchange account at an overseas trust bank with custody or stock brokerage qualifications to hold overseas funds used in connection with any stock purchase.

The foreign exchange proceeds from the sales of stock can be converted into RMB or transferred to such individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If the stock option is exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to the special foreign exchange account.

The Stock Option Rules were promulgated only recently and many issues require further interpretation. We and our PRC employees who have participated in an employee stock ownership plan or stock option plan will be subject to the Stock Option Rules when our company becomes an overseas listed company. If we or our PRC employees fail to comply with the Stock Option Rules, we and our PRC employees may face sanctions imposed by a foreign exchange authority or any other PRC government authorities, including restriction on foreign currency conversions and additional capital contribution to our PRC subsidiary.

In addition, the General Administration of Taxation has issued a few circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, as amended on June 22, 2009, which became effective on September 8, 2006, or the M&A Rules. The M&A Rules require, among other things, offshore overseas special purpose companies formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by overseas special purpose companies seeking CSRC approval of their overseas listings. The CSRC approval procedures require the filing of a number of documents with the CSRC and it can take several months to complete the approval process.

While the application of this new regulation remains unclear, we believe, based on the advice of our PRC Counsel, Zhong Lun Law Firm, that CSRC approval is not required in the context of this offering because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; (2) we established our PRC subsidiary, Noah Rongyao, and its subsidiaries by means of direct investment other than by merger or acquisition of any PRC domestic companies; and (3) we established the contractual arrangements between our PRC subsidiary and our variable interest entity, because the contemporary and current PRC laws require foreign investors involved in insurance brokerage business to meet certain qualifications, which neither our PRC subsidiary nor any of its subsidiaries can meet. However, our PRC Counsel cannot rule out the possibility that the CSRC may require, either by interpretation or clarification of the M&A Rules or by any new rules, regulations or directives or in any other way promulgated after the date of their legal opinion, that overseas listings of all SPVs must obtain approval from the CSRC. If the Group is required to obtain CSRC approval, the Group will make an announcement to the public immediately. See “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jingbo Wang	38	Co-founder, chairman and chief executive officer
Zhe Yin	36	Co-founder, director and vice president
Boquan He	50	Co-founder and director
Chia-Yue Chang	50	Director
Steve Yue Ji	38	Director
May Yihong Wu	42	Independent director appointee*
Shuang Chen	43	Independent director appointee*
Tao Thomas Wu	45	Chief financial officer
Qi Jia	35	Chief information officer
Song Ying	43	Chief operating officer
Ye Tang	41	Client service director

Note:

*	Appointment effective immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Ms. Jingbo Wang is our co-founder and has been our chairman of the board of directors and chief executive officer since our inception. Ms. Wang has over ten years of experience in asset and wealth management services industry. Prior to co-founding our company, from May 2000 to September 2005, Ms. Wang worked in several departments and affiliates of Xiangcai Securities, a securities firm in China. Ms. Wang served as the head of the private banking department at Xiangcai Securities from August 2003 to September 2005, where she established the securities firm’s wealth management business. Prior to that, she worked as a deputy head of ABN AMRO Xiangcai Fund Management Co., Ltd., a joint venture fund management company, from February 2002 to August 2003, and the head of the asset management department at Xiangcai Securities from May 2000 to February 2002. Ms. Wang was the financial controller and general manager for the settlement center of Chengpu Group from September 1994 to December 1999. Ms. Wang received her master’s degree in management and her bachelor’s degree in economics from Sichuan University in China. Ms. Wang also graduated from the Global CEO Program of China Europe International Business School in 2009.

Mr. Zhe Yin is our co-founder and has been our director and vice president since our inception. Mr. Yin has extensive experience in wealth management. Prior to co-founding our company, Mr. Yin was the deputy general manager of the wealth management department at Xiangcai Securities from November 2003 to September 2005. Prior to that, he worked at Bank of Communications of China from July 1997 to November 2003 as a wealth and product manager. Mr. Yin received his bachelor’s degree in economics from Shanghai University of Finance and Economics in 1997, and expects to graduate with an Executive MBA degree from China Europe International Business School in October 2010.

Mr. Boquan He is our co-founder and has been our director since August 2007. Mr. He is the founder and chairman of the board of directors of Guangdong Nowaday Investment Co., Ltd., a private investment company specializing in greenfield investments in the Chinese retail and service industries. In 1989, he founded and, until 2002, served as the chief executive officer of Robust Group, a food and beverage company, which is now a member of Danone Group. He also serves as the chairman of the board of directors of 7 Days Group Holdings Limited, a New York Stock Exchange listed company, and the chairman or vice chairman of the board of directors of several privately owned companies in China. Mr. He graduated from Guangdong Television Public University in China.

Ms. Chia-Yue Chang has been our director since August 2007. Ms. Chang has over 20 years of experience in the asset management industry with in-depth knowledge about developing business in a dynamic financial world. Ms. Chang has been the chief executive officer for Greater China and South East Asia regions of Robeco Hong Kong Ltd. since October 2007. From 2004 to 2006, she served as China chief executive officer and senior vice president of ABN AMRO Asset Management Company. During the same period, she was the chairman of ABN AMRO Xiangcai Fund Management Co., Ltd. from 2004 to 2005, and then the vice chairman of ABN AMRO TEDA Fund Management Co., Ltd from 2005 to 2006. From 2000 to 2004, she was the president of ABN AMRO Asset Management in Taiwan. Prior to that, she worked at various positions at Kwang Hua Securities Investment & Trust Co., Ltd. and entities affiliated with Jardine Fleming Investment in Taiwan. Ms. Chang received her master degree in library science from University of California, Los Angeles and her bachelor’s degree in library science from National Taiwan University.

Mr. Steve Yue Ji has been our director since August 2007. From 2005 to now, Mr. Ji has served as a managing director of Sequoia Capital China in charge of venture capital investment. Mr. Ji currently serves as a director of several non-public portfolio companies of Sequoia Capital China. Prior to joining Sequoia Capital China, Mr. Ji worked at Walden International, Vertex Management, and CIV Venture Capital, where he contributed to investments in numerous wirelesses, internet and semiconductor companies in China. From 1995 to 1998, Mr. Ji held various managerial roles at Seagate Technology China. Mr. Ji received a MBA degree from China Europe International Business School in 1999 and a bachelor’s degree in engineering from Nanjing University of Aeronautics & Astronautics in 1995.

Ms. May Yihong Wu will serve as our independent director and chairwoman of the audit committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Wu has served as the chief strategy officer of Home Inns & Hotels Management Inc., an economy hotel chain based in China and listed on the Nasdaq Global Market, since April 2010. She is currently an independent director of Country Style Cooking Restaurant Chain Co., Ltd., a company listed on the New York Stock Exchange, an independent director and chairwoman of the audit committee of E-House (China) Holdings Limited, a company listed on the New York Stock Exchange. Ms. Wu was the chief financial officer of Home Inns from July 2006 to April 2010. From January 2005 to March 2006, Ms. Wu was first vice president at Schroder Investment Management North America Inc., and a vice president from January 2003 to December 2004, responsible for investment research and management of various funds specializing in the consumer and services sectors. Ms. Wu holds a bachelor’s degree from Fudan University in China, a master’s degree from Brooklyn College at the City University of New York and an MBA degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Shuang Chen will serve as our independent director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Chen is currently the chief executive officer and an executive director of China Everbright Limited, a company listed on the Hong Kong Stock Exchange, a director and the general manager of the legal department of China Everbright Holdings Company Limited, the holding company of China Everbright Limited and a director of a number of affiliated companies of China Everbright Limited. He served as an executive director and the deputy general manager of China Everbright Limited since August 2004 before being promoted to become the chief executive officer in August 2007. He serviced as the deputy general manager of the legal department of China Everbright Holdings Company Limited since February 2001 before being promoted to become the general manger in May 2007. Mr. Chen holds a master of law degree from East China University of Political Science and Law and a diploma in legal studies from The University of Hong Kong School of Professional and Continuing Education. Mr. Chen is a qualified lawyer in the PRC.

Mr. Tao Thomas Wu has been our chief financial officer since March 2010. Prior to joining our company, from March 2007 to February 2010, Mr. Wu was a senior portfolio manager at Alliance Bernstein L.P. based in San Francisco and New York, where he served many Asian institutional clients and retail partners. Prior to that, he was a senior high yield analyst at Moody’s Investors Services based in New York from February 2005 to March 2007, a senior vice president at the investment banking division of Development Bank of Singapore based in Hong Kong from 2001 to 2005 and a vice president at the mergers and acquisitions division at J.P. Morgan &

Company from 1994 to 2001. Mr. Wu received his master’s degree in public administration from Syracuse University in 1992 and his bachelor’s degree in Mathematics from Grinnell College in May 1987.

Mr. Qi Jia has been our chief information officer since January 2010. Prior to joining our company, Mr. Jia worked as the general manager of ChalWin Information Technology, an internet product development and outsourcing company, from November 2008 to December 2009. He served as the general manager of Lanchou Finance from May 2007 to September 2008, and chief technology officer of cnfol.com from 2003 to December 2006. Prior to that, Mr. Jia worked as the manager of application system department at Shanghai Jiaotong University Angli Technology Co. Ltd. from 1997 to 2002. From 1995 to 1996, he worked for Microsoft ATEC (Shanghai). Mr. Jia received his MBA degree and his bachelor’s degree in computer science from Shanghai Jiao Tong University in 2003 and 1996, respectively.

Mr. Song Ying has been our chief operating officer since October 2010. Prior to that, he was our vice president since September 2009. Prior to joining our company, from March 2008 to September 2009, he was the director for wealth management and banking insurance business at the China division of AXA-Minmetals Assurance Co., Ltd. Prior to that, he worked as the general manager of the Shanghai branch of Skandia-BSAM life Insurance Co., Ltd from August 2005 to January 2008. Mr. Ying worked at various positions at Heng An Standard Life Insurance Co., Ltd., China Pacific Life Insurance Co., Ltd., Ping An Insurance Group Company of China, Ltd., and Zhejiang branch of Bank of China from 1990 to 2005. Mr. Ying completed his master study of international finance from Zhejiang University in 1998 and received his bachelor’s degree in electrical precision instrument from Hangzhou Dianzi University in 1990. He also received an Executive MBA degree from China Europe International Business School in 2009.

Ms. Ye Tang has been our client service director since November 2007, responsible for the establishment and management of our client service system. Prior to joining us, she served as the client service manager at Shanghai Ikang Guobin from April 2005 to November 2007. From October 2000 to April 2005, Ms. Tang worked as an event director at Shanghai Xiashang Investment Service Co., Ltd. Ms. Tang graduated from secondary school in 1988.

Employment Agreements

We have entered into employment agreements with each of our senior executive officers. We may terminate a senior executive officer’s employment for cause at any time without remuneration for certain acts of the officer, such as a crime resulting in a criminal conviction, willful misconduct or gross negligence to our detriment, a material breach of the employment agreement or of our corporate and business policies and procedures, or providing services for other entities without our consent. We may also terminate a senior executive officer’s employment by giving one month’s notice or by paying a one-time compensation fee equal to one month’s salary in lieu of such notice under certain circumstances, such as a failure by such officer to perform agreed-upon duties or the impracticability of the performance caused by a material change of circumstances. A senior executive officer may terminate his or her employment at any time by giving one month’s notice or immediately if we delay in the payment of remuneration, fail to pay social security fees, or fail to provide the necessary working conditions for such officer.

Each senior executive officer, under the employment agreement, has agreed to hold any trade secrets, proprietary information, inventions or technical secrets of our company in strict confidence during and after his or her employment. Each officer also agrees that we shall own all the intellectual property developed by such officer during his or her employment. If an officer breaches the above contractual obligations in relation with confidentiality and intellectual property, we are entitled to collect liquidated damages from such officer equal to two months’ salary for such officer as well as to seek compensation of our actual losses.

Each officer also agrees to refrain from competing with us, directly or indirectly, for one year after his or her termination of employment.

Board of Directors

Our board of directors currently consists of five directors. Two additional independent directors will join the board upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We currently do not intend to rely on the NYSE’s home country practice exemptions for corporate governance matters. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

We will establish an audit committee, a compensation committee and a corporate governance and nominating committee under the board of directors immediately after this offering. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will initially consist of Ms. May Yihong Wu, Mr. Shuang Chen, and Mr. Steve Yue Ji, and will be chaired by Ms. May Yihong Wu. Ms. May Yihong Wu and Mr. Shuang Chen satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. We have determined that Ms. May Yihong Wu qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent registered public accounting firm; and

•	reporting regularly to the board.

Compensation Committee. Our compensation committee will initially consist of Ms. Jingbo Wang, Ms. May Yihong Wu and Mr. Shuang Chen, and will be chaired by Ms. Jingbo Wang. Ms. May Yihong Wu and Mr. Shuang Chen satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which her compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	reviewing the total compensation package for our most senior executives and making recommendations to the board with respect to it;

•	approving and overseeing the total compensation package for our executives other than the three most senior executives;

•	reviewing the compensation of our directors and making recommendations to the board with respect to it; and

•	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee will initially consist of Ms. Jingbo Wang, Ms. May Yihong Wu and Mr. Shuang Chen, and will be chaired by Ms. Jingbo Wang. Ms. May Yihong Wu and Mr. Shuang Chen satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the NYSE. The corporate governance and nominating committee will assist the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•	reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	identifying and recommending to the board the directors to serve as members of the board’s committees;

•

advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be of unsound mind.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2009, we paid an aggregate of approximately RMB1.4 million (US$0.2 million) in cash to our senior executive officers, and we did not pay any cash compensation to our non-executive directors. For share incentive grants to our officers and directors, see “— Share Incentive Plan.”

Share Incentive Plans

We have adopted our 2008 share incentive plan, which we refer to as the 2008 plan, and our 2010 share incentive plan, which we refer to as the 2010 plan. The purpose of these plans is to attract and retain the best available personnel by linking the personal interests of the members of the board, officers, employees, and consultants to the success of our business and by providing such individuals with an incentive for outstanding performance to generate superior returns for our shareholders.

The 2008 Plan

Under the 2008 plan, the maximum number of shares in respect of which options or restricted shares may be granted is 8% of the shares in issue on the date the offer or grant of an option or a restricted share is made. As of the date of this prospectus, options and restricted shares to purchase an aggregate number of 1,064,400 ordinary shares have been granted and are outstanding. The following table summarizes, as of the date of this prospectus, the outstanding options granted to our executive officers, directors, and other individuals as a group under the 2008 plan.

Name	Ordinary shares Underlying Options Awarded	Exercise Price (US$/share)	Date of Grant	Date of Expiration
Tao Thomas Wu	*	19.00	October 18, 2010	October 18, 2020
Qi Jia	*	5.58	March 11, 2010	March 11, 2020
Song Ying	*	5.58	March 11, 2010	March 11, 2020
	*	7.38	July 20, 2010	July 20, 2020
Ye Tang	*	1.12	August 19, 2008	August 19, 2018
Other Individuals as a Group	130,000	1.12	March 2, 2009	March 2, 2019
Other Individuals as a Group	399,000	5.58	March 11, 2010	March 11, 2020
Other Individuals as a Group	133,300	7.38	July 20, 2010	July 20, 2020
Other Individuals as a Group	7,000	7.38	October 11, 2010	October 11, 2020
Other Individuals as a Group	215,100	19.00	October 18, 2010	October 18, 2020

Note:

*	Less than 1% of our total outstanding share capital and together holding stock options exercisable for an aggregate of 180,000 ordinary shares.

In addition, we agreed to grant options to purchase a total of 18,000 ordinary shares to our independent director appointees upon the effectiveness of the registration statement to which this prospectus is a part. These options have a two-year vesting schedule with 25% of the options vesting upon the effectiveness of the registration statement, 25% vesting on the first anniversary of the effectiveness date and the remaining 50% on the second anniversary of the effectiveness date.

The following table summarizes, as of the date of this prospectus, the outstanding restricted shares issued to an executive officer under the 2008 plan.

Name	Ordinary Shares with Restrictions Issued	Date of Issuance
Tao Thomas Wu	*	October 18, 2010

Notes:

*	Less than 1% of our total outstanding share capital.

Types of Awards. The following briefly describes the principal features of the various awards that may be granted under the 2008 plan.

•

Options. Options provide for the right to purchase a specified number of our ordinary shares at a specified price and usually will become exercisable in the discretion of our plan administrator in installments after the grant date. The option exercise price shall be paid in cash.

•

Restricted Shares. A restricted share award is the grant of our ordinary shares which are subject to certain restrictions and may be subject to risk of forfeiture. Unless otherwise determined by our plan administrator, a restricted share is nontransferable and may be forfeited or repurchased by us upon termination of employment or service during a restricted period. Our plan administrator may also impose other restrictions on the restricted shares, such as limitations on the right to vote or the right to receive dividends.

Plan Administration. The plan administrator is our board of directors, or a committee designated by our board of directors. The plan administrator will determine the provisions and terms and conditions of each grant.

Offer Letter. Options or restricted shares granted under the plan are evidenced by an offer letter that sets forth the terms, conditions, and limitations for each grant.

Option Exercise Price. The exercise price subject to an option shall be determined by the plan administrator and set forth in the offer letter.

Eligibility. We may grant awards to our directors, officers, employees, consultants and advisers or those of any related entities.

Term of the Awards. The term of each grant of option or restricted shares shall be determined by the plan administrator.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is set forth in the offer letter.

Transfer Restrictions. Awards for options may not be transferred to any third party in any manner by the award holders and may be exercised only by such holders.

Termination. Unless terminated earlier, the 2008 plan will terminate automatically on December 31, 2018. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

The 2010 Plan

Under the 2010 plan, the maximum number of shares in respect of which options, restricted shares, or restricted share units may be granted will be 10% of our current outstanding share capital, or 2,315,000 shares. As of the date of this prospectus, no shares have been issued under the 2010 plan. We agreed to grant options to purchase a total of 18,000 ordinary shares to our independent director appointees pursuant to the 2010 plan upon the effectiveness of the registration statement to which this prospectus is a part.

The following paragraphs summarize the terms of the 2010 plan.

Types of Awards. The following briefly describes the principal features of the various awards that may be granted under the 2010 plan.

•

Options. Options provide for the right to purchase a specified number of our ordinary shares at a specified price and usually will become exercisable in the discretion of our plan administrator in one or more installments after the grant date. The option exercise price may be paid, subject to the discretion of the plan administrator, in cash, in our ordinary shares which have been held by the option holder for such period of time as may be required to avoid adverse accounting treatment, in other property with value equal to the exercise price, through a broker-assisted cashless exercise, or by any combination of the foregoing.

•

Restricted Shares. A restricted share award is the grant of our ordinary shares which are subject to certain restrictions and may be subject to risk of forfeiture. Unless otherwise determined by our plan administrator, a restricted share is nontransferable and may be forfeited or repurchased by us upon termination of employment or service during a restricted period. Our plan administrator may also impose other restrictions on the restricted shares, such as limitations on the right to vote or the right to receive dividends.

•

Restricted Share Units. Restricted share units represent the right to receive our ordinary shares at a specified date in the future, subject to forfeiture of such right upon termination of employment or service during the applicable restriction period. If the restricted share units have not been forfeited, then we shall deliver to the holder unrestricted ordinary shares that will be freely transferable after the last day of the restriction period as specified in the award agreement.

Plan Administration. The plan administrator is our board of directors or a committee designated by our board of directors. The plan administrator will determine the provisions and terms and conditions of each grant.

Award Agreement. Options, restricted shares, or restricted share units granted under the plan are evidenced by an award agreement that sets forth the terms, conditions, and limitations for each grant.

Option Exercise Price. The exercise price subject to an option shall be determined by the plan administrator and set forth in the award agreement. The exercise price may be amended or adjusted in the absolute discretion of the plan administrator, the determination of which shall be final, binding and conclusive. To the extent not prohibited by applicable laws or the rules of any exchange on which our securities are listed, a downward adjustment of the exercise prices of options shall be effective without the approval of the shareholders or the approval of the affected participants.

Eligibility. We may grant awards to our employees, directors, consultants, and advisers or those of any related entities.

Term of the Awards. The term of each option grant shall be stated in the award agreement, provided that the term shall not exceed 10 years from the date of the grant. As for the restricted shares and restricted share units, the plan administrator shall determine and specify the period of restriction in the award agreement.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is set forth in the award agreement.

Transfer Restrictions. Options to purchase our ordinary shares may not be transferred in any manner by the option holder other than by will or the laws of succession and may be exercised during the lifetime of the option holder only by the option holder. Restricted shares and restricted share units may not be transferred during the period of restriction.

Termination of the Plan. Unless terminated earlier, the 2010 plan will terminate automatically in 2020. In the event that the award recipient ceases employment with us or ceases to provide services to us, the options will terminate after a period of time following the termination of employment and the restricted shares and restricted share units that are at that time subject to restrictions will be forfeited to or repurchased by us. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval with respect to certain amendments. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all of our series A preferred shares into ordinary shares, by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares;

The calculations in the table below assume that there are 23,150,000 ordinary shares outstanding, assuming conversion of all series A preferred shares into ordinary shares, as of the date of this prospectus and              ordinary shares outstanding immediately after the completion of this offering, and that the underwriters do not exercise their over-allotment option.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares Beneficially Owned Prior to This Offering		Ordinary shares Being Sold in This Offering		Ordinary shares Beneficially Owned After This Offering
	Number	%	Number	%	Number	%
Directors and Executive Officers:*
Jingbo Wang(1)	6,880,000	29.7	—	—	6,880,000	25.2
Zhe Yin(2)	1,660,000	7.2	—	—	1,660,000	6.1
Boquan He(3)	2,300,000	9.9	—	—	2,300,000	8.4
Chia-Yue Chang(4)	2,200,000	9.5	—	—	2,200,000	8.0
Steve Yue Ji(5)	5,900,000	25.5	—	—	5,900,000	21.6
Tao Thomas Wu	**	**	—	—	**	**
Qi Jia	—	—	—	—	—	—
Song Ying	—	—	—	—	—	—
Ye Tang	**	**	—	—	**	**
All Directors and Executive Officers as a Group	19,131,667	82.6	—	—	19,131,667	70.0
Principal Shareholders:
Jing Investors Co., Ltd.(6)	6,880,000	29.7	—	—	6,880,000	25.2
Funds affiliated with Sequoia Capital China(7)	5,900,000	25.5	—	—	5,900,000	21.6
Quan Investment Co., Ltd.(8)	2,300,000	9.9	—	—	2,300,000	8.4
Jia Investment Co., Ltd.(9)	2,200,000	9.5	—	—	2,200,000	8.0
Yin Investment Co., Ltd.(10)	1,660,000	7.2	—	—	1,660,000	6.1
Hua Investment Co., Ltd.(11)	1,300,000	5.6	—	—	1,300,000	4.8

Notes:

*	Except for Messrs Boquan He and Steve Yue Ji and Ms. Chia-Yue Chang, the business address of our directors and executive officers is c/o 6th Floor, Times Finance Center, No. 68 Middle Yincheng Road, Pudong, Shanghai 200120, People’s Republic of China.

**	Less than 1%.

(1)	Represents 6,880,000 ordinary shares held by Jing Investors Co., Ltd. Jing Investors Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Ms. Jingbo Wang.

(2)	Represents 1,660,000 ordinary shares held by Yin Investment Co., Ltd. Yin Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Mr. Zhe Yin.

(3)

Represents 2,300,000 ordinary shares held by Quan Investment Co., Ltd. Quan Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Mr. Boquan He. The business address of

Mr. Boquan He is Room 13-15, 32nd Floor, No. 183-187 Daduhui Plaza, North Tianhe Road, Tianhe District, Guangzhou 510620, People’s Republic of China.

(4)	Represents 2,200,000 ordinary shares held by Jia Investment Co., Ltd. Jia Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Ms. Chia-Yue Chang. The residence address of Ms. Chang is W37, No.1, Long Dong Building, Pudong, Shanghai 201203, People’s Republic of China.

(5)	Represents 4,646,840 ordinary shares issuable upon conversion of 2,323,420 series A preferred shares held by Sequoia Capital China I, L.P., 533,950 ordinary shares issuable upon conversion of 266,975 series A preferred shares held by Sequoia Capital China Partners Fund I, L.P. and 719,210 ordinary shares issuable upon conversion of 359,605 series A preferred shares held by Sequoia Capital China Principals Fund I, L.P. Mr. Ji is a managing director of Sequoia Capital China, an affiliate of the three Sequoia China funds. Mr. Ji disclaims beneficial ownership with respect to the shares held by the three Sequoia Capital China funds, except to the extent of his pecuniary interest therein. The business address for Mr. Ji is Room 4603, Plaza 66, Tower 2, 1366 Nanjing West Road, Shanghai 200040, People’s Republic of China.

(6)	Jing Investors Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Ms. Jingbo Wang. The registered address of Jing Investors Co., Ltd. is Drake Chambers, Tortola, British Virgin Islands.

(7)	Represents 4,646,840 ordinary shares issuable upon conversion of 2,323,420 series A preferred shares held by Sequoia Capital China I, L.P., 533,950 ordinary shares issuable upon conversion of 266,975 series A preferred shares held by Sequoia Capital China Partners Fund I, L.P. and 719,210 ordinary shares issuable upon conversion of 359,605 series A preferred shares held by Sequoia Capital China Principals Fund I, L.P. The general partner of each of the three Sequoia Capital China funds is Sequoia Capital China Management I, L.P., whose general partner is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly owned by Max Wealth Enterprise Limited, a company wholly owned by Mr. Neil Nanpeng Shen. Mr. Shen disclaims beneficial ownership with respect to the shares in our company held by the three Sequoia Capital China funds, except to the extent of his pecuniary interest therein. The business address of Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P. and Mr. Shen is Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong.

(8)	Quan Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Mr. Boquan He. The registered address of Quan Investment Co., Ltd. is Drake Chambers, Tortola, British Virgin Islands.

(9)	Jia Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Ms. Chia-Yue Chang. The registered address of Jia Investment Co., Ltd. is Drake Chambers, Tortola, British Virgin Islands.

(10)	Yin Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Mr. Zhe Yin. The registered address of Yin Investment Co., Ltd. is Drake Chambers, Tortola, British Virgin Islands.

(11)	Hua Investment Co., Ltd. is a British Virgin Islands company wholly owned and controlled by Mr. Qianghua Yan. The registered address of Hua Investment Co., Ltd. is Drake Chambers, Tortola, British Virgin Islands.

As of the date of this prospectus, 150,000 of our outstanding restricted shares are held by one record holder in the United States. None of our shareholders has informed us that he or she is affiliated with a registered broker-dealer or is in the business of underwriting securities. None of our existing shareholders will have different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares and series A preferred shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

As to our contractual arrangements with Noah Investment and its shareholders, please see “Corporate History and Structure” for a description of these contractual arrangements.

Loan Agreements

In October 2007, each shareholder of Noah Investment entered into a loan agreement with Noah Rongyao. The principal amounts of the loans to these shareholders were RMB27.0 million (US$4.0 million) in aggregate. The loans were solely for their respective investment in the equity interests in Noah Investment. These loans were subsequently restructured in June 2009 through loans funded by Noah Rongyao and then granted to such shareholders by an intermediary bank. Back-to-back arrangements were entered into between the bank and Noah Rongyao such that all the bank’s risks associated with the loans were borne by Noah Rongyao. Each of these bank loans has the same principal amount as the initial loans provided by Noah Rongyao, having a term of three years and bearing no interest.

Transactions with Shareholders and Affiliates

In March 2008, we entered into a financial advisory service agreement with Sequoia Capital Management (Tianjin) Co., Ltd, a company affiliated with our series A preferred shareholders. Under the agreement and its amendment in November 2008, we provide services for the formation and management of a fund sponsored by an affiliate of Sequoia Capital China Advisors (Hong Kong) Limited. We charged 1% of the total fund subscription amount as one-time commission and 50% of the management fees charged by the affiliate of Sequoia Capital China as our recurring service fee. In 2008, we received US$0.5 million as fund initial capital raising commission and US$0.5 million management fee. In 2009 and the six months ended June 30, 2010, we received US$1.1 million and US$0.7 million, respectively, in management fees. The transaction was conducted in the ordinary course of business.

In May 2010, we started a RMB501 million (US$73.9 million) fund of private equity funds in an effort to develop our proprietary wealth management products. An equity fund in the form of a limited liability partnership, Tianjin Gefeixin Equity Investment Partnership (limited partnership), or Tianjin Gefeixin, was established in the PRC and our subsidiary Tianjin Gefei is appointed as the fund’s general partner. Pursuant to the partnership agreement, Tianjin Gefei agreed to purchase RMB5.0 million (US$0.7 million) equity interest in Tianjin Gefeixin, representing 1% of Tianjin Gefeixin’s total equity interests. So far, Tianjin Gefei has paid up half of its capital commitments. In the six months ended June 30, 2010, we received an aggregate of US$0.8 million one-time commissions and recurring service fees from Tianjin Gefeixin.

Private Placements

See “Description of Share Capital — History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital — Shareholders Agreement.”

Employment Agreements

See “Management — Employment Agreements.”

Share Incentives

See “Management — Share Incentive Plan.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2010 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date hereof, our authorized share capital is US$50,000 divided into 94,100,000 ordinary shares with a par value of US$0.0005 each and 2,950,000 preferred shares with a par value of US$0.001 each, all of which are designated as series A preferred shares. As of the date of this prospectus, there are 17,250,000 ordinary shares, including 150,000 restricted shares, and 2,950,000 series A preferred shares issued and outstanding. Upon the completion of this offering, all of the issued and outstanding series A preferred shares will automatically convert into our ordinary shares at a conversion rate of one to two. We will have 27,350,000 ordinary shares (or 27,980,000 ordinary shares if the underwriters exercise in full the over-allotment option to purchase the ADSs).

In October 2010, we adopted our fourth amended and restated memorandum and articles of association, which will become effective upon the completion of this offering. The following are summaries of material provisions of our fourth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary shares

General. All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are not residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. A shareholder may (i) cast less than one whole vote in respect of any share held, or (ii) split its vote in respect of any share so that part of such vote is cast in favor of a proposed resolution, whilst the remaining part of such vote is cast against the resolution. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy. Shareholders may attend any shareholders’ meeting in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy; we currently do not allow shareholders to vote electronically.

A quorum required for a meeting of shareholders consists of at least one shareholder present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold not less than one-third of our voting share capital. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least one-third of our voting share capital. Advance notice of at least 20 days is required for the convening of shareholders’ meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, and cancel any authorized but unissued shares.

Transfer of Shares. Subject to the restrictions set out in our memorandum and articles of association, our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and (e) a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our board may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means and the register closed at such times and for such periods as our board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any calendar year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution shall be distributed among the holders of the ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis, or otherwise as determined by the liquidator with the sanction of an special resolution of the shareholders.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares. We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may, before the issue of such shares, be determined by special resolution.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances and Transfers

The following is a summary of our securities issuances and transfers during the past three years.

In August 2007, we issued a total of 9,000 ordinary shares, then par value US$1.00 per share, to Noah Investment Management Co., Ltd. Noah Investment Management Co., Ltd. is a British Virgin Islands company whose shareholders are Jing Investors Co., Ltd., Yin Investment Co., Ltd., Xin Investment Co., Ltd., Yan Investment Co., Ltd., Quan Investment Co., Ltd., and Hua Investment Co., Ltd.

In August 2007, we effected a 1 to 1,000 subdivision of our ordinary shares and, immediately thereafter, redeemed 500,000 ordinary shares owned by Noah Investment Management Co., Ltd. As a result, Noah Investment Management Co., Ltd. owned 8,500,000 ordinary shares, then par value US$0.001 per share, as of August 31, 2007.

In January 2008, we issued 50,000 ordinary shares to Noah Investment Management Co., Ltd. to make up for a prior calculation error and effected a one to two share split of our ordinary shares. Immediately after the share split, Noah Investment Management Co., Ltd. owned 17,100,000 shares of our ordinary shares, par value US$0.0005 per share. Later in the same month, Noah Investment Management Co., Ltd. transferred all 17,100,000 shares of our ordinary shares to its shareholders and ceased to be a record owner of our ordinary shares.

In August 2007, we issued an aggregate of 2,934,554 series A preferred shares, par value US$0.001 per share, to Sequoia entities for US$3.9 million. Sequoia entities refer to Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P. In January 2008, we issued an aggregate of additional 15,446 series A preferred shares to Sequoia entities without consideration to rectify a prior calculation error. As a result, Sequoia entities own 2,950,000 series A preferred shares, par value US$0.001 per share.

In connection with the above issuance of the series A preferred shares, certain of our founders entered into a restricted share agreement with the series A preferred shareholders in September 2007, which was amended in January 2008, and terminated in June 2010. Pursuant to this restricted share agreement, 7,380,000 ordinary shares owned by Jing Investors Co., Ltd., 2,160,000 ordinary shares owned by Yin Investment Co., Ltd., 720,000 ordinary shares owned by Xin Investment Co., Ltd. and 540,000 ordinary shares owned by Yan Investment Co., Ltd. were designated as restricted shares. Before the restricted share agreement was terminated, such restricted shares could be repurchased at par value by us, or by the series A preferred shareholders should we choose not to repurchase them, if the relevant founder’s employment with us is voluntarily terminated by the founder or terminated by us for cause. Such repurchase rights would expire with respect to certain portion of the restricted shares as time passed. Upon the termination of the restricted share agreement, none of the restricted shares are subject to such repurchase rights from July 2010 onward.

In January 2008, we effected a 1 to 2 subdivision of our ordinary shares. After the subdivision, our total authorized share capital is divided into 94,100,000 ordinary shares with a par value of US$0.0005 each and 2,950,000 preferred shares with a par value of US$0.001 each. As a result of the subdivision, the conversion ratio between our preferred shares and ordinary shares was adjusted from 1:1 to 1:2.

In addition, we have granted options to purchase our ordinary shares to certain of our directors, executive officers, employees and consultants. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 1,064,400. See “Management — Share Incentive Plan.” In October 2010, we issued 150,000 ordinary shares with restrictions on voting and dividend rights to an executive officer for US$0.8 million pursuant to our 2008 share incentive plan.

On October 14, 2010, four existing shareholders of our company each transferred and sold a portion of the ordinary shares in our company held by them, the price of which was previously agreed upon. Details of such transfers and sales are as follows: (1) Jing Investors Co., Ltd., which is wholly owned and controlled by Ms. Jingbo Wang, our co-founder, chairman and chief executive officer, transferred and sold 500,000 ordinary shares to Quan Investment Co., Ltd., a shareholder of our company wholly owned and controlled by Mr. Boquan He, our co-founder and director at US$11.94 per share; (2) Yin Investment Co., Ltd., which is wholly owned and controlled by Mr. Zhe Yin, our co-founder, director and vice president, transferred and sold 500,000 ordinary shares to a third-party purchaser at US$11.94 per share; (3) Jia Investment Co., Ltd., which is wholly owned and controlled by Ms. Chia-Yue Chang, our director, transferred and sold 500,000 ordinary shares to a third-party purchaser at US$11.94 per share; and (4) Hua Investment Co., Ltd., which is wholly owned and controlled by Ms. Qianghua Yan, one of the shareholders of our operating company, Noah Investment, transferred and sold 500,000 ordinary shares to a third-party purchaser at US$11.94 per share.

Shareholders Agreement

In connection with the issuance of our series A preferred shares, we and all our shareholders entered into a shareholders agreement in September 2007, which was amended and restated in June 2010.

Under the amended and restated shareholders agreement and our third amended and restated memorandum and articles of association, our series A preferred shareholders are entitled to registration rights and certain preferential rights, including non-cumulative dividend rights, liquidation preference, veto rights on certain corporate matters, right of participation, right of first refusal and co-sale right in the event that our ordinary shareholders transfer any ordinary shares, and drag-along right. Except for the registration rights, all preferred shareholders’ rights will automatically terminate upon the completion of this offering.

Registration Rights

Pursuant to our amended and restated shareholders agreement, we have granted certain registration rights to our series A preferred shareholders. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights. At any time after the earlier of June 30, 2007 or one year following the completion of this offering, upon a written request from holders of at least 50% of the registrable securities that we file a registration statement covering the registration of no less than 20% of such holder’s registrable securities (or a lesser percentage is the anticipated gross proceeds from the offering shall exceed US$5.0 million), we shall give written notice of such request to all holders of registrable securities and effect a registration covering all registrable securities requested to be included in such registration. Registrable securities include ordinary shares (i) issued or issuable upon conversion of any series A preferred shares, (ii) issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any series A preferred shares, and (iii) otherwise owned or acquired by a holder of series A preferred shares.

However, we are not obligated to proceed with a demand registration if we have already effected two demand registrations or we have, within the six months period preceding the date of such request, already effected a registration under the Securities Act pursuant to the exercise of the holders’ demand registration rights or Form F-3 registration rights or in which the holders had an opportunity to participate pursuant to the exercise of their piggyback registration rights. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities other than pursuant to the registration statement relating to the exercise of the demand registration rights or the Form F-3 registration rights, any employee benefit plan or a corporate reorganization, or an offer and sale of debt securities, then we must offer holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

Form F-3 Registration Rights. When we are eligible for registration on Form F-3, upon a written request from holders of at least 50% of the registrable securities, we shall give written notice of such request to all holders of registrable securities and file a registration statement on Form F-3 covering the offer and sale of the registrable securities requested to be included in such registration.

We are not obligated to effect a Form F-3 registration, among other things, if (i) we have already effected two registrations on Form F-3 in any 12-month period, (ii) we have already effected a registration under the Securities Act within the six months period preceding the date of such request, other than a registration from which the registrable securities of the holders have been excluded, or (iii) the dollar amount of securities to be sold is of an aggregate price to the public of less than US$0.5 million. We have the right to defer filing of a registration statement for up to 60 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

Expenses of Registration. We will pay all expenses relating to any demand, Form F-3, or piggyback registration.

Termination of Obligations. We shall have no obligation to effect any demand, Form F-3, or piggyback registration on the earlier of (a) the date that is seven years after the completion of this offering, or (b) the date on which holders of registrable securities hold less than 1% of our total outstanding share capital on a fully diluted basis.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the material exemptions and privileges, including (a) an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, (b) an exempted company is not required to open its register of members for inspection, (c) an exempted company does not have to hold an annual general meeting, (d) an exempted company may in certain circumstances issue no par value, negotiable or bearer shares, and (e) an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after companies legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of all significant differences between the material provisions of the Companies Law applicable to us and the material laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares affected within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Proposals. Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow our shareholders holding not less than one-third of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Shareholder Meetings. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

Shareholders’ Suits. The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a noncontrolling shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our fourth amended and restated memorandum and articles of association, we may indemnify our directors, officers or any trustee acting in relation to the affairs of our company against all actions, proceedings, costs, charges, losses, damages and expenses which they may incur or sustain by reason of their acting as our directors, officers or trustee, except for any matters in respect of any dishonesty, willful default or fraud which may attach to any of the said persons.

We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22 Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We will appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs are detailed in the deposit agreement. We urge you to review the deposit agreement in its entirety.

Two ADSs represent the right to receive one ordinary share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, we nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.”

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Ordinary Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (including U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of ordinary shares would receive upon failing to make an election.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary at least 45 days (or a fewer number of days if agreed upon with the depositary) in advance of such proposed redemption. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

If you hold ADRs, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders pursuant to the terms of the deposit agreement upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the Section entitled Description of Share Capital — Voting Rights.

If we ask for your instructions in a timely manner pursuant to the deposit agreement, as soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADS holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including circumstances under which a discretionary proxy may be given to a person designated by us. At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

Voting at our shareholders’ meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. If the depositary bank timely receives voting instructions from a holder of ADSs, the depositary bank will endeavor to cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary bank will instruct the custodian to vote, directly or by proxy, all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary bank will instruct the custodian to vote, directly or by proxy, the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs.

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of the Company will be adversely affected and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, pursuant to the deposit agreement, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date, although our post-IPO memorandum and articles of association only otherwise require an advance notice of at least 20 days.

Both shareholders and the depositary (or its proxy) acting on behalf of ADS holders have the option of voting in person or by proxy at a shareholders’ meeting.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to $0.05 per ADS issued

• Cancellation of ADSs	Up to $0.05 per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held

• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights.	Up to $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held

• Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

• Transfer of ADRs	$1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (such as stock dividends and rights distributions), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time. As described in the deposit agreement, we or the depositary may withhold or deduct from any distributions made in respect of ordinary shares and may sell for the account of a holder any or all of the ordinary shares and apply such distributions and sale proceeds in payment of any taxes (including applicable interest and penalties) or charges that are or may be payable by holders in respect of the ADSs.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. It also limits our liability and the liability of the depositary. However, the limitations will not be effective to waive liabilities under the federal securities laws of the United States because any agreement to waive the requirements of the federal securities laws of the United States is void under Section 14 of the Securities Act. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for any failure by us to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares or deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, we will have 4,200,000 outstanding ordinary shares represented by 8,400,000 ADSs, representing approximately 15.4% of our ordinary shares issued and outstanding, assuming no exercise of the over-allotment option granted to the underwriters. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and although we have applied to list the ADSs on the NYSE, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any ADSs or shares of ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee share options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

Each of our officers, directors, shareholders and holders of most of the options to purchase our shares have agreed that they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any ADSs or shares of ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or shares of ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any of these transactions are to be settled by delivery of our ADSs or other securities, in cash or otherwise without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus, except under certain circumstances including, without limitation to, transfers pursuant to gifts, dispositions and by will or intestacy where each transferee signs and delivers a lock-up agreement. Further, all of our directors, executive officers, shareholders and holders of the options to purchase our ordinary shares are restricted by our agreement with the depositary from depositing ordinary shares in our ADR facility or having new ADSs issued during the same period. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or principal shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

The 180-day lock-up period is subject to adjustment under certain circumstances. If in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our

ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 273,500 ordinary shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital — Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our special Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Zhong Lun Law Firm, our special PRC counsel and, to the extent set forth below under “— Material United States Federal Income Tax Considerations,” subject to the qualifications set forth there, it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special United States counsel.

Cayman Islands Taxation

Maples and Calder advises us that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty and there are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. Maples and Calder further advises us that although it is unlikely that we will be subject to material taxes, there is no assurance that the Cayman Islands government will not impose taxes in the future, which could be material to us. In addition, there may be tax consequences if we are, for example, involved in any transfer or conveyance of immovable property in the Cayman Islands. Maples and Calder also advises us that the Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us and there are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws. Zhong Lun Law Firm advises us that since there is currently no such tax treaty between China and the Cayman Islands, dividends we receive from our PRC subsidiary, Noah Rongyao, will be subject to a 10% withholding tax.

Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The PRC Enterprise Income Tax Law implementation rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, according to a circular issued by the State Administration of Taxation in April 2009, a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC. Since our activities outside the PRC have been immaterial and as a result our worldwide income is essentially equal to our revenues derived from China, if we were deemed as a PRC resident enterprise and as a result were taxed at the rate of 25% on our worldwide income, it would not have a material impact on us. Therefore we have not evaluated whether we are a PRC resident enterprise. In addition, given the uncertainties described below, we currently cannot reach a definitive conclusion as to whether we are a PRC resident enterprise.

The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Zhong Lun Law Firm advises us that although our company is not controlled by any PRC company or company group, we may be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law. Zhong Lun Law Firm further advises us that if we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our global income. In that case, however, dividend income we receive from our PRC subsidiaries may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received from a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.

In addition, the PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. Zhong Lun Law Firm advises us that if we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law. If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely impacted due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law. Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate shareholders. There is, however, not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our ADSs or ordinary shares by a U.S. Holder described below that will hold our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, pension plans, regulated investment companies, real estate investment trusts, cooperatives, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, U.S. expatriates, persons liable for alternative minimum tax, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, or local, or estate or gift tax considerations and, except for the cross-references below to PRC tax law and potential PRC taxes, does not discuss any non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the United States Internal Revenue Code.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding our ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

In the opinion of our special United States counsel, based in part on the parties complying with the deposit agreement, for United States federal income tax purposes, a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. U.S. Holders should be aware, however, that the U.S. Treasury has expressed concerns that parties to whom American depositary shares are pre-released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

PFIC Considerations

In the opinion of our special United States counsel, a non-United States corporation, such as our company, will be classified as a PFIC for United States federal income tax purposes for any taxable year, if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rent annuities, net gains from the sale or exchange of property producing such income, net gains from commodity transactions, net foreign currency gains and income from notional principal contracts. In addition, cash is categorized as a passive asset and the company’s unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is unclear, we treat Noah Investment as being owned by us for United States federal income tax purposes, not only because we control its management decisions but also because we are entitled to substantially all of the economic benefits associated with it, and, as a result, we consolidate the results of Noah Investment’s operations in our consolidated, U.S. GAAP financial statements. If it were determined, however, that we are not the owner of Noah Investment for United States federal income tax purposes, we may be treated as a PFIC for our taxable year ending on December 31, 2010 and any subsequent taxable year.

Accordingly, assuming that we are the owner of Noah Investment for United States federal income tax purposes, we believe that we primarily operate an independent wealth management product distribution business in China and do not expect to be a PFIC for the current taxable year. Our expectation is based on assumptions as to our projections of the value of our ADSs and outstanding ordinary shares during the year and our use of the proceeds of the initial public offering of our ADSs and of the other cash that we will hold and generate in the ordinary course of our business throughout the current taxable year. Despite our expectation, there can be no assurance that we will not be a PFIC for the current taxable year and/or later taxable years, as PFIC status is retested each year and depends on the actual facts in such year. We could be a PFIC, for example, if we do not spend sufficient amounts of the proceeds of the initial public offering of our ADSs, if our market capitalization at any time in the future is lower than projected, or if our business and assets evolve in ways that are different from what we currently anticipate. In addition, though we believe that a majority of our assets (by value) and the income derived from such assets do not constitute passive assets and income under the PFIC rules, there is no assurance that the U.S. Internal Revenue Service will agree with us. As they are inherently factual matters, our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

Furthermore, because there are uncertainties in the application of the relevant rules (as described above), it is possible that the U.S. Internal Revenue Service may successfully challenge our classification of certain income and assets as non passive or our valuation of our tangible and intangible assets, each of which may result in our company becoming classified as a PFIC for the current or subsequent taxable years. Because PFIC status is a fact-intensive determination made on an annual basis and will depend upon the composition of our assets and income and the value of our tangible and intangible assets from time to time, no assurance can be given that we are not or will not become classified as a PFIC. If we were classified as a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares.

In connection with filing an annual report with the U.S. Securities and Exchange Commission, we expect to disclose to our shareholders whether or not we expect to be a PFIC for the relevant year.

The discussion below under “Dividends” and “Sale or Other Disposition of ADSs or ordinary shares” assumes that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are discussed below under “Passive Foreign Investment Company Rules.”

Dividends

In the opinion of our special United States counsel, subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. Subject to the discussion above regarding concerns expressed by the U.S. Treasury, for taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income will be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates applicable to ordinary income provided that certain holding period requirements are met (61 days of ownership without risk of loss reduction during the 121-day period beginning 60 days before the ex-dividend date). We will be treated as a qualified foreign corporation (i) with respect to any dividend we pay on our ADSs or ordinary shares that are readily tradable on an established securities market in the United States, or (ii) if we are eligible for the benefits of a comprehensive tax treaty with the United States that the Secretary of Treasury of the United States determines is satisfactory for this purpose and includes an exchange of information program. We have applied to list the ADSs on the New York Stock Exchange. Provided the listing is approved, we believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, or EIT law, we believe that we would be eligible for the benefits under the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and that we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. U.S. Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes and will constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on our ADSs or ordinary shares. (See “— People’s Republic of China Taxation” above.) Depending on the U.S. Holder’s particular facts and circumstances, the U.S. Holder may be eligible to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, is permitted instead to claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s particular facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. In the event that we are deemed to be a “resident enterprise” under the EIT Law and gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. If such gain is not treated as PRC source gain, however, a U.S. Holder will not be able to obtain a United States foreign tax credit for any PRC tax withheld or imposed unless such U.S. Holder has other foreign source income in the appropriate category for the applicable tax year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

PFIC Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ADSs or ordinary shares. Under the PFIC rules the:

•	excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or pre-PFIC year, will be taxable as ordinary income;

•

amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•	interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by a lower-tier PFIC and a disposition of shares of a lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to our ADSs, but not our ordinary shares, provided that the ADSs are, as expected, listed on the New York Stock Exchange and that the ADSs are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who later considers making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the QEF election.

Information Reporting and Backup Withholding

Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, in taxable years beginning after the date of enactment, an individual U.S. Holder and certain entities may be required to submit to the Internal Revenue Service certain information with respect to his or her beneficial ownership of the ADSs or ordinary shares, if such ADSs or ordinary shares are not held on his or her behalf by a U.S. financial institution. For example, the new law requires an individual U.S. Holder to file an attachment to his or her tax return reporting interests in specified foreign financial assets (including stock of a non-U.S. company) when the aggregate value of such interests exceed $50,000 during any taxable year. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the U.S. Internal Revenue Service and fails to do so. U.S. Holders are urged to consult their tax advisors regarding their tax filing requirements with respect to an investment in our ordinary shares or ADSs.

In addition, dividend payments with respect to the ADSs or ordinary shares and proceeds from the sale, exchange or redemption of the ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and United States backup withholding at a rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service in a timely manner and furnishing any required information.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters, through their representatives, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, have severally agreed to purchase from us the following respective numbers of ADSs at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of ADSs
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC

Total	8,400,000

The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York, 10179. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York, 10036.

All sales of ADSs in the United States will be made through U.S. registered broker-dealers. The underwriting agreement provides that the obligations of the several underwriters to purchase the ADSs offered hereby are subject to certain conditions precedent and that the underwriters will purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters an option, exercisable in whole or in part at the discretion of the representatives, at any time, from time to time, on or before 30 days after the date of this prospectus, to purchase on a pro rata basis an aggregate of up to 1,260,000 additional ADSs from us at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The option may be exercised only to cover any over-allotments of ADSs. We will be obligated, pursuant to the option, to sell these additional ADSs to the underwriters to the extent the option is exercised. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ADSs as the number of ADSs to be purchased by it in the above table bears to the number of ADSs offered by this prospectus. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the 8,400,000 ADSs are being offered.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the ADSs initially to the public at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per ADS. The underwriters may allow, and such dealers may reallow, a discount not exceeding $             per ADS on sales to other broker-dealers. After the initial public offering, the representatives may change the public offering price and other selling terms.

The following table summarizes the compensation we will pay:

Total
	Per ADS	Without Over- Allotment	With Over- Allotment
Underwriting discounts and commissions	$	$	$

Total expenses for this offering are estimated to be approximately $2.87 million, including SEC registration fees of $7,576, Financial Industry Regulatory Authority, or FINRA, filing fees of $11,126, New York Stock

Exchange listing fees of $125,000, printing expenses of approximately $0.3 million, legal fees of approximately $1.5 million, accounting fees of approximately $0.5 million, roadshow costs and expense, travel and other out-of-pocket expenses of approximately $0.4 million. All amounts are estimated except for the fees relating to SEC registration, Financial Industry Regulatory Authority filing and New York Stock Exchange listing.

We have agreed to pay all fees and expenses we incur in connection with this offering.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or contribute to payments that we and/or the underwriters may be required to make in that respect.

We have agreed that we will not offer, sell, issue, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represent the right to receive, our ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, or publicly disclose that we will or may enter into any transaction described above, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, whether any transaction described above is to be settled by the delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, except for issuances pursuant to (i) the sale of ADSs or ordinary shares to the underwriters, and (ii) grants of employee share options pursuant to our share incentive plan existing on the date of this prospectus of which the underwriters have been advised in writing and is described in “Management — Share Incentive Plan” of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

Each of our directors, executive officers, shareholders and the holders of most of the options to purchase our shares have agreed, pursuant to the contractual restrictions described under “Shares Eligible for Future Sale — Lock-up Agreements,” that they will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ADSs, ordinary shares or securities convertible into or exchangeable or exercisable for, or that represents the right to receive, ADSs or ordinary shares, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus, whether any transaction described above is to be settled by the delivery of ADSs, ordinary shares or such other securities, in cash or otherwise, except under certain circumstances including, without limitation to, transfers pursuant to gifts, dispositions and by will or intestacy where each transferee signs and delivers a lock-up agreement. Further, all of our directors, executive officers, shareholders and holders of the options to purchase our ordinary shares are restricted by our agreement with the depositary from depositing ordinary shares in our ADR facility or having new ADSs issued during the “lock-up” period. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension. The representatives may release securities subject to the lock-ups at any time without public announcement. There are no agreements between the representatives and any of our directors, executive officers and principal shareholders releasing them from these lock-up agreements prior to the expiration of the “lock-up” period.

The representatives have informed us that the underwriters do not expect sales by the underwriters to any accounts of their respective customers over which any underwriter exercises discretionary authority in respect of transactions to purchase or sell in excess of 5% of the ADSs being offered.

We currently anticipate that we will undertake a directed share program under which we will direct the underwriters to reserve up to 672,000 ADSs for sale at the initial public offering price to some of our directors, officers, employees, business associates and related persons through a directed share program. The number of ADSs available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved ADSs. Any ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered hereby.

An application has been made to list our ADSs on the NYSE under the symbol “NOAH.” To meet the New York Stock Exchange distribution standards for the offering, the underwriters have undertaken to distribute the ADSs in a manner so as to create a minimum of 400 round lots of ADSs, and offer a minimum public float of 1.1 million ADSs in the United States with an offering value in excess of $40 million and a total market capitalization of $150 million.

Prior to this offering, there has been no public market for our ADSs or ordinary shares. The initial public offering price of the ADSs will be determined by agreement between us and the representatives. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing ADSs in the open market, or both.

•

Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.

•

“Naked” short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased by the stabilization manager or its agent in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. The underwriters are not under any obligation to engage in these activities.

A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the web sites of, or any other web sites maintained by, any underwriter or a selling group member, if any, participating in this offering, is not part of the prospectus or the registration statement of which the prospectus forms a part. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

No action has been taken in any jurisdiction by us or by any underwriter that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, in any jurisdiction where action for that purpose is required, other than in the United States. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons who receive this prospectus are advised by us and the underwriters to inform themselves about, and to observe any restrictions as to, the offering and the ADSs and the distribution of this prospectus.

From time to time, certain of the underwriters and their respective affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. As of the date of this prospectus, no such arrangement has been entered into and there have been no other material relationships between the underwriters and ourselves.

United Kingdom No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the ADSs in, from or otherwise involving the United Kingdom.

Hong Kong The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

European Economic Area In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ADSs has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements and the related financial statement schedule as of December 31, 2007, 2008 and 2009, and for each of the three years in the period ended December 31, 2009 included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30th floor, Bund Centre, 222 Yan’an Road, East, Shanghai, 200002, People’s Republic of China.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately up effectiveness of the registration statement to which this prospectus is a part we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. For the fiscal year ending December 31, 2010, our annual report on Form 20-F will be due within six months following the end of that year. For the fiscal years ending on or after December 15, 2011, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Noah Holdings Limited

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Noah Holdings Limited

We have audited the accompanying consolidated balance sheets of Noah Holdings Limited and subsidiaries (the “Group”) as of December 31, 2007, 2008 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2009 and the related financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Noah Holdings Limited and subsidiaries as of December 31, 2007, 2008 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

July 26, 2010

Noah Holdings Limited

Consolidated Balance Sheets

(In U.S. dollars except for share data)

	As of December 31,
	2007	2008	2009
	$	$	$

Assets
Current assets:
Cash and cash equivalents	5,682,728	7,731,424	12,115,771
Short-term investments	158,926	—	1,170,268
Accounts receivable, net of allowance for doubtful accounts of nil at December 31, 2007, 2008 and 2009, respectively	5,123	30,306	59,020
Other current assets	279,067	502,616	605,444
Deferred tax assets	37,765	44,576	60,746

Total current assets	6,163,609	8,308,922	14,011,249
Other non-current assets	—	124,614	284,438
Long-term investments	—	—	1,464,515
Property and equipment, net	195,291	603,784	495,286

Total Assets	6,358,900	9,037,320	16,255,488

Liabilities, Mezzanine Equity and Equity
Current liabilities:
Accrued payroll and welfare expenses	133,327	540,353	1,607,983
Other current liabilities	575,035	466,003	1,072,446
Derivative liabilities	354,000	1,711,000	2,507,500

Total current liabilities	1,062,362	2,717,356	5,187,929
Uncertain tax position liabilities	780,423	1,049,962	1,223,250

Total Liabilities	1,842,785	3,767,318	6,411,179

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.001 par value): 2,950,000 shares authorized, 2,950,000 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively (liquidation value $5,850,000 at December 31, 2009)	3,963,575	4,161,754	4,369,842

Equity:
Ordinary shares ($0.0005 par value): 94,100,000 shares authorized, 6,300,000, 9,675,000 and 12,375,000 shares issued and outstanding, as of December 31, 2007, 2008 and 2009, respectively	3,150	4,838	6,188
Additional paid-in capital	378,141	1,170,607	2,087,219
Subscription receivables	(3,150)	(4,838)	(6,188)
Retained earnings (accumulated deficit)	155,449	(444,808)	2,995,517
Accumulated other comprehensive income	18,950	382,449	391,731

Total Equity	552,540	1,108,248	5,474,467

Total Liabilities, Mezzanine Equity and Equity	6,358,900	9,037,320	16,255,488

The accompanying notes are an integral part of these consolidated financial statements.

Noah Holdings Limited

Consolidated Statements of Operations

(In U.S. dollars except for share data)

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Revenues:
Third-party revenues	3,387,156	7,825,544	14,257,047
Related party revenues	—	1,044,947	1,145,535

Total revenues	3,387,156	8,870,491	15,402,582
Less: business taxes and related surcharges	(177,607)	(492,715)	(838,350)

Net revenues	3,209,549	8,377,776	14,564,232

Operating cost and expenses:
Cost of revenues	(254,283)	(1,229,223)	(2,508,861)
Selling expenses	(169,405)	(2,485,589)	(3,168,051)
General and administrative expenses	(2,000,565)	(3,202,670)	(4,435,557)
Other operating income	69,506	121,665	230,547

Total operating cost and expenses	(2,354,747)	(6,795,817)	(9,881,922)

Income from operations	854,802	1,581,959	4,682,310

Other income (expenses):
Interest income	5,419	45,157	57,622
Other expense	—	(71,379)	(15,088)
Investment income	267,087	41,192	358,824
Loss on change in fair value of derivative liabilities	(206,500)	(1,357,000)	(796,500)

Total other income (expenses)	66,006	(1,342,030)	(395,142)

Income before taxes	920,808	239,929	4,287,168
Income tax expense	(574,765)	(642,007)	(638,755)

Net income (loss) attributable to Noah Shareholders	346,043	(402,078)	3,648,413
Deemed dividend on Series A convertible redeemable preferred shares	(211,075)	(198,179)	(208,088)

Net income (loss) attributable to ordinary shareholders	134,968	(600,257)	3,440,325

Net income (loss) per share:
Basic	0.02	(0.08)	0.20
Diluted	0.01	(0.08)	0.13
Weighted average number of shares used in computation:
Basic	6,900,000	7,285,451	11,121,164
Diluted	8,146,770	7,285,451	16,835,379

Pro forma net income per share — unaudited (note 2):
Basic			0.26
Diluted			0.20
Weighted average number of shares used in computation — unaudited:
Basic			17,021,164
Diluted			22,735,379

The accompanying notes are an integral part of these consolidated financial statements.

Noah Holdings Limited

Consolidated Statements of Changes in Equity and Comprehensive Income (Loss)

(In U.S. dollars except for share data)

	Ordinary Shares		Additional Paid-in Capital	Subscription Receivables	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Equity	Total Comprehensive Income (Loss)
	Shares	$	$	$	$	$	$	$
Balance at January 1, 2007	7,200,000	3,600	370,361	(3,600)	904,463	(155,825)	1,118,999
Adoption of new accounting principle	—	—	—	—	(259,841)	—	(259,841)
Repurchase of shares	(900,000)	(450)	(400,000)	450	—	—	(400,000)
Net income	—	—	—	—	346,043	—	346,043	346,043
Dividend	—	—	—	—	(624,141)	—	(624,141)
Deemed dividend on Series A convertible redeemable preferred shares	—	—	—	—	(211,075)	—	(211,075)
Share-based compensation	—	—	407,780	—	—	—	407,780
Foreign currency translation adjustments	—	—	—	—	—	174,775	174,775	174,775

Balance at December 31, 2007	6,300,000	3,150	378,141	(3,150)	155,449	18,950	552,540	520,818

Net loss	—	—	—	—	(402,078)	—	(402,078)	(402,078)
Deemed dividend on Series A convertible redeemable preferred shares	—	—	—	—	(198,179)	—	(198,179)
Share-based compensation	—	—	792,466	—	—	—	792,466
Vesting of restricted shares	3,375,000	1,688	—	(1,688)	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	363,499	363,499	363,499

Balance at December 31, 2008	9,675,000	4,838	1,170,607	(4,838)	(444,808)	382,449	1,108,248	(38,579)

Net income	—	—	—	—	3,648,413	—	3,648,413	3,648,413
Deemed dividend on Series A convertible redeemable preferred shares	—	—	—	—	(208,088)	—	(208,088)
Share-based compensation	—	—	916,612	—	—	—	916,612
Vesting of restricted shares	2,700,000	1,350	—	(1,350)	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	9,282	9,282	9,282

Balance at December 31, 2009	12,375,000	6,188	2,087,219	(6,188)	2,995,517	391,731	5,474,467	3,657,695

The accompanying notes are an integral part of these consolidated financial statements

Noah Holdings Limited

Consolidated Statements of Cash Flows

(In U.S. dollars)

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Cash flows from operating activities:
Net income (loss) attributable to Noah shareholders	346,043	(402,078)	3,648,413
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	54,411	226,099	306,097
Share-based compensation	407,780	792,466	916,612
Held-to-maturity investment income	—	—	(120,766)
Gain on change in fair value of trading securities	(259,569)	(41,192)	(238,058)
Loss on change in fair value of derivative liabilities	206,500	1,357,000	796,500
Others	31,247	53,715	1,333
Changes in operating assets and liabilities:
Accounts receivable	221,750	(25,183)	(28,714)
Other current assets	(189,667)	(223,549)	17,938
Other non-current assets	—	(124,614)	(159,824)
Accrued payroll and welfare expense	111,581	407,026	1,067,630
Other current liabilities	529,178	(91,573)	582,375
Uncertain tax position liabilities	520,583	269,539	173,288
Deferred tax assets and liabilities	(20,306)	(24,270)	7,898
Purchases of trading securities	(7,557,698)	(8,118,466)	(35,048,103)
Proceeds from sale of trading securities	7,657,727	8,317,395	35,197,736

Net cash provided by operating activities	2,059,560	2,372,315	7,120,355

Cash flows from investing activities:
Purchases of property and equipment	(217,543)	(634,593)	(197,599)
Purchases of held-to-maturity securities	—	—	(2,545,327)
Proceeds from sale of equity method investee	13,035	—	—

Net cash used in investing activities	(204,508)	(634,593)	(2,742,926)

Cash flows from financing activities:
Distribution of dividends	(624,141)	—	—
Proceeds from issuance of Series A convertible redeemable preferred shares	3,900,000	—	—
Repurchase of ordinary shares	(400,000)	—	—

Net cash provided by financing activities	2,875,859	—	—

Effect of exchange rate changes	156,189	310,974	6,918

Net increase in cash and cash equivalents	4,887,100	2,048,696	4,384,347
Cash and cash equivalents — beginning of the year	795,628	5,682,728	7,731,424

Cash and cash equivalents — end of the year	5,682,728	7,731,424	12,115,771

Supplemental disclosure of cash flow information:
Cash paid for income taxes	84,232	432,740	400,248

The accompanying notes are an integral part of these consolidated financial statements.

Noah Holdings Limited

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities

Noah Holdings Limited (“Company”) was incorporated on June 29, 2007 in the Cayman Islands by six individuals (the “Founders”). The Company, through its subsidiaries and consolidated variable interest entity (“VIE”) (collectively, the “Group”), is a value-added independent wealth management consulting service provider focusing on the high net worth population in the People’s Republic of China (“PRC”). The Group began offering services in 2005 through Shanghai Noah Investment Management Co., Ltd. (“Noah Investment”), founded in the PRC on August 26, 2005 by the Founders having the same ownership structure as that of the Company.

On August 24, 2007, the Company established Shanghai Noah Rongyao Investment Consulting Co., Ltd. (“Noah Rongyao”) for the sole purpose of controlling and consolidating Noah Investment. On September 3, 2007, and in conjunction with the Company’s issuance of Series A convertible redeemable preferred shares (see Note 9), Noah Rongyao, through a series of contractual arrangements (see Note 2), became the primary beneficiary of Noah Investment (the “Transaction”). Noah Investment was considered the accounting acquirer in the Transaction as the controlling shareholders and executive management of Noah Investment became the controlling shareholders and executive management of Noah Rongyao. As such, the Company accounted for the arrangement as an acquisition of the Company by Noah Investment having no material impact on the consolidated financial statements given (a) the net assets of Noah Investment continued to be recorded at historical cost and (b) Noah Rongyao’s lack of operations prior to September 3, 2007.

On August 31, 2007, the Company effected a 1 to 1,000 ordinary share split. On January 5, 2008, the Company effected a 1 to 2 ordinary share split. These ordinary share splits have been retroactively reflected for all periods presented.

The Company’s subsidiaries as of December 31, 2009 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Noah Rongyao	August 24, 2007	PRC	100%
Shanghai Noah Yuanzheng Investment Consulting Co., Ltd	April 18, 2008	PRC	100%
Tianjin Noah Private Wealth Management Consulting Co., Ltd	December 26, 2008	PRC	100%

Noah Investment’s subsidiaries as of December 31, 2009 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Shanghai Noah Investment Consulting Co., Ltd	September 29, 2007	PRC	100%
Shanghai Rongyao Insurance Broker Co., Ltd	September 24, 2008	PRC	100%

2. Summary of Principal Accounting Policies

(a) Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and consolidated VIE. All inter-company transactions and balances have been eliminated upon consolidation.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The Group evaluates each of its interests in private companies to determine whether or not the entity is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

As foreign-invested companies engaged in insurance brokerage business are subject to stringent requirements compared with Chinese domestic enterprises under the current PRC laws and regulations, the Company’s PRC subsidiary Noah Rongyao and its subsidiaries, as foreign-invested companies, do not meet all such requirements and therefore none of them is permitted to engage in the insurance brokerage business in China. Therefore, the Founders decided to conduct the insurance brokerage business in China through Noah Investment and its subsidiaries which are PRC domestic companies beneficially owned by the Founders.

Since the Company does not have any equity interests in Noah Investment, in order to exercise effective control over its operations, on September 3, 2007, the Company, through its wholly owned subsidiary Noah Rongyao, entered into a series of contractual arrangements with Noah Investment and its shareholders, pursuant to which the Company is entitled to receive effectively all economic benefits generated from Noah Investment shareholders’ equity interests in it. These contractual arrangements include: (i) a Power of Attorney under which each shareholder of Noah Investment has executed a power of attorney to grant Noah Rongyao or its designee the power of attorney to act on his or her behalf on all matters pertaining to Noah Investment and to exercise all of his or her rights as a shareholder of the Company, (ii) an Exclusive Option Agreement under which the shareholders granted Noah Investment or its third-party designee an irrevocable and exclusive option to purchase their equity interests in Noah Investment when and to the extent permitted by PRC law, (iii) an Exclusive Support Service Agreement under which Noah Investment engages Noah Rongyao as its exclusive technical and operational consultant and under which Noah Rongyao agrees to assist in arranging the financial support necessary to conduct Noah Investment’s operational activities, (iv) a Share Pledge Agreement under which the shareholders pledged all of their equity interests in Noah Investment to Noah Rongyao as collateral to secure their obligations under the agreement, and (v) a Free-Interest Loan Agreement under which each shareholder of Noah Investment entered into a loan agreement with Noah Rongyao for their respective investment in the equity interests in Noah Investment. The total amount of interest-free loans extended to the Founders is RMB27 million (approximately $3.6 million) which has been injected into Noah Investment. The Founders of Noah Investment effectively acted as a conduit to fund the required capital contributions from the Company into Noah Rongyao, are non-substantive shareholders and received no consideration for entering into such transactions. Under the above agreements, the shareholders of Noah Investment irrevocably granted Noah Rongyao the power to exercise all voting rights to which they were entitled. In addition, Noah Rongyao has the option to acquire all of the equity interests in Noah Investment, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration. Finally, Noah Rongyao is entitled to receive service fees for certain services to be provided to Noah Investment.

Through the contractual arrangements described above, the Company is deemed the primary beneficiary of Noah Investment. Accordingly, the Group has consolidated the financial statements of Noah Investment since its inception. The aforementioned contractual agreements are effectively agreements between a parent and a consolidated subsidiary, neither of which is accounted for in the consolidated financial statements (i.e. a call option on subsidiary shares under the Exclusive Option Agreement or a guarantee of subsidiary performance under the Share Pledge Agreement) or are ultimately eliminated upon consolidation (i.e. service fees under the Exclusive Support Service Agreement or loans payable/receivable under the Loan Agreement).

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The following amounts of Noah Investment and its subsidiaries were included in the Group’s consolidated financial statements as of December 31, 2007, 2008, and 2009, respectively:

	As of December 31
	2007	2008	2009
	$	$	$
Total assets	6,555,640	7,899,742	13,040,494
Total liabilities	1,493,053	1,619,690	1,928,681

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Net revenues	3,237,911	5,370,131	8,913,558
Operating cost and expenses	1,921,626	4,383,471	4,093,840
Other income (expenses)	342,011	193,256	440,156
Net income attributable to Noah Shareholders	1,054,123	855,516	4,823,402
Cash flows from operating activities	1,075,515	1,040,937	4,429,511
Cash flows used in investing activities	(165,407)	(285,125)	(1,607,739)
Cash flows from financing activities	3,606,395	—	—

(c) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ materially from such estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include assumptions used to determine the liability for uncertain tax positions, fair value measurement of derivative liabilities, assumptions related to the valuation of share-based compensation, including the estimated fair value of the Company and its ordinary shares and related forfeiture rates.

(d) Concentration of Credit Risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and cash equivalents and investments. All of the Group’s cash and cash equivalents and investments are held with financial institutions that Group management believes to be high credit quality. In addition, the Group’s investment policy limits its exposure to concentrations of credit risk.

Substantially all revenues were generated within China.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The following table summarizes third-party product providers or underlying corporate borrowers which accounted for 10% or more of total revenues.

	Revenue
	Years Ended December 31,
	2007	2008	2009
	$	$	$
A	—	955,635	1,749,521
B	—	1,044,947	*
C	497,190	1,199,207	*
D	874,091	*	—
E	390,384	—	—
F	342,716	—	*

*	Less than 10% in the stated periods. — No transaction in the stated periods.

(e) Fair Value of Financial Instruments

The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model- derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Group believes the fair value of its financial instruments, principally cash and cash equivalents, accounts receivable and short-term investments approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates. The fair value of the Group’s long-term investments was $1,564,878 as of December 31, 2009.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

(f) Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

(g) Investments

The Group invests in marketable equity securities and trust fund securities. Marketable equity securities that are bought and held principally for the purpose of selling them in the near term, are classified as trading securities and are reported at fair value with changes in fair value recognized in earnings.

Trust fund securities have a stated maturity and pay a fixed return on the amount invested. Such investments are either not permitted to be redeemed early or are subject to penalty for redemption prior to maturity. The Group classifies these investments as held-to-maturity as it has both the positive intent and ability to hold them until maturity. Trust fund security investments are recorded at amortized cost and are classified as long-term until their contractual maturity date is less than one year, at which time they are classified as short-term.

The Group reviews its investments for other-than-temporary impairment based on the specific identification method and considers available quantitative and qualitative evidence in evaluating potential impairment. If the cost of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than cost and the Group’s intent and ability to hold the investment to determine whether other-than-temporary impairment has occurred.

On April 1, 2009, the Group adopted an amendment to ASC 320-10, “Investments in Debt and Equity Securities — Overall” (previously FASB Staff Position FAS 115-2 and 124-2), regarding the other-than-temporary impairment model for debt securities. The amended guidance requires an entity to recognize other-than-temporary impairment in earnings if an investor has the intent to sell the debt security or if it is more-likely-than-not that the investor will be required to sell the debt security before recovery of its amortized cost basis. Additionally, an entity must evaluate expected cash flows to be received and determine if credit-related losses on debt securities exist, which are considered to be other-than-temporary impairment recognized in earnings.

If the investment’s fair value is less than the cost of an investment and the Group determines the impairment to be other-than-temporary, the Group recognizes an impairment loss based on the fair value of the investment. To date, the Group has not recorded an other-than-temporary impairment.

(h) Property and Equipment, net

Property and equipment are stated at cost less the accumulated depreciation and amortization, and are depreciated using the straight-line method over the following estimated useful lives:

Estimated Useful Lives in Years
Furniture, fixtures, and equipment	3 – 5 years
Leasehold improvements	Shorter of the lease term or expected useful life
Motor Vehicles	5 years

Gains and losses from the disposal of property and equipment are included in income from operations.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

(i) Revenue Recognition

The Group derives revenue primarily from one-time commissions and recurring service fees paid by third-party product providers or underlying corporate borrowers.

The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Prior to a client’s purchase of a wealth management product, the Group provides the client with a wide spectrum of consultation services, including product selection, review, risk profile assessment and evaluation and recommendation for the client. Revenues are recorded, net of sales related taxes and surcharges.

One-time Commissions

The Group enters into one-time commission agreements with third-party product providers or underlying corporate borrowers, which specifies the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Upon establishment of a wealth management product, the Group earns a one-time commission from third-party product providers or underlying corporate borrowers calculated as a percentage of the wealth management products purchased by its clients. The Group defines the “establishment of a wealth management product” for its revenue recognition purpose as the time when both of the following two criteria are met: (1) the Group’s client has entered into a purchase or subscription contract with the relevant product provider and if required, the client has transferred a deposit to an escrow account designated by the product provider and (2) the product provider has issued a formal notice to confirm the establishment of a wealth management product. Revenue is recorded upon the establishment of the wealth management product, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies. Certain contracts require a portion of the payment be deferred until the end of the wealth management products’ life or other specified contingency. In such instances, the Group defers the contingent amount until the contingency has been resolved. A small portion of the Group’s one-time commission arrangements require the provision of certain after sales activities, which primarily relate to disseminating information to clients related to investment performance. The Group accrues the estimated cost of providing these services, which are inconsequential, when the one-time commission is earned as the services to be provided are substantially complete. The Group has historically completed the after sales services in a timely manner and can reliably estimate the remaining costs.

Recurring Service Fees

Recurring service fees from third-party product providers are dependent upon the type of wealth management product the Group’s client purchased and are calculated as either (i) a percentage of the total value of investments in the wealth management products purchased by the Group’s clients, calculated at the establishment date of the wealth management product or (ii) as a percentage of the fair value of the total investment in the wealth management product, calculated daily. As the Group provides these services throughout the contract term, for either method of calculation, revenue is recognized on a daily basis over the contract term, assuming all other revenue recognition criteria have been met. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges.

Multiple Element Arrangements

The Group enters into multiple element arrangements when a third-party product provider or underlying corporate borrowers engages it to provide both wealth management marketing and recurring services. The Group

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

has adopted the provisions of FASB Accounting Standards Update 2009-13 for all periods presented in accounting for its multiple element arrangements. Both services represent separate units of accounting. The Group has vendor specific objective evidence of fair value for its wealth management marketing services as it provides such services on a stand-alone basis. The Group has not sold its recurring services on a stand-alone basis. However, the fee to which the Group is entitled is consistently priced at a fixed percentage of the management fee obtained by the fund managers irrespective of the fee obtained for the wealth management marketing services. As such, the Group has established fair value as the fixed percentage in such arrangements and believes it represents their best estimate of the selling price at which they would transact if the recurring services were sold regularly on a stand-alone basis. The Group allocates arrangement consideration based on fair value, which is equivalent to the percentages charged for each of the respective units of accounting, as described above. Revenue for the respective units of accounting is also recognized in the same manner as described above. If the estimated selling price for recurring services increased (or decreased) by 1%, the revenue allocated to this revenue element would increase (decrease) by 0.1% to 0.5%.

The Group recognizes revenues from its recurring services on a daily basis over the contract term, assuming all other revenue recognition criteria have been met. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges.

(j) Business Tax and Related Surcharges

The Group is subject to business tax, education surtax, and urban maintenance and construction tax, on the services provided in the PRC. Business tax and related surcharges are primarily levied based on revenues at rates ranging from 5% to 5.55% and are recorded as a reduction of revenues.

(k) Cost of Revenues

Cost of revenue includes salaries and performance-based commissions of relationship managers and expenses incurred in connection with product-specific client meetings and other events.

(l) Income Taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of the Group, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability.

The Group recognizes a tax benefit associated with an uncertain tax position when, in the management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate for the Group includes the net impact of changes in the liability for

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies applicable interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

(m) Share-Based Compensation

The Group recognizes share-based compensation based on the fair value of equity awards on the date of the grant, with compensation expense recognized using a straight-line vesting method over the requisite service periods of the awards, which is generally the vesting period. The Group estimates the fair value of share options granted using the Black-Scholes option pricing model. The expected term represents the period that share-based awards are expected to be outstanding, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee exercise behavior. The computation of expected volatility is based on a combination of the historical and implied volatility of comparable companies from a representative peer group based on industry. Management estimates expected forfeitures and recognizes compensation costs only for those share-based awards expected to vest. Amortization of share-based compensation is presented in the same line item in the consolidated statements of operations as the cash compensation of those employees receiving the award.

(n) Government Grants

Government subsidies include cash subsidies received by the Group’s entities in the PRC from local governments for general corporate purposes. Such subsidies allow the Group full discretion in utilizing the funds and are generally provided as incentives for investing in certain local districts. Cash subsidies of $69,506, $121,665 and $230,547 are included in other operating income for the years ended December 31, 2007, 2008 and 2009, respectively. Cash subsidies are recognized when received and when all the conditions for their receipt have been satisfied.

(o) Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of common shares outstanding during the period. For the years ended December 31, 2007, 2008 and 2009, the Group determined that its Series A convertible redeemable preferred shares were participating securities as they participate in undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing basic earnings per share. The Series A convertible redeemable preferred agreement does not require the preferred shareholders to participate in losses of the Company. Accordingly, the Company presents earnings per share using the two-class method when the operations of the Company result in earnings, and not losses, for any given period.

Diluted net income per share is computed by giving effect to all potential dilutive shares, including non-vested restricted shares, options and Series A convertible redeemable preferred shares. Diluted net income per share is computed using the if-converted method.

(p) Unaudited Pro Forma Net Income per Share

Pro forma basic and diluted net income per share is computed by dividing income attributable to holders of ordinary shares, excluding the impact of deemed dividends on convertible redeemable preferred shares and loss on change in fair value of derivative liabilities, by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible redeemable preferred shares upon consummation of IPO at the conversion ratio of 1:2.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

(q) Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Certain of the Group’s facility leases provide for a free rent period. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(r) Foreign Currency Translation

The functional currency of the Company is the United States dollar (“U.S. dollar”) and is used as the reporting currency of the Group. Monetary assets and liabilities of the Group’s PRC entities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of changes in equity and comprehensive income (loss).

The financial records of the Group’s PRC entities are maintained in local currencies other than the U.S. dollar, such as Renminbi (“RMB”), which are their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

(s) Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income (loss) included net income (loss) and foreign currency translation adjustments.

(t) Recently Issued Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Codification 810-10, “Consolidation — Overall” (“ASC 810-10”, previously SFAS 167, “Amendments to FASB Interpretation No. 46(R)”). This accounting standard eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Company’s fiscal year beginning January 1, 2010. The Group does not believe the adoption of ASC 810-10 will have any significant impact on its consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value”. ASU 2009-05 amends ASC 820-10, “Fair Value Measurements and Disclosures — Overall”, for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. In addition, both a quoted price in an active market for the identical liability at measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of ASU 2009-05 are effective for the first reporting period (including interim periods) beginning after August 28, 2009. Early application is permitted. The Group does not believe the application of this ASU will have an impact on its consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which amends the ASC for the issuance of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R),” issued by the FASB in June 2009. The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU 2009-17 also requires additional disclosure about a reporting entity’s involvement in variable interest entities, as well as any significant changes in risk exposure due to that involvement. ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009. Early application is not permitted. The Group does not believe the application of this ASU will have an impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements”. ASU 2010-06 amends ASC 820 (formerly SFAS 157) to add new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The guidance in ASU 2010-06 is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Group is currently evaluating the impact of adoption on its consolidated financial statements.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

3. Net Income (Loss) per Share

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common shareholders:

	Years Ended December 31,
	2007	2008	2009
Net income (loss) attributable to ordinary shareholders	$134,968	$(600,257)	$3,440,325
Less: Amounts allocated to Series A convertible redeemable preferred shares for participating rights to dividends	(29,936)	—	(1,192,510)

Net income (loss) attributable to ordinary shareholders — basic and diluted	$105,032	$(600,257)	$2,247,815

Weighted average number of ordinary shares outstanding — basic	6,900,000	7,285,451	11,121,164
Plus: share options	—	—	47,865
Plus: non-vested restricted shares	1,246,770	—	5,666,350

Weighted average number of ordinary shares outstanding — diluted	8,146,770	7,285,451	16,835,379

Basic net income (loss) per share	$0.02	$(0.08)	$0.20
Diluted net income (loss) per share	$0.01	$(0.08)	$0.13

Diluted net income (loss) per share does not include the following instruments as their inclusion would be antidilutive:

	Years Ended December 31,
	2007	2008	2009
Share options	—	60,000	—
Non-vested restricted shares	—	10,800,000	—
Series A convertible redeemable preferred shares	5,900,000	5,900,000	5,900,000

	5,900,000	16,760,000	5,900,000

Pro forma earnings per share (unaudited):
2009
Net income attributable to ordinary shareholders	$3,440,325
Plus: deemed dividends to Series A convertible redeemable preferred shares	208,088
Plus: loss on change in fair value of derivative liabilities	796,500

Pro forma net income attributable to ordinary shareholders — basic and diluted	$4,444,913

Shares used in computation — basic	11,121,164
Plus: Series A convertible redeemable preferred shares	5,900,000

Pro forma weighted-average ordinary shares outstanding — basic	17,021,164
Plus: share options	47,865
Plus: non-vested restricted shares	5,666,350

Pro forma weighted-average ordinary shares outstanding — diluted	22,735,379

Pro forma net income per share — basic	$0.26

Pro forma net income per share — diluted	$0.20

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments

The following table summarizes the Group’s investment balances:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Trading securities	158,926	—	89,456
Held-to-maturity securities	—	—	2,545,327

Total	158,926	—	2,634,783

As of December 31, 2009, the Group’s held-to-maturity securities consist of two trust fund securities carried at amortized cost, one of which is valued at $1,080,812, matures within one year and is classified as a current asset, and the other of which is valued at $1,464,515, matures in 2011 and is classified as a long-term investment. The Group recorded investment income and a corresponding interest receivable on the trust funds of $120,766 as of and for the year ended December 31, 2009.

5. Other Current Assets

Components of other current assets are as follows:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Advance to supplier	19,464	26,948	63,122
Other receivables	240,789	328,871	153,544
Prepaid expense	18,814	146,797	268,012
Interest receivables	—	—	120,766

Total	279,067	502,616	605,444

Other receivables are mainly composed of rental deposits for office space rental and advance to employee. Prepaid expense mainly consists prepayments of offices rental and property management fees.

6. Property and Equipment, Net

Property and equipment, net consists of the following:

	As of December 31,
	2007	2008	2009
	$	$	$
Leasehold improvements	71,601	338,983	343,603
Furniture, fixtures and equipment	147,336	462,262	471,016
Motor vehicles	34,050	72,867	116,281

Total	252,987	874,112	930,900
Less: Accumulated depreciation	57,696	270,328	435,614

Property and equipment, net	195,291	603,784	495,286

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

Depreciation expense was $54,411, $226,099 and $306,097 for the years ended December 31, 2007, 2008 and 2009, respectively.

7. Other Current Liabilities

Components of other current liabilities are as follows:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Accrued expenses	29,742	26,528	137, 425
Other payables	24,441	299,640	566,381
Deferred revenues	410,016	—	—
Income tax payables	35,820	57,930	116,371
Other tax payable	57,557	81,905	228,201
Deferred tax liabilities	17,459	—	24,068

Total	575,035	466,003	1,072,446

Deferred revenues represent one-time commissions received in advance of providing services. Other payables mainly consist of payables for membership conference meetings.

8. Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, the Cayman Islands do not impose withholding tax on dividend payments.

PRC

In 2007, the Group’s PRC subsidiaries were subject to Enterprise Income Tax (“EIT”) on taxable income in accordance with the Tentative Regulations for Enterprises Income Tax (for domestically owned corporations) and the PRC Enterprises Income Tax Law of Foreign Investment Enterprises and Foreign Enterprises (collectively “PRC Enterprises Income Tax Laws”). The statutory EIT rate under both regimes was 33%, which was comprised of a 30% national income tax and a 3% local income tax. Noah Rongyao, being a foreign-invested corporation, however, was exempted from the 3% local income tax and therefore its applicable EIT rate in 2007 was 30%.

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on Enterprise Income Tax (“New EIT Law”), which was effective from January 1, 2008. Under the New EIT Law, domestically owned corporations and foreign-invested corporations are subject to a uniform tax rate of 25%. The statutory EIT rate of the Group’s PRC subsidiaries therefore transitioned from 33% to 25%, effective January 1, 2008.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The tax expense (benefit) comprises:

	Years Ended December 31
	2007	2008	2009
	$	$	$
Current Tax	594,261	664,517	630,820
Deferred Tax	(20,306)	(24,270)	7,898
Exchange Rate Translation	810	1,760	37

Total	574,765	642,007	638,755

Reconciliation between the provisions for income tax is computed by applying the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Years Ended December 31,
	2007	2008	2009
PRC income tax rate	33.00%	25.00%	25.00%
Expenses not deductible for tax purposes	6.80%	18.55%	0.57%
Effect of loss on change in fair value of derivative liabilities	7.40%	186.64%	1.55%
Effect of reversal of uncertain tax positions	—	—	(17.57)%
Effect of share-based compensation	14.81%	37.39%	5.35%
Effect of new income tax rate change on deferred tax	0.68%	—	—
Others	(0.27)%	—	—

	62.42%	267.58%	14.90%

The principal components of the deferred income tax asset and liabilities are as follows:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Deferred tax assets:
Accrued expenses	—	20,783	42,171
Pre-operation expenses	30,629	8,926	—
Others	7,136	14,867	18,575

Gross deferred tax assets	37,765	44,576	60,746
Valuation allowance	—	—	—

Net deferred tax assets	37,765	44,576	60,746

Analysis as:
Current	37,765	44,576	60,746

Deferred tax liabilities:
Unrealized investment income	17,459	—	24,068

Total deferred tax liabilities	17,459	—	24,068

Analysis as:
Current	17,459	—	24,068

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more likely than not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carryforward periods provided for in the tax law. The Group has considered the following possible sources of taxable income when assessing the realization of deferred tax asset.

The Group believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances as of December 31, 2007, 2008 and 2009. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

In accordance with the New EIT Law, dividends, which arise from profits of foreign-invested corporations earned after January 1, 2008, are subject to a 10% withholding income tax. A deferred tax liability should be recognized for the undistributed profits of PRC companies unless the Company has sufficient evidence to demonstrate that the undistributed dividends will be reinvested and the remittance of the dividends will be postponed indefinitely. The Group has both the intent and ability to permanently reinvest undistributed profits of approximately $9.67 million earned from its China subsidiaries. Therefore, no withholding income taxes for undistributed profits on such undistributed profits have been accrued as of December 31, 2009.

The Group recorded an increase of $482,612, $212,442 and $925,622 for uncertain tax positions during the years ended December 31, 2007, 2008 and 2009, respectively. No interest or penalty as of December 31, 2007, 2008 and 2009 was recorded by the Group. The uncertain tax positions are related to whether the computation of taxes should have been based on a deemed profit rate on revenue for Noah Investment and Noah Consulting.

During the year ended December 31, 2009, the local tax authority conducted an examination on the income tax returns of one of the Group’s PRC subsidiaries for the years ended December 31, 2007 and 2008. Based on this examination, the Group concluded that uncertain tax positions accrued for as of December 31, 2007 and 2008 were effectively settled and reversed a total of $753,407 in uncertain tax liabilities previously recorded during the years ended December 31, 2007 and 2008.

The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months. According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. From inception to 2008, the Group is subject to examination of the PRC tax authorities.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The movement of the Group’s uncertain tax positions is summarized as follows:

$
Unrecognized tax benefit — January 1, 2007	—
Gross increases — tax positions in prior period	259,841
Gross increases — tax positions in current period	482,612
Settlements	—
Exchange rate translation	37,970

Unrecognized tax benefit — December 31, 2007	780,423
Gross increases — tax positions in current period	212,442
Settlements	—
Exchange rate translation	57,097

Unrecognized tax benefit — December 31, 2008	1,049,962
Gross increases — tax positions in current period	925,622
Settlements	(753,407)
Exchange rate translation	1,073

Unrecognized tax benefit — December 31, 2009	1,223,250

The Group expects it will decrease its income tax liability by $259,841 for unrecognized tax benefits within 3 years if the unrecognized tax benefits associated with some uncertain tax positions meet the definition of effective subsequent settlement.

9. Series A Convertible Redeemable Preferred Shares

On September 3, 2007, the Company issued 2,950,000 Series A convertible redeemable preferred shares (“Series A Shares”) at a price of $1.322 per share for total consideration of $3,900,000.

The key terms of the Series A Shares are as follows:

Conversion

Each holder of Series A Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Series A Shares into ordinary shares at any time. The initial conversion price is the issuance price of $1.322 per share, subject to adjustment in the event of (1) stock splits, share combinations, share dividends, recapitalizations and similar events, and (2) issuance of ordinary shares at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance. In that case, the conversion price shall be reduced concurrently to the subscription price of such issuance. The aforementioned provisions are hereinafter referred to as the “Conversion Feature”.

Due to the stock split effect, the conversion price has been adjusted to $0.661 as of December 31, 2007, 2008 and 2009.

The Series A Shares will be automatically converted into ordinary shares at the then applicable conversion price upon (1) the date specified by written consent or agreement by the holders of at least 60% of the Series A Shares then outstanding; or (2) the closing of a Qualified Initial Public Offering (“QIPO”). A QIPO refers to a

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

firm underwritten public offering of ordinary shares of the Company in the United States Securities Act of 1933 with gross proceeds to the Company in excess of $50,000,000 (prior to underwriters’ discount and commission) and an implied valuation of the Company prior to such offering of at least $300,000,000, or in a similar public offering in another jurisdiction which results the ordinary shares traded publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing gross proceeds and valuation requirements.

The conversion option can only be settled by issuance of ordinary shares except that fractional shares may be settled in cash.

Voting Rights

The holders of Series A Shares are entitled to vote with ordinary shareholders on an as-converted basis.

Dividends

The holders of Series A Shares is entitled to receive out of any funds legally available, when and if declared by the Company’s board of directors, a non-cumulative dividend of 5% per annum in preference to any dividend on any other class or series of shares. No dividends or other distributions (whether in cash, in property, or in shares of the Company) may be made or declared with respect to any other class or series of shares of the Company unless and until a dividend in like amount is fully paid on all outstanding Series A Shares on an as-converted basis. No dividends shall be declared without the affirmative votes or unanimous written consent of all the directors, including the Series A Shares representatives.

Redemption

At any time after five years from the Series A Shares issue date, at the option of any holder of Series A Shares, the Company shall redeem all, but not less than all, of the Series A Shares by such holder at a redemption price per share equal to the greater of: (1) issue price plus a compounded 5% return per annum, or (2) the fair market value of the Series A Shares.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Shares are entitled to receive, prior to any distribution to the holders of ordinary shares or any other class or series of shares, an amount per share equal to 150% of issue price (the “Preference Amount”). After the Preference Amount has been paid, any remaining funds or assets legally available for distribution shall be distributed pro rata among the holders of Series A Shares together with ordinary shares.

In the event of a sale, conveyance or disposition of all or substantially all of the assets of the Company or any PRC subsidiary, (ii) an exclusive licensing of substantially all of the intellectual property of the Company or any PRC subsidiary to any third party; or (iii) a consolidation or merger of the Company or any PRC subsidiary with or into any other company or companies in which the existing shareholders of the Company as of the Series A issuance do not retain a majority of the voting power in the surviving company, the Company shall pay the amount received by the Company to the holders of the Series A Shares an amount per share equal to (1) 150% of

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

the Series A issue price; or (ii) 100% of the Series A issue price, if the total proceeds received is equal to or more than $81,250,000 (“Put Option”).

Registration Rights

The Series A Shareholders have the following registration rights: (i) demand registration rights, (ii) piggyback registration rights, and (iii) Form S-3 registration rights. The Company is required to use its best effort to affect the registration if requested by such shareholders, but in no event is it required to transfer consideration to them if a registration fails or cannot be maintained effective.

The ability to redeem the Series A Shares at fair market value provides the holders with ability to receive cash equal to the value of the Conversion Feature and Put Option without taking actual delivery of the shares underlying the Conversion Feature or exercising the Put Option. As such, the Group determined that both the Conversion Feature and Put Option are required to be combined as a compound derivative, bifurcated from the Series A Shares and recognized at fair value. The Group recorded a derivative of $147,500 at the issue date and subsequently recognized the increase in fair value of $206,500, $1,357,000 and $796,500 as an expense in the consolidated statements of operations.

Because the Series A Shares are automatically convertible into ordinary shares upon a QIPO, the ability of holders to redeem such shares on or after September 3, 2012 is contingent upon a QIPO not occurring in five years. Upon issuance, the Group deemed redemption to be probable and has accreted the Series A Shares to their redemption value. The redemption value for accretion is deemed to be the issue price plus a 5% annual compounded return. The ability to redeem at fair value, to the extent greater than the issue price plus the 5% return, is accounted for separately as part of the bifurcated Conversion Feature. Management has elected to recognize the change in the redemption value immediately as they occur. As a result, during the years ended December 31, 2007, 2008 and 2009, respectively, the Group recognized $63,575, $198,179 and $208,088 as deemed dividends, which reflects the 5% redemption rate and, in the case of the year ended December 31, 2007, the automatic accretion of the initial fair value of the compound derivative instrument of $147,500 described in the preceding paragraph.

10. Fair Value Measurements

The Company did not have any assets or liabilities measured at fair value on a non-recurring basis for the years ended December 31, 2007, 2008 and 2009.

The Company determines the fair value of the derivative liabilities associated with the issuances of the Series A Shares using a “with-and-without” approach which considers the fair value of the Series A Shares with and without the embedded features under analysis. The valuation involves the fair value of ordinary shares and Series A Shares, and the Group’s best estimates of the probability of occurrence of future events, such as a QIPO, redemption and liquidation, on the valuation date. Determining the fair value of ordinary shares and Series A Shares requires making complex and subjective judgments. The Group used generally accepted valuation methodologies, including the discounted cash flow approach and the guideline company’s approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of the Company, to derive the total equity value of the Company. The equity value is then allocated using an option pricing model among the different classes of shares of the Company to determine the fair value of ordinary shares and Series A Shares. The option pricing model considers the Series A Shares and ordinary shares as call options on the Company’s equity value, with strike prices based on the

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

liquidation preference of the Series A Shares. The main inputs to this model include equity value of the Company, exercise values, expected volatility, expected time to expiration and risk free interest rate.

The following table summarizes the Group’s financial instruments measured at fair value on recurring basis:

		Fair Value Measurement at Reporting Date Using
		Quoted Prices in Active Market for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12/31/2007	(Level 1)	(Level 2)	(Level 3)
		$	$	$
Trading Securities	158,926	158,926	—	—
Derivative Liabilities	354,000	—	—	354,000

Total	512,926	158,926	—	354,000

	12/31/2008
Trading Securities	—	—	—	—
Derivative Liabilities	1,711,000	—	—	1,711,000

Total	1,711,000	—	—	1,711,000

	12/31/2009
Trading Securities	89,456	89,456	—	—
Derivative Liabilities	2,507,500	—	—	2,507,500

Total	2,596,956	89,456	—	2,507,500

The following table summarizes the movements of the balance of derivative liabilities:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Derivative liabilities
Beginning balance	147,500	354,000	1,711,000
Loss on change in fair value of derivatives liabilities	206,500	1,357,000	796,500

Ending balance	354,000	1,711,000	2,507,500

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Share-Based Compensation

The following table presents the Company’s share-based compensation expense by type of award:

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Share options	—	9,466	133,612
Non-vested restricted shares	255,280	783,000	783,000
Repurchase of shares	152,500	—	—

Total share-based compensation	407,780	792,466	916,612

Share Options:

During the year ended December 31, 2008, the Company adopted the Noah Holdings Limited Share Incentive Plan (the “Noah Plan”), which allows the Company to offer a variety of share-based incentive awards to the Group’s employees, officers, directors and individual consultants who render services to the Group. Under the Noah Plan, the maximum number of shares that may be issued shall not exceed 8% of the shares in issue on the date the offer of the grant of an option is made. Options have a ten-year life and generally vest 25% on the first anniversary of the grant date with the remaining 75% vesting ratably over the following 36 months.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2008 and 2009 was $1.72 and $3.98 per share, respectively. The Group recorded compensation expense of nil, $9,466 and $133,612 for the years ended December 31, 2007, 2008 and 2009, respectively. There were no options exercised during the years ended December 31, 2007, 2008 and 2009, respectively.

The Group uses the Black-Scholes pricing model and the following assumptions to estimate the fair value of the options granted:

	2008	2009
Average risk-free rate of return	4.54%	4.14%
Expected life of option	6 years	6 years
Average estimated volatility rate	32.6%	45.1%
Average dividend yield	0.00%	0.00%

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The following table summarizes option activity under the Noah Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value of Options
		$		$
Outstanding, as of January 1, 2009	60,000	1.12	9.7 years	196,800
Granted	130,000	1.12
Exercised	—	—
Forfeited	—	—
Outstanding, as of December 31, 2009	190,000	1.12	9.0 years	1,092,500
Vested and expected to vest as of December 31, 2009	170,000	1.12	9.0 years	977,500
Exercisable as of December 31, 2009	20,000	1.12	8.6 years	115,000

As of December 31, 2009, there was $477,918 of total unrecognized compensation expense related to unvested share options granted under the Noah Plan, which is expected to be recognized over a weighted-average period of 3.1 years.

Non-vested Restricted Shares:

On September 3, 2007, concurrent with the issuance of Series A Shares, the Company repurchased 900,000 ordinary shares from the Company’s Chairman and CEO, for $400,000. The Group recorded compensation expense of $152,500 during the year ended December 31, 2007, representing the difference between the fair value of the ordinary shares and the repurchase price.

In addition, four of the Founders, who are also key members of Group management, entered into an arrangement whereby all of their 10,800,000 ordinary shares became subject to transfer restrictions. In addition, such shares are subject to repurchase by the Company or, in certain circumstances, the holders of Series A Shares, upon voluntary or involuntary termination of employment by those Founders (the “Repurchase Right”). The Repurchase Right terminates over the four years, commencing September 3, 2007 in the following manner: (i) 25% on the first anniversary of Series A offering; (ii) for the remaining 75%, in 36 equal monthly instalments thereafter. The repurchase price is the par value of the ordinary shares. Those Founders retain the voting rights of such non-vested restricted shares and any additional securities or cash received as the result of ownership of such shares, such as a share dividend, become such to restriction in the same manner. This arrangement has been accounted for as a reverse stock split followed by the grant of a restricted stock award under a performance-based plan. Accordingly, the Group measured the fair value of the non-vested restricted shares as of September 3, 2007 and is recognizing the amount as compensation expense over the four year deemed service period using a graded vesting attribution model for each separately vesting portion of the non-vested restricted shares.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

A summary of non-vested restricted share activity during the year ended December 31, 2009 is presented below:

Non-vested restricted shares	Number of non-vested restricted shares	Weighted-average grant-date fair value
		$
Non-vested as of January 1, 2009	7,425,000	0.29
Vested	2,700,000	0.29
Non-vested as of December 31, 2009	4,725,000	0.29

The total fair value of non-vested restricted shares vested in 2007, 2008 and 2009 was nil, $978,750 and $783,000, respectively.

As of December 31, 2009, there was $1,310,721 of total unrecognized compensation expense related to non-vested restricted shares. That cost is expected to be recognized over a weighted-average period of 1.7 years.

The weighted-average grant-date fair value of non-vested restricted shares granted during the year ended December 31, 2007 was $0.29 per share. The Company recorded compensation expense of $255,280, $783,000 and $783,000 for the years ended December 31, 2007 and 2008 and 2009, respectively, related to non-vested restricted shares.

The process used to estimate the fair value of the Company’s ordinary shares is described in Note 10.

12. Employee Benefit Plans

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits were $31,891, $279,179 and $627,921 for the years ended December 31, 2007, 2008 and 2009, respectively. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

13. Distribution of Profits

Pursuant to the relevant laws and regulations in the PRC applicable to foreign-investment corporations and the Articles of Association of the Group’s PRC subsidiaries, the Group is required to maintain a statutory reserve (“PRC statutory reserve”): a general reserve fund, which is non-distributable. The Group’s PRC subsidiaries are required to transfer 10% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of their registered capital. At their discretion, the PRC subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase capital. PRC regulations currently permit payment of dividends only out of the Group’s PRC subsidiaries’ accumulated profits as determined in accordance with PRC accounting standards and regulations. The general reserve fund amounted to $244,330, $477,254 and $1,073,926

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

as of December 31, 2007, 2008 and 2009, respectively. The Group has not allocated any of its after-tax profits to the staff welfare and bonus funds for any period presented.

In addition, the share capital of the Company’s PRC subsidiaries of $7,476,898, $7,476,898 and $7,476,898 as of December 31, 2007, 2008 and 2009, respectively, was considered restricted due to restrictions on the distribution of share capital.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $7,721,228, $7,954,152 and $8,550,824 as of December 31, 2007, 2008 and 2009, respectively.

In March 2007, Noah Investment declared and paid a $624,141 cash dividend to the Founders. No dividends were declared in 2008 or 2009.

14. Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

Prior to 2010, the Group had four reporting segments: (1) Headquarters, (2) Shanghai office, (3) Yangtze River delta offices other than Shanghai and (4) other offices.

In 2010, the Group modified the operating segment information reviewed by CODM whereby the CODM only reviews the consolidated results of operations. The Group believes it operates in a sole segment, which is value-added, independent wealth management consulting services. Segment information for all prior periods has been restated to reflect the current segment reporting structure.

Service Lines

Details of revenue by type of service are as follows:

	Years Ended December 31
	2007	2008	2009
	$	$	$
One-time commissions	3,092,379	6,478,625	11,443,762
Recurring services fee	117,170	1,899,151	3,120,470

Net revenues	3,209,549	8,377,776	14,564,232

Substantially all of the Group’s revenues are derived from, and its assets are located in, the PRC.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

15. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
Tianjin Sequoia Capital Investment Fund (limited partnership).	Affiliate of shareholder of the Company
Sequoia Capital Investment Management (Tianjin) Co., Ltd.	Affiliate of shareholder of the Company

During the years ended December 31, 2007, 2008 and 2009, significant related party transactions were as follows:

(1)	Affiliate of shareholder of the Company

	Years Ended December 31
	2007	2008	2009
	$	$	$
One-time commissions — Tianjin Sequoia Capital Investment Fund (limited partnership) .	—	540,980	—
Recurring services fee — Sequoia Capital Investment Management (Tianjin) Co., Ltd.	—	503,967	1,145,535

Total	—	1,044,947	1,145,535

(2)	Shareholders

Subscription receivables represent the par value of ordinary shares issued to shareholder of $3,150, $4,838 and $6,188 as of December 31, 2007, 2008 and 2009, respectively. The receivables are interest free and have no set due date. Such subscription receivables were waived by the Company as of June 30, 2010.

16. Commitments and Contingencies

(a) Operating Leases

The Group leases its facilities under noncancelable operating leases expiring at various dates through the year 2011.

Noah Holdings Limited

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2007, 2008 and 2009

(In U.S. dollars, except for share and per share data, unless otherwise stated)

Future minimum lease payments under non-cancelable operating lease agreements at December 31, 2009 were as follows:

Year Ending December 31	$
2010	1,055,036
2011	623,737

Total	1,678,773

Rental expenses were $170,073, $953,677 and $1,290,100 during the years ended December 31, 2007, 2008 and 2009, respectively.

(b) Purchase Commitments

As of December 31, 2009, the Group’s commitments related to leasehold improvements amount to $92,264 which is expected to be incurred within one year.

17. SUBSEQUENT EVENTS

In March 2010, the board of directors of the Company granted options for the purchase of 639,000 shares to certain employees and senior management at an exercise price of $5.58 per share. These options vest on four years of continuous service. The Company expects to recognize $2.5 million in compensation expense ratably over the four year vesting period.

In May 2010, the Group injected RMB2.5 million (approximately $0.36 million) into Tianjin Gefeixin Equity Investment partnership (limited partnership) (“Tianjin Gefeixin”), a newly established equity fund in the PRC, in exchange for a 1% equity interest. The Group will act as the general partner of Tianjin Gefeixin.

In June 2010, the Series A Shares were modified to remove the option to settle the Series A Shares at fair value and permit redemption only at the issue price plus a compounded 5% return per annum. All other terms remained the same. As a result of the modification, the Group determined that the Conversion Feature and Put Option (Note 9), could no longer be net settled and, as such would no longer meet all the required criteria to be accounted for as embedded derivatives. Accordingly, the Group derecognized the compound derivative by reclassifying the fair value of the derivative liabilities as of the modification date of $2,153,500 to additional paid-in-capital as the Group deemed the modification to be a transaction among shareholders. In addition, the Repurchase Right (Note 11) was removed. As a result, unrecognized share-based compensation of $919,221 as of the modification date was immediately recognized as an expense in the consolidated statements of operations.

Additional Information — Financial Statement Schedule I

Noah Holdings Limited

Financial Information of Parent Company

Balance Sheets

(In U.S. dollars)

	As of December 31,
	2007	2008	2009
	$	$	$
Assets
Current assets:
Cash and cash equivalents	4,624	4,024	24,561

Total current assets	4,624	4,024	24,561
Investment in subsidiaries	4,875,691	6,987,178	12,327,248

Total Assets	4,880,315	6,991,202	12,351,809

Liabilities, Mezzanine Equity and Equity
Other current liabilities	10,200	10,200	—
Derivative liabilities	354,000	1,711,000	2,507,500

Total Liabilities	364,200	1,721,200	2,507,500

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.001 par value per share): 2,950,000 shares authorized, 2,950,000 shares issued and outstanding as of December 31, 2007, 2008 and 2009, respectively (liquidation value $5,850,000 at December 31, 2009)	3,963,575	4,161,754	4,369,842

Equity:
Ordinary shares ($0.0005 par value): 94,100,000 shares authorized, 6,300,000, 9,675,000 and 12,375,000 shares issued and outstanding, as of December 31, 2007, 2008 and 2009, respectively	3,150	4,838	6,188
Additional paid-in capital	378,141	1,170,607	2,087,219
Subscription receivables	(3,150)	(4,838)	(6,188)
Retained earnings (accumulated deficit)	155,449	(444,808)	2,995,517
Accumulated other comprehensive income	18,950	382,449	391,731

Total Equity	552,540	1,108,248	5,474,467

Total Liabilities, Mezzanine Equity and Equity	4,880,315	6,991,202	12,351,809

Additional Information — Financial Statement Schedule I

Noah Holdings Limited

Financial Information of Parent Company

Statements of Operations

(In U.S. dollars)

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Total revenues	—	—	31,292
General and administrative expenses	(413,356)	(793,066)	(917,167)

Loss from operations	(413,356)	(793,066)	(885,875)
Loss on change in fair value of derivative liabilities	(206,500)	(1,357,000)	(796,500)

Income before taxes and equity in earnings of affiliates	(619,856)	(2,150,066)	(1,682,375)
Income tax expense	—	—	—
Equity in earnings of affiliates	965,899	1,747,988	5,330,788

Net income (loss) attributable to Noah shareholders	346,043	(402,078)	3,648,413
Deemed dividend on Series A convertible redeemable preferred shares	(211,075)	(198,179)	(208,088)

Net income (loss) attributable to ordinary shareholders	134,968	(600,257)	3,440,325

Additional Information — Financial Statement Schedule I

Noah Holdings Limited

Financial Information of Parent Company

Statements of Cash Flows

(In U.S. dollars)

	Years Ended December 31,
	2007	2008	2009
	$	$	$
Cash flows from operating activities:
Net income (loss) attributable to Noah shareholders	346,043	(402,078)	3,648,413
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	407,780	792,466	916,612
Income from equity in earnings of affiliates	(965,899)	(1,747,988)	(5,330,788)
Loss on change in fair value of derivative liabilities	206,500	1,357,000	796,500
Changes in operating assets and liabilities:
Other current liabilities	10,200	—	(10,200)

Net cash provided by (used in) operating activities	4,624	(600)	20,537

Cash flows from investing activities:
Investment in affiliates	(3,500,000)	—	—

Net cash used in investing activities	(3,500,000)	—	—

Cash flows from financing activities:
Proceeds from issuance of Series A convertible redeemable preferred shares	3,900,000	—	—
Repurchase of ordinary shares	(400,000)	—	—

Net cash provided by financing activities	3,500,000	—	—

Net increase (decrease) in cash and cash equivalents	4,624	(600)	20,537
Cash and cash equivalents at the beginning of the year	—	4,624	4,024

Cash and cash equivalents at the end of the year	4,624	4,024	24,561

Additional Information — Financial Statement Schedule I

Noah Holdings Limited

Financial Information of Parent Company

Note to Schedule I

Schedule I has been provided pursuant to the requirements of Rules 12-04(a) and 5-04-(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented as the restricted net assets of the Company’s subsidiaries not available for distribution to the Company as of December 31, 2009 of $8,550,824, exceeded 25 percent of consolidated net assets as of December 31, 2009. The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries.

Noah Holdings Limited

Unaudited Condensed Consolidated Balance Sheet

(In U.S. dollars except for share data)

	As of June 30, 2010
	$	$
		(pro forma Note 2)
Assets
Current assets:
Cash and cash equivalents	17,052,110	17,052,110
Short-term investments	3,295,587	3,295,587
Accounts receivable, net of allowance for doubtful accounts of nil at June 30, 2010	237,225	237,225
Other current assets	906,591	906,591
Deferred tax assets	61,080	61,080
Amounts due from related parties	800,028	800,028

Total current assets	22,352,621	22,352,621
Other non-current assets	330,980	330,980
Investment in affiliates	362,498	362,498
Property and equipment, net	713,687	713,687

Total Assets	23,759,786	23,759,786

Liabilities, Mezzanine Equity and Equity
Current liabilities:
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIEs without recourse to Noah Holdings Limited of 118,660 as of June 30, 2010)	1,997,027	1,997,027
Income taxes payable (including income taxes payable of the consolidated VIEs without recourse to Noah Holdings Limited of 343,041 as of June 30, 2010)	1,550,009	1,550,009
Other current liabilities (including other current liabilities of the consolidated VIEs without recourse to Noah Holdings Limited of 5,674,488 as of June 30, 2010)	1,186,440	1,186,440

Total current liabilities	4,733,476	4,733,476
Uncertain tax position liabilities (including uncertain tax position liabilities of the consolidated VIEs without recourse to Noah Holdings Limited of 1,229,968 as of June 30, 2010)	1,229,968	1,229,968

Total Liabilities	5,963,444	5,963,444

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.001 par value): 2,950,000 shares authorized, 2,950,000 shares issued and outstanding as of June 30, 2010 (liquidation value $5,850,000 at June 30, 2010)	4,478,190	—

Equity:
Ordinary shares ($0.0005 par value): 94,100,000 shares authorized, 17,100,000 shares issued and outstanding as of June 30, 2010	8,550	11,500
Additional paid-in capital	5,794,601	10,269,841
Retained earnings	7,031,403	7,031,403
Accumulated other comprehensive income	483,598	483,598

Total Equity	13,318,152	17,796,342

Total Liabilities, Mezzanine Equity and Equity	23,759,786	23,759,786

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Noah Holdings Limited

Unaudited Condensed Consolidated Statements of Operations

(In U.S. dollars except for share data)

	Six Months Ended June 30,
	2009	2010
	$	$
Revenues:
Third-party revenues	5,550,526	12,629,495
Related party revenues	580,194	1,868,203

Total revenues	6,130,720	14,497,698
Less: business taxes and related surcharges	(321,021)	(839,713)

Net revenues	5,809,699	13,657,985

Operating cost and expenses:
Cost of revenues	(974,507)	(2,176,494)
Selling expenses	(967,790)	(2,550,719)
General and administrative expenses	(2,067,478)	(3,780,210)
Other operating income	120,181	112,473

Total operating cost and expenses	(3,889,594)	(8,394,950)

Income from operations	1,920,105	5,263,035

Other income (expenses):
Interest income	20,397	44,095
Other expense	(9,601)	(24,382)
Investment income	13,619	158,800
Gain (loss) on change in fair value of derivative liabilities	(619,500)	354,000

Total other income (expenses)	(595,085)	532,513

Income before taxes and loss from equity in affiliates	1,325,020	5,795,548
Income tax expense	(430,271)	(1,643,998)
Loss from equity in affiliates	—	(7,316)

Net income attributable to Noah Shareholders	894,749	4,144,234
Deemed dividend on Series A convertible redeemable preferred shares	(104,044)	(108,348)

Net income attributable to ordinary shareholders	790,705	4,035,886

Net income per share:
Basic	0.05	0.21
Diluted	0.03	0.16
Weighted average number of shares used in computation:
Basic	10,440,124	13,140,124
Diluted	16,731,220	17,074,405
Pro forma net income per share (note 2):
Basic		0.20
Diluted		0.16
Weighted average number of shares used in computation — unaudited:
Basic		19,040,124
Diluted		22,974,405

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Noah Holdings Limited

Unaudited Condensed Consolidated Statements of Changes in Equity and Comprehensive Income

(In U.S. dollars except for share data)

	Ordinary Shares		Additional Paid-in Capital	Subscription Receivables	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Equity	Total Comprehensive Income
	Shares	$	$	$	$	$	$	$
Balance at December 31, 2008	9,675,000	4,838	1,170,607	(4,838)	(444,808)	382,449	1,108,248	—
Net income	—	—	—	—	894,749	—	894,749	894,749
Deemed dividend on Series A convertible redeemable preferred shares	—	—	—	—	(104,044)	—	(104,044)
Share-based compensation	—	—	447,488	—	—	—	447,488
Vesting of restricted shares	1,350,000	675	—	(675)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	116,121	116,121	116,121

Balance at June 30, 2009	11,025,000	5,513	1,618,095	(5,513)	345,897	498,570	2,462,562	1,010,870

Balance at December 31, 2009	12,375,000	6,188	2,087,219	(6,188)	2,995,517	391,731	5,474,467	—
Net income	—	—	—	—	4,144,234	—	4,144,234	4,144,234
Deemed dividend on Series A convertible redeemable preferred shares		—	—	—	(108,348)	—	(108,348)	—
Share-based compensation	—	—	1,562,432	—	—	—	1,562,432	—
Vesting of restricted shares	4,725,000	2,362	—	(2,362)	—	—	—	—
Modification of Series A Shares	—	—	2,153,500	—	—	—	2,153,500	—
Waiver of subscription receivables	—	—	(8,550)	8,550	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	91,867	91,867	91,867

Balance at June 30, 2010	17,100,000	8,550	5,794,601	—	7,031,403	483,598	13,318,152	4,236,101

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Noah Holdings Limited

Unaudited Condensed Consolidated Statements of Cash Flows

(In U.S. dollars)

	Six Months Ended June 30,
	2009	2010
	$	$
Cash flows from operating activities:
Net income attributable to Noah shareholders	894,749	4,144,234
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	62,089	156,697
Share-based compensation	447,488	1,562,432
Loss from equity in affiliates	—	7,316
Held-to-maturity investment income	—	(102,925)
Gain on change in fair value of trading securities	(13,619)	(55,875)
Gain (loss) on change in fair value of derivative liabilities	619,500	(354,000)
Changes in operating assets and liabilities:
Accounts receivable	30,305	(978,233)
Other current assets	(190,374)	(301,147)
Other non-current assets	24,462	(46,542)
Accrued payroll and welfare expenses	(36,050)	389,044
Income taxes payable	434,089	1,433,638
Other current liabilities	49,087	230,365
Deferred tax assets	47,417	—
Purchases of trading securities	(87,826)	(15,875,634)
Proceeds from sale of trading securities	13,622	16,020,964

Net cash provided by operating activities	2,294,939	6,230,334

Cash flows from investing activities:
Purchases of property and equipment	(447)	(375,097)
Proceeds from sale of held-to-maturity securities	—	1,464,515
Purchase of held-to-maturity securities	(1,394,091)	(2,111,850)
Investment in affiliates	—	(369,814)

Net cash used in investing activities	(1,394,538)	(1,392,246)

Cash flows from financing activities:
Net cash provided by financing activities	—	—

Effect of exchange rate changes	116,535	98,251

Net increases in cash and cash equivalents	1,016,936	4,936,339
Cash and cash equivalents — beginning of the year	7,731,424	12,115,771

Cash and cash equivalents — end of the year	8,748,360	17,052,110

Supplemental disclosure of cash flow information:
Cash paid for income taxes	169,070	214,285
Reclassification of derivative liabilities to additional paid-in capital upon modification of Series A Shares	—	2,153,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities

Noah Holdings Limited (“Company”) was incorporated on June 29, 2007 in the Cayman Islands by six individuals (the “Founders”). The Company, through its subsidiaries and consolidated variable interest entity (“VIE”) (collectively, the “Group”), is a value-added independent wealth management consulting service provider focusing on the high net worth population in the People’s Republic of China (“PRC”).

The Company’s subsidiaries as of June 30, 2010 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Noah Rongyao	August 24, 2007	PRC	100%
Shanghai Noah Yuanzheng Investment Consulting Co., Ltd	April 18, 2008	PRC	100%
Tianjin Noah Private Wealth Management Consulting Co., Ltd	December 26, 2008	PRC	100%
Tianjin Gefei Asset Management Co., Ltd. (“Tianjin Gefei”)	March 18, 2010	PRC	100%

Noah Investment’s subsidiaries as of June 30, 2010 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Shanghai Noah Investment Consulting Co., Ltd	September 29, 2007	PRC	100%
Shanghai Rongyao Insurance Broker Co., Ltd	September 24, 2008	PRC	100%

2. Summary of Principal Accounting Policies

(a) Basis of Presentation

The unaudited condensed consolidated financial statements included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, regarding interim financial reporting, and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Company’s consolidated financial statements as of and for the three years in the period ended December 31, 2009.

(b) Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries and consolidated VIE. All inter-company transactions and balances have been eliminated upon consolidation.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The following amounts of Noah Investment and its subsidiaries were included in the Group’s unaudited condensed consolidated financial statement as of June 30, 2010, respectively:

As of June 30, 2010
$
Total assets	19,497,226
Total liabilities	7,366,156

	Six Months Ended June 30,
	2009	2010
	$	$
Net revenues	3,836,736	2,433,025
Operating cost and expenses	2,239,175	1,373,136
Other income (expenses)	282,562	235,096
Net income attributable to Noah Shareholders	2,802,938	950,652
Cash flows from (used in) operating activities	743,604	(103,839)
Cash flows used in investing activities	849,612	1,041,828
Cash flows from financing activities	—	—

(c) Concentration of Credit Risk

The following table summarizes customers which accounted for 10% or more of total revenues.

	Revenue
	Six Months Ended June 30,
	2009	2010
	$	$
A	862,829		*
B	746,400		*
C	615,145		*
D	614,682		*

*	Less than 10% in the stated periods.

(d) Investments in Affiliates

Affiliated companies are entities over which the Group has significant influence, but which it does not control. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group’s share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its shares of post-acquisition movements in other comprehensive income are recognized in other comprehensive income. Unrealized gains on transactions between the Group and its affiliated companies are eliminated to the extent of the Group’s interest in the affiliated companies; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group’s share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company. An impairment loss is recorded when there has been a loss in value of the investment that is other than temporary. The Group has not recorded any impairment losses in any of the periods reported.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

(e) Internal-use Software

Certain direct development costs associated with internal use software are capitalized and mainly include payroll costs for employees devoting time to the software projects principally related to software coding, system interface design and installation and software testing. The capitalized costs are amortized using the straight-line method over an estimated life of two to four years, from the date when the asset is substantially ready for use. Costs related to preliminary project activities and post implementation activities are expensed as incurred.

(f) Recently issued accounting pronouncement

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718); Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades”. The objective of this ASU is to address the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, provides guidance on the classification of a share-based payment award as either equity or a liability. A share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. This ASU is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2010. The Group does not believe the adoption of the ASU would have a material impact on its consolidated financial statements.

(g) Unaudited Pro Forma Information

The pro forma balance sheet information as of June 30, 2010 assumes the conversion upon completion of the initial public offering of all convertible preferred shares outstanding as of June 30, 2010 into ordinary shares.

(h) Unaudited Pro Forma Net Income per Share

Pro forma basic and diluted net income per share is computed by dividing income attributable to holders of ordinary shares, excluding the impact of deemed dividends on convertible redeemable preferred shares and loss on change in fair value of derivative liabilities, by the weighted average number of ordinary shares outstanding for the period plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible redeemable preferred shares upon consummation of IPO at the conversion ratio of 1:2.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

3. Net Income per Share

The following table sets forth the computation of basic and diluted net income per share attributable to common shareholders:

	Six Months Ended June 30,
	2009	2010
Net income attributable to ordinary shareholders	$790,705	$4,035,886
Less: amounts allocated to Series A convertible redeemable preferred shares for participating rights to dividends	(290,203)	(1,251,176)

Net income attributable to ordinary shareholders — basic and diluted	$500,502	$2,784,710

Weighted average number of ordinary shares outstanding — basic	10,440,124	13,140,124
Plus: share options	28,876	101,829
Plus: non-vested restricted shares	6,262,220	3,832,452

Weighted average number of ordinary shares outstanding — diluted	16,731,220	17,074,405

Basic net income per share	$0.05	$0.21
Diluted net income per share	$0.03	$0.16

Diluted net income per share does not include the following instrument as its inclusion would be antidilutive:

	Six Months Ended June 30,
	2009	2010
Series A convertible redeemable preferred shares	5,900,000	5,900,000

	5,900,000	5,900,000

Pro forma earnings per share:

Six Months ended June 30, 2010

Net income attributable to ordinary shareholders . . . . . . . . . . . . . .	$4,035,886
Plus: deemed dividends to Series A convertible redeemable preferred shares	108,348
Less: Gain on change in fair value of derivative liabilities	354,000

Pro forma net income attributable to ordinary shareholders — basic and diluted	$3,790,234

Shares used in computation — basic . . . . . . . . . . . . . . . . . . . . . . .	13,140,124
Plus: Series A convertible redeemable preferred shares . . . . . . . . . . . . . .	5,900,000

Pro forma weighted-average ordinary shares outstanding — basic . . . . . . . .	19,040,124
Plus: share options	101,829
Plus: non-vested restricted shares . . . . . . . . . . . . . . . . . . . . . . . .	3,832,452

Pro forma weighted-average ordinary shares outstanding — diluted . . . . . . . .	22,974,405

Pro forma net income per share — basic	$0.20

Pro forma net income per share — diluted	$0.16

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments

The following table summarizes the Group’s investment balances:

As of June 30, 2010
$
Held-to-maturity securities	3,295,587

Total	3,295,587

As of June 30, 2010, the Group’s held-to-maturity securities consist of trust fund securities carried at amortized cost and are due within one year. The Group recorded interest receivable from the trust fund of $92,271 and investment income of $102,925 as of and for the six months ended June 30, 2010. The Group did not purchase any held-to-maturity securities for first half of 2009 and no investment income was recognized for the six months ended June 30, 2009.

5. Property and Equipment, Net

Property and equipment, net consists of the following:

As of June 30, 2010
$
Leasehold improvements	451,450
Furniture, fixtures and equipment	658,156
Motor vehicles	153,384

Total	1,262,990
Less: Accumulated depreciation	549,303

Property and equipment, net	713,687

Depreciation expense was $62,089 and $156,697 for the six months ended June 30, 2009 and 2010, respectively.

7. Investment in Affiliates

In May 2010, Tianjin Gefei injected RMB2.5 million (approximately $0.36 million) out of a total investment commitment of RMB5.0 million (approximately $0.7 million) into Tianjin Gefeixin Equity Investment partnership (limited partnership) (“Tianjin Gefeixin”), a newly established equity fund in PRC. It is intended that Tianjin Gefei will own 1% of the equity interest in Tianjin Gefeixin. As of June 30, 2010, Tianjin Gefei has not fully injected the remaining RMB2.5 million capital commitment. Tianjin Gefei acts as the general partner of Tianjin Gefeixin. As the limited partners have substantive kick-out rights, the Group accounts for this investment using the equity method of accounting as it still maintains significant influence, but not control, over Tianjin Gefeixin. The Group’s share of affiliate results were immaterial during the six months ended June 30, 2010.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

8. Income Taxes

The tax expense (benefit) comprises:

	Six Months Ended June 30,
	2009	2010
	$	$
Current Tax	422,274	1,643,998
Deferred Tax	7,997	—

Total	430,271	1,643,998

The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the guidance on accounting for income taxes in an interim period. As the year progresses, the Group refines the estimates of the year’s taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

The Group’s effective tax rate for the six-month periods ended June 30, 2009 and 2010 was 32.47% and 28.36%, respectively.

The movement of the Group’s uncertain tax positions is summarized as follows:

$
Unrecognized tax benefit — December 31, 2009	1,223,250
Gross increases — tax positions in current period	—
Settlements	—
Exchange rate translation	6,718

Unrecognized tax benefit — June 30, 2010	1,229,968

9. Series A Convertible Redeemable Preferred Shares (“Series A Shares”)

Prior to June 2010, the redemption provisions of the Series A Shares permitted the holder to redeem the Series A Shares at a redemption price per share equal to the greater of: (1) issue price plus a compounded 5% return per annum, or (2) the fair market value of the Series A Shares. The ability to redeem the Series A Shares at fair market value provided a means to net settle the Conversion Feature and Put Option. As such, the Conversion Feature and Put Option were combined as a compound derivative, bifurcated from the Series A Shares and recognized at fair value. In June 2010, the aforementioned redemption provision was modified to remove the option to settle the Series A Shares at fair value and permit redemption only at the issue price plus a compounded 5% return per annum. All other terms remained the same. As a result of the modification, the Group determined that the Conversion Feature and Put Option could no longer be net settled and, as such, would no longer meet all the required criteria to be accounted for as embedded derivatives. Accordingly, the Group derecognized the compound derivative by reclassifying the fair value of the derivative liability as of the modification date of $2,153,500 to additional paid-in-capital as the Group deemed the modification to be a transaction among shareholders.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

The Group recorded expense (income) associated with the increase (decrease) in the fair value of the compound derivative of $619,500 and ($354,000) during the six months ended June 30, 2009 and 2010, respectively.

During the six months ended June 30, 2009 and 2010, the Group recognized deemed dividends of $104,044 and $108,348, respectively, which reflects the accretion of the redemption value of the Series A Shares, or the 5% redemption rate.

10. Fair Value Measurements

The Company did not have any assets or liabilities measured at fair value on a non-recurring basis during the six months ended June 30, 2010.

The following table summarizes the movements of the balance of derivative liabilities which are classified as level 3 fair value measurements:

	Six Months Ended June 30,
	2009	2010
	$	$
Derivative liabilities
Beginning balance	1,711,000	2,507,500
Gain on change in fair value of derivatives liabilities	619,500	(354,000)
Derecognition upon modification	—	(2,153,500)

Ending balance	2,330,500	—

The Group believes the fair value of its financial instruments, principally cash and cash equivalents, accounts receivable, short-term investments and due from related parties approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

11. Share-Based Compensation

The following table presents the Company’s share-based compensation expense by type of award:

	Six Months Ended June 30,
	2009	2010
	$	$
Share options	55,988	251,711
Non-vested restricted shares	391,500	1,310,721

Total share-based compensation	447,488	1,562,432

Share Options:

During the year ended December 31, 2008, the Company adopted the Noah Holdings Limited Share Incentive Plan (the “Noah Plan”), which allows the Company to offer a variety of share-based incentive awards

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

to the Group’s employees, officers, directors and individual consultants who render services to the Group. Under the Noah Plan, the maximum number of shares that may be issued shall not exceed 8% of the shares in issue on the date the offer of the grant of an option is made. Options have a ten-year life and generally vest 25% on the first anniversary of the grant date with the remaining 75% vesting ratably over the following 36 months.

On March 11, 2010, the Company granted 639,000 options to purchase its ordinary shares to certain of the Group’s employees, at an exercise price of $5.58 per share pursuant to the Noah Plan.

The Group used the Black-Scholes pricing model and the following assumptions to estimate the fair value of the options granted:

Average risk-free rate of return	3.19%
Expected life of option	10 years
Average estimated volatility rate	48.8%
Average dividend yield	0.00%

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2009 and 2010 was $3.98 and $3.95 per share, respectively. There were no options exercised during the six months ended June 30, 2009 and 2010, respectively.

A summary of option activities under the Noah Plan as of and for the six months ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value of Options
		$		$
Outstanding, as of January 1, 2010	190,000	1.12
Granted	639,000	5.58
Outstanding, as of June 30, 2010	829,000	4.56	9.4 years	2,928,190
Vested and expected to vest as of June 30, 2010	760,875	4.87	9.5 years	2,453,359
Exercisable as of June 30, 2010	68,125	1.12	8.5 years	474,831

As of June 30, 2010, there was $2,524,395 of total unrecognized compensation expense related to unvested share options granted under the Noah Plan, which is expected to be recognized over a weighted-average period of 3.5 years.

Non-vested Restricted Shares:

On September 3, 2007, concurrent with the issuance of Series A Shares, the Company repurchased 900,000 ordinary shares from Wang Jingbo, the Group’s Chairman and CEO, for $400,000. The Group recorded compensation expense of $152,500 during the year ended December 31, 2007, representing the difference between the fair value of the ordinary shares and the repurchase price.

In addition, four of the Group’s Founders, who are also key members of Group management, entered into an arrangement whereby all of their 10,800,000 ordinary shares became subject to transfer restrictions. In addition, such shares are subject to repurchase by the Company or, in certain circumstances, the holders of Series A

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

Shares, upon voluntary or involuntary termination of employment by the Founders (the “Repurchase Right”). The Repurchase Right terminates over the four years, commencing September 3, 2007 in the following manner: (i) 25% on the first anniversary of Series A offering; (ii) for the remaining 75%, in 36 equal monthly instalments thereafter. The repurchase price is the par value of the ordinary shares. The Founders retain the voting rights of such non-vested restricted shares and any additional securities or cash received as the result of ownership of such shares, such as a share dividend, become such to restriction in the same manner. This arrangement has been accounted for as a reverse stock split followed by the grant of a restricted stock award under a performance-based plan. Accordingly, the Group measured the fair value of the non-vested restricted shares as of September 3, 2007 and is recognizing the amount as compensation expense over the four year deemed service period using a graded vesting attribution model for each separately vesting portion of the non-vested restricted shares.

In June 2010, the Repurchase Right was removed and the unrecognized share-based compensation of $919,221 as of the modification date was immediately recognized as an expense in the consolidated statements of operations.

A summary of non-vested restricted share activity during the six months ended June 30, 2010 is presented below:

Non-vested restricted shares	Number of non-vested restricted shares	Weighted-average grant-date fair value
		$
Non-vested as of January 1, 2009	4,725,000	0.29
Vested from January 1, 2010 to June 30, 2010	1,350,000	0.29
Vested on June 30, 2010 due to removal of vesting condition	3,375,000	0.29
Non-vested as of June 30, 2010	—	—

The total fair value of non-vested restricted shares vested during the six months ended June 30, 2010 was $1,370,250.

The Company recorded compensation expense of $391,500 and $1,310,721 during the six months ended June 30, 2009 and 2010, respectively, related to non-vested restricted shares.

12. Employee Benefit Plans

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits were $153,034 and $295,279 during the six months ended June 30, 2009 and 2010, respectively. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

13. Distribution of Profits

Pursuant to the relevant laws and regulations in the PRC applicable to foreign investment enterprises and the Articles of Association of the Group’s PRC subsidiaries, the Group is required to maintain a statutory reserve (“PRC statutory reserve”): a general reserve fund, which is non-distributable. The Group’s PRC subsidiaries are

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

required to transfer 10% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of their registered capital. At their discretion, the PRC subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase capital. PRC regulations currently permit payment of dividends only out of the Group’s PRC subsidiaries’ accumulated profits as determined in accordance with PRC accounting standards and regulations. The general reserve fund amounted to $1,587,415 as of June 30, 2010. The Group has not allocated any of its after-tax profits to the staff welfare and bonus funds for any period presented.

In addition, the share capital of the Company’s PRC subsidiaries of $7,476,898 as of June 30, 2010 was considered restricted due to restrictions on the distribution of share capital.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $9,064,313 as of June 30, 2010.

No dividends were declared during the six months ended June 30, 2010.

14. Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who reviews consolidated and segment results when making decisions about allocating resources and assessing performance of the Group.

Prior to 2010, the Group had four reporting segments: (1) Headquarters; (2) Shanghai office; (3) Yangtze River delta offices other than Shanghai and (4) other offices. In 2010, the Group modified the operating segment information reviewed by CODM whereby the CODM only reviews the consolidated results of operations. The Group believes it operates in a sole segment, which is value-added, independent wealth management consulting services. Segment information for all prior periods has been restated to reflect the current segment reporting structure.

Service Lines

Details of revenue by type of service are as follows:

	Six Months Ended June 30,
	2009	2010
	$	$
One-time commissions	4,945,428	10,676,719
Recurring Service Fee	864,271	2,981,266

Net revenues	5,809,699	13,657,985

Substantially all of the Group’s revenues are derived from, and its assets are located in, the PRC.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

15. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
Tianjin Sequoia Capital Investment Fund (limited partnership)	Affiliate of shareholder of the Company
Sequoia Capital Investment Management (Tianjin) Co., Ltd.	Affiliate of shareholder of the Company
Tianjin Gefeixin.	Affiliate of shareholder of the Company, Investee of the Company

As of June 30, 2010, due from related parties was comprised of the following:

June 30, 2010
$
Amounts due from related parties -Tianjin Gefeixin	800,028

During the six months period ended June 30, 2009 and 2010, related party transactions were as follows:

	Six Months Ended June 30,
	2009	2010
	$	$
One-time commissions — Tianjin Sequoia Capital Investment Fund (limited partnership)	—	256,339
One-time commissions — Tianjin Gefeixin	—	726,857
One-time commissions — Funds invested by Tianjin Gefeixin	—	203,696
Recurring services fee — Sequoia Capital Investment Management (Tianjin) Co., Ltd.	580,194	565,681
Recurring services fee — Tianjin Gefeixin	—	69,302
Recurring services fee — Funds invested by Tianjin Gefeixin	—	46,328

Total	580,194	1,868,203

16. Commitments and Contingencies

Operating Leases

The Group leases its facilities under noncancelable operating leases expiring at various dates through the year 2015.

Noah Holdings Limited

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Six Months Ended June 30, 2009 and 2010

(In U.S. dollars, except for share and per share data, unless otherwise stated)

Future minimum lease payments under non-cancelable operating lease agreements at June 30, 2010 were as follows:

Period Ending,	$
July 1, 2010 to December 31, 2010	747,940
December 31, 2011	1,161,393
December 31, 2012	832,094
December 31, 2013	196,897
December 31, 2014	19,879

Total	2,958,203

Rental expenses were $538,875 and $928,137 during the six months ended June 30, 2009 and 2010, respectively.

Contingencies

The Group is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Group. The Group does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

17. Subsequent Events

In July 2010, the Company granted 163,300 options under the Noah Plan to certain employees and senior management, having an exercise price of $7.38 and vesting over 4 years. The Company expects to recognize $1.2 million in compensation expense ratably over the four year vesting period.

In October 2010, the Company granted 150,000 restricted shares to replace 150,000 share options previously granted under the Noah Plan. The purchase price of the restricted shares was $5.58 per share, which was the exercise price of the replaced options. The modification did not result in any incremental compensation expense.

On October 11, 2010, the Company granted 7,000 options under the Noah Plan to certain employees, having an exercise price of $7.38 per share and vesting over 4 years.

On October 18, 2010, the Company granted 235,100 options under the Noah Plan to certain employees and senior management, having an exercise price of $19.00 and vesting over 4 years.

Noah delivers to clients a continuum of value-added services that include financial planning, product analysis and recommendation, product and market updates and investor education.

NOAH 諾亞財富®
NOAH PRIVATE WEALTH MANAGEMENT

Noah Holdings Limited

8,400,000 American Depositary Shares

Representing

4,200,000 Ordinary Shares

J.P. Morgan	BofA Merrill Lynch

Oppenheimer & Co.	Roth Capital Partners

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Jing Investors Co., Ltd.	January 6, 2008	7,380,000 ordinary shares	3,690
Quan Investment Co., Ltd.	January 6, 2008	4,500,000 ordinary shares	2,250
Yin Investment Co., Ltd.	January 6, 2008	2,160,000 ordinary shares	1,080
Hua Investment Co., Ltd.	January 6, 2008	1,800,000 ordinary shares	900
Sequoia Entities	January 5, 2008	2,950,000 Series A preferred shares	3,900,000
Executive officers and employees	August 19, 2008	Options to purchase 120,000 ordinary share	Past and future services to our company
Executive officers and employees	March 2, 2009	Options to purchase 130,000 ordinary share	Past and future services to our company
Executive officers and employees	March 11, 2010	Options to purchase 639,000 ordinary share	Past and future services to our company
Executive officers and employees	July 20, 2010	Options to purchase 163,300 ordinary share	Past and future services to our company

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)
Employees	October 11, 2010	Options to purchase 7,000 ordinary share	Past and future services to our company
Executive officers and employees	October 18, 2010	Options to purchase 235,100 ordinary share	Past and future services to our company
An executive officer	October 18, 2010	150,000 restricted ordinary shares	837,000

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on November 3, 2010.

Noah Holdings Limited

By:	/s/ Jingbo Wang
Name:	Jingbo Wang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jingbo Wang	Chairman of the Board of Directors and Chief Executive Officer	November 3, 2010
Jingbo Wang	(principal executive officer)

/s/ Tao Thomas Wu	Chief Financial Officer	November 3, 2010
Tao Thomas Wu	(principal financial and accounting officer)

*	Director	November 3, 2010
Zhe Yin

*	Director	November 3, 2010
Boquan He

*	Director	November 3, 2010
Chia-Yue Chang

*	Director	November 3, 2010
Steve Yue Ji

*By:	/s/ Jingbo Wang
Jingbo Wang, Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Noah Holdings Limited has signed this registration statement or amendment thereto in New York, New York, U.S.A. on November 3, 2010.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name:	Kate Ledyard
Title:	Manager, Law Debenture Corporate Service Inc.

NOAH HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1†	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Amended and Restated Shareholders Agreement between the Registrant and other parties therein dated June 30, 2010

5.1†	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered

8.1†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2†	Opinion of Maples and Calder regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.3†	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters

10.1†	2008 Share Incentive Plan

10.2†	2010 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its Directors and Officers

10.4†	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.5†	English translation of the Exclusive Option Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd. dated September 3, 2007

10.6†	English translation of the Exclusive Support Service Contract between Shanghai Noah Investment Management Co., Ltd. and Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) dated September 3, 2007

10.7†	English translation of the form of Power of Attorney issued by shareholders of Shanghai Noah Investment Management Co., Ltd.

10.8†	English translation of the Share Pledge Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd. dated September 3, 2007

10.9†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Jingbo Wang dated June 25, 2009

10.10†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Zhe Yin dated June 25, 2009

Exhibit Number	Description of Document
10.11†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Boquan He dated June 25, 2009

10.12†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Yan Wei dated June 25, 2009

10.13†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Qianghua Yan dated June 25, 2009

10.14†	English translation of Entrusted Loan Agreement between Shanghai Branch of China Minsheng Bank and Xinjun Zhang dated June 25, 2009

21.1†	Subsidiaries of the Registrant

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4†	Consent of Zhong Lun Law Firm (included in Exhibit 8.3)

23.5†	Consent of Maples and Calder (included in Exhibit 5.1)

23.6†	Consent of Beijing Heading Century Consulting Co., Ltd.

23.7	Consent of May Yihong Wu to become a director

23.8	Consent of Shuang Chen to become a director

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Zhong Lun Law Firm regarding certain PRC legal matters

*	To be filed by amendment.
†	Previously filed